UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒       Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

PharMerica Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PHARMERICA CORPORATION
1901 Campus Place
Louisville, Kentucky 40299

October 3, 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of PharMerica Corporation, a Delaware corporation (the “Company”), which we will hold at the Louisville Marriott Downtown, 280 West Jefferson Street, Louisville, KY 40202, on November 9, 2017, at 9:00 a.m. local time.

At the special meeting, holders of our common stock, par value $0.01 per share (“common stock”), will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of August 1, 2017, by and among the Company, Phoenix Parent Holdings Inc., a Delaware corporation (“Parent”), and Phoenix Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Under the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), and each share of common stock outstanding immediately prior to the effective time of the merger (other than certain shares as set forth in the merger agreement) will be converted into the right to receive an amount in cash equal to $29.25 per share (such amount, the “merger consideration”) without interest and subject to any required tax withholding. If the merger is completed, the Company will become a subsidiary of Parent, an entity which is an affiliate of investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and, at the closing of the merger, Walgreens Boots Alliance, Inc. (“WBA”) will acquire a minority ownership interest in Parent.

The board of directors of the Company (the “board”) unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and authorized the merger agreement and the transactions contemplated thereby, and (iii) resolved to recommend, subject to the provisions of the merger agreement, the adoption of the merger agreement, including the merger, by the stockholders of the Company and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting.

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement.

At the special meeting, stockholders will also be asked to vote on (i) an advisory (non-binding) proposal to approve specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (ii) a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. The board unanimously recommends that the stockholders of the Company vote “FOR” each of these proposals.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, including the annexes and the documents referred to or incorporated by reference in the proxy statement, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock vote in favor of the adoption of the merger agreement. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

While stockholders may exercise their right to vote their shares of common stock in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy card that will enable your shares of common stock to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares of common stock to be voted in accordance with the board’s recommendation, you need only sign, date and return the proxy card in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy card; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of common stock in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of common stock will be represented at the special meeting if you are unable to attend.

If you hold your shares of common stock in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of common stock. Without those instructions, your shares of common stock will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares of common stock, please contact our proxy solicitor, Mackenzie Partners, Inc., toll free at 800-322-2885.

On behalf of the Board of Directors of
PharMerica Corporation,

GREGORY S. WEISHAR
Chief Executive Officer

Louisville, Kentucky
October 3, 2017

Neither the SEC nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 3, 2017 and is first being mailed to stockholders on or about October 3, 2017.

PHARMERICA CORPORATION
1901 Campus Place
Louisville, Kentucky 40299

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of PharMerica Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of PharMerica Corporation, a Delaware corporation (“PharMerica,” the “Company” or “we”), will be held at the Louisville Marriott Downtown, 280 West Jefferson Street, Louisville, KY 40202, at 9:00 a.m. local time on November 9, 2017, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of August 1, 2017, by and among the Company, Phoenix Parent Holdings Inc., a Delaware corporation (“Parent”), and Phoenix Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”);
2.	to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger;
3.	to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and
4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the board.

The holders of record of our common stock, par value $0.01 per share (“common stock”), at the close of business on September 28, 2017, are entitled to receive notice of, and to vote at, the special meeting or at any adjournment thereof. All stockholders are cordially invited to attend the special meeting in person.

The board of directors of the Company (the “board”) unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and authorized the merger agreement and the transactions contemplated thereby, and (iii) resolved to recommend, subject to the provisions of the merger agreement, the adoption of the merger agreement, including the merger, by the stockholders of the Company and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting.

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement, “FOR” the advisory (non-binding) proposal to approve specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock as of the record date is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement each requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of common stock will be represented at the special meeting if you are unable to attend. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If you fail to vote or submit your proxy, the effect will be that your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the vote regarding the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

On behalf of the Board of Directors of
PharMerica Corporation,

GREGORY S. WEISHAR
Chief Executive Officer
Louisville, Kentucky
October 3, 2017

i

Annex

ii

SUMMARY

This summary discusses material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other agreements entered into in connection with the merger. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as any amendments thereto or other related documents filed with the SEC, as this Summary may not contain all of the information that may be important to you. The items in this Summary include page references directing you to a more complete description of that topic in this proxy statement.

Unless stated otherwise or the context otherwise requires, in this proxy statement, all references to:

•	“PharMerica,” the “Company,” “we,” “our,” or “us” refer to PharMerica Corporation, a Delaware corporation;
•	“Parent” refers to Phoenix Parent Holdings Inc., a Delaware corporation;
•	“Merger Sub” refers to Phoenix Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent;
•	“common stock” refers to the Company’s common stock, par value $0.01 per share;
•	the “board” refers to the board of directors of the Company;
•	the “merger agreement” refers to the Agreement and Plan of Merger, dated as of August 1, 2017, as it may be amended from time to time, by and among the Company, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement;
•	the “merger” refers to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation; and
•	the “SEC” refers to the U.S. Securities and Exchange Commission.

The Parties to the Merger Agreement

PharMerica Corporation

PharMerica Corporation is a Delaware corporation. PharMerica is a national provider of institutional pharmacy, specialty infusion and hospital pharmacy management services. PharMerica’s common stock is listed on the New York Stock Exchange, referred to as the “NYSE,” under the symbol “PMC”. See “The Parties to the Merger Agreement—PharMerica Corporation” beginning on page 18 of this proxy statement.

Additional information about PharMerica is contained in our public filings with the SEC that are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 96 of this proxy statement.

Phoenix Parent Holdings Inc. and Phoenix Merger Sub Inc.

Phoenix Parent Holdings Inc. is a Delaware corporation. Phoenix Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and, at the closing of the merger, an affiliate of Walgreens Boots Alliance, Inc. (“WBA”) will acquire a minority ownership interest in Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. See “The Parties to the Merger Agreement—Phoenix Parent Holdings Inc. and Phoenix Merger Sub Inc.” beginning on page 18 of this proxy statement.

The Special Meeting

The special meeting of the stockholders of the Company will be held at the Louisville Marriott Downtown, 280 West Jefferson Street, Louisville, KY 40202, on November 9, 2017, at 9:00 a.m. local time (the “special meeting”).

Proposals to Be Voted on at the Special Meeting

At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement (the “merger proposal”);
•	the proposal to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger (the “compensation proposal”); and
•	the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (the “adjournment proposal”).

Effect of Merger

The merger agreement provides that at the effective time of the merger each outstanding share of common stock (other than shares of common stock held by the Company as treasury stock (other than shares in a Company Plan (as defined in the merger agreement)), any subsidiary of the Company, Parent, any subsidiary of Parent (including Merger Sub) and holders who are entitled to and properly exercise appraisal rights under Delaware law) (collectively, the “excluded shares”)), will be converted into the right to receive an amount in cash equal to $29.25 per share (the “merger consideration”). Following the merger, the Company will become a privately held company, wholly owned by Parent, and the Company’s common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Parent is an affiliate of investment funds affiliated with KKR and, at the closing of the transactions contemplated by the merger agreement, affiliates of WBA will acquire a minority ownership interest in Parent.

Record Date, Stockholders Entitled to Vote and Quorum

Only holders of record of the shares of common stock as of the close of business on September 28, 2017 (the “record date”), will be entitled to receive notice of, and to vote at, the special meeting or any adjournments thereof. As of the record date, there were 31,118,927 shares of common stock outstanding.

Holders of common stock are entitled to one vote on each matter submitted to a vote for each share of common stock owned at the close of business on the record date.

A majority of the shares of common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Proxies received but marked as abstentions of common stock will be included in the calculation of the number of shares of common stock considered to be present at the special meeting in determining a quorum. There will be no broker non-votes at the special meeting, as described below under the heading “—Required Vote”. Under our amended and restated by-laws (“by-laws”), in the absence of a quorum at the special meeting, the meeting of stockholders may be adjourned by the Chairman of the board or, in the event of his or her absence or disability, a presiding officer chosen by the board.

Required Vote

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding and entitled to vote thereon must vote “FOR” the merger proposal. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or the failure, with respect of shares of common stock held in “street name” through a broker, bank or other nominee, to give voting instructions to such broker, bank or other nominee, will have the same effect as a vote against the merger proposal.

The compensation proposal and the adjournment proposal each requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Accordingly, not voting at the special meeting will have no effect on the outcome of these proposals, but abstentions will have the effect of a vote against these proposals.

Under NYSE rules, brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, bank or other nominee is not instructed by the beneficial owner of shares of common stock to vote on a particular proposal for which the broker does not have discretionary voting power. Accordingly, there can be no broker non-votes at the special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in your shares of common stock not being counted as present at the meeting.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date for the special meeting, the Company’s directors and executive officers and their affiliates beneficially owned and had the right to vote 1,452,742 shares of common stock at the special meeting, which represents approximately 4.67% of the shares of common stock entitled to vote at the special meeting.

It is expected that the Company’s directors and executive officers and their affiliates will vote their shares of common stock:

•	“FOR” the adoption of the merger proposal;
•	“FOR” the adjournment proposal; and
•	“FOR” the compensation proposal.

Conditions to Completion of the Merger

The obligations of the Company, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the required vote of the Company’s stockholders;
•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of all antitrust approvals required by the laws of Bosnia, China, the European Union and Turkey; and
•	the absence of any order or law that prohibits the merger.

The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction (or waiver by Parent) of the following additional conditions, among others:

•	the accuracy of the representations and warranties of the Company (subject to materiality, material adverse effect and other qualifications specified in the merger agreement);
•	the Company having performed in all material respects its obligations under the merger agreement;
•	since the date of the merger agreement, there having been no Company material adverse effect; and
•	holders of not more than 10% of the outstanding shares of common stock have properly exercised, and not withdrawn, their dissenters’ rights under Section 262 of the DGCL.

The obligations of the Company to complete the merger are subject to the satisfaction (or waiver by the Company) of the following additional conditions, among others:

•	the accuracy of the representations and warranties of Parent and Merger Sub (subject to materiality, knowledge and other qualifications specified in the merger agreement); and
•	Parent and Merger Sub having performed in all material respects all of their obligations under the merger agreement.

When the Merger Becomes Effective

We anticipate completing the merger by early 2018, subject to the adoption of the merger agreement by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions (and completion of the marketing period) as described in the section entitled “Conditions to Completion of the Merger” beginning on page 79 of this proxy statement.

Recommendation of the Company’s Board of Directors

The board unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and authorized the merger agreement and the transactions contemplated thereby, and (iii) resolved to recommend, subject to the provisions of the merger agreement, the adoption of the merger agreement, including the merger, by the stockholders of the Company and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting. The board unanimously recommends that the stockholders of the Company vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For a description of the reasons considered by the board in deciding to recommend approval of the merger proposal, see “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 31 of this proxy statement.

Opinions of the Company’s Financial Advisors

Opinion of UBS

On August 1, 2017, at a meeting of the board held to evaluate the merger and the merger agreement and the transactions contemplated thereby, PharMerica’s financial advisor, UBS Securities LLC (“UBS”), delivered to the board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated August 1, 2017, to the effect that, as of that date and based on and subject to various assumptions made, matters considered, and qualifications and limitations described in its written opinion, the merger consideration to be received by the holders of common stock (other than Parent, Merger Sub and their affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’s opinion to the board describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by UBS. The opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The summary of UBS’s opinion in this proxy statement is qualified in its entirety by reference to the full text of UBS’s written opinion. Holders of common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of PharMerica’s board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the merger consideration to be received by the holders of common stock (other than Parent, Merger Sub and their affiliates) in the merger from a financial point of view, and does not address any other aspect of the merger or any related transaction. UBS’s opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to PharMerica or PharMerica’s underlying business decision to effect the merger or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder of PharMerica as to how such stockholder should vote or act with respect to the merger or any related transaction.

Opinion of BofA Merrill Lynch

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), the Company’s financial advisor, delivered to the board a written opinion, dated August 1, 2017, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of shares of common stock. The full text of the written opinion, dated August 1, 2017, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the board (in its capacity as such) for the benefit and use of the board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the

Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

Treatment of Company Stock Options and Company RSU Awards

Under the merger agreement, equity-based awards held by the Company’s directors and executive officers as of the effective time of the merger will be treated at the effective time of the merger as follows:

Company Stock Options. Except as otherwise agreed between Parent and any holder, each option to purchase shares of common stock granted under any employee or director plan (the “Company Plan”) outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and exercisable as of immediately prior to the effective time and will be cancelled in exchange for the right to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the excess, if any, of the merger consideration over the applicable per share exercise price of such option multiplied by (ii) the number of shares of common stock subject to such option.

Company RSU Awards. Except as otherwise agreed between Parent and any holder, each restricted stock unit which has not vested or will not vest as of or prior to the effective time will, at the effective time, be cancelled and in substitution thereof, such holder will be eligible to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the merger consideration multiplied by (ii) the number of shares of common stock subject to such unvested company stock unit (the “RSU Payment”). The RSU Payment will initially be unvested and will vest, subject to continued employment or service, based on the same vesting schedule applicable to such cancelled restricted stock unit, subject to any applicable vesting upon a termination of the holder’s employment under the applicable Company Plan and award agreement that relates to the original restricted stock unit. Restricted stock units held by certain employees may become vested in connection with the merger and, in some cases, upon a qualifying termination of employment, pursuant to applicable award agreements or employment agreements or other contractual arrangements with the Company. The agreements with the named executive officers are described under the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger – Change in Control and Severance Arrangements” beginning on page 55 of this proxy statement.

Company PSU Awards. Except as otherwise agreed between Parent and the holder thereof, each performance stock unit which has not vested or will not vest as of or prior to the effective time will, at the effective time, be cancelled and in substitution thereof, such holder will be eligible to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the merger consideration multiplied by (ii) the number of shares of common stock subject to such unvested performance stock unit, calculated assuming target performance levels (the “PSU Payment”). The PSU Payment will initially be unvested and will vest, subject to continued employment or service, on the last day of the performance period applicable to such cancelled performance stock unit, subject to any applicable vesting upon a termination of the holder’s employment under the applicable Company Plan and award agreement that relates to the original performance stock unit. Performance stock units held by certain employees may become vested in connection with the merger and, in some cases, upon a qualifying termination of employment, pursuant to applicable award agreements or employment agreements or other contractual arrangements with the Company. The agreements with the named executive officers are described under the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger – Change in Control and Severance Arrangements” beginning on page 55 of this proxy statement.

Additional Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board with respect to the merger proposal, you should be aware that some of the Company’s directors and executive officers may have interests in the merger and the other transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of the Company’s stockholders include, among others:

•	Under the terms of the director award agreements their restricted stock units will vest upon the closing of the Transaction and the merger agreement provides that vested outstanding Company equity awards will be cashed out.

•	The Company’s executive officers, with the exception of Berard Tomassetti, have employment agreements that provide for accelerated or continued vesting of equity awards and enhanced severance benefits in the event of a qualifying termination of employment six months prior to or within 24 months following a change in control for Gregory Weishar; and within one year following a change in control for Robert Dries, Suresh Vishnubhatla, Robert McKay and Thomas Caneris.
•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement. The board was aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the merger agreement and the transactions contemplated thereby, including the merger.

Financing

The Company and Parent anticipate that the total amount of funds required to complete the merger and the related transactions and pay related fees and expenses will be funded through a combination of the following:

•	equity financing of $450 million, including (i) $315 million to be provided by KKR Americas Fund XII L.P. (“KKR Americas XII”), or any of its affiliates to which KKR Americas XII assigns all or a portion of its commitment, and (ii) $135 million to be provided by WBA, or any of its affiliates to which WBA assigns all or a portion of its commitment; and
•	borrowings under a $1,100 million senior secured credit facility, comprised of a $815 million first lien term loan facility, a $100 million senior secured revolving credit facility (which revolving credit facility is not intended to provide funding for the merger, provided, that $20 million of the revolving credit facility is available to fund transaction expenses related to the merger) and a $185 million senior secured second lien term loan facility.

The consummation of the merger is not subject to any financing-related condition (although the funding of the debt financing is subject to the satisfaction of the conditions set forth in the debt commitment letter under which the debt financing will be provided).

Limited Guarantees

Subject to the terms and conditions set forth in limited guarantees in favor of the Company from each of KKR Americas XII and WBA (the “limited guarantees”), dated August 1, 2017 and executed concurrently with the execution of the merger agreement, KKR Americas XII and WBA have guaranteed the payment obligations of Parent with respect to the following:

•	Parent’s obligation under the merger agreement to pay the Parent termination fee or the Willful Breach antitrust termination fee, as applicable, if the merger agreement is terminated by the Company under specified circumstances (see the section entitled “The Merger Agreement—Termination Fees—Parent Termination Fee and Parent Regulatory Termination Fee” beginning on page 82 of this proxy statement);
•	other than in a circumstance in which the Company is permitted to terminate the merger agreement and receive the Parent termination fee or the Willful Breach antitrust termination fee, as applicable, any money damages in an amount, individually or in the aggregate, of no more than the amount of the Parent termination fee, that may be owed by Parent and/or Merger Sub to the Company as a result of a Willful Breach of the merger agreement by Parent and/or Merger Sub in accordance with (and subject to the limitations in) the merger agreement; and
•	following termination of the merger agreement, Parent’s reimbursement and indemnification obligations under the merger agreement relating to financing cooperation.

Material U.S. Federal Income Tax Consequences of the Merger

In general, the merger will be a taxable transaction for holders of shares of common stock. For U.S. federal income tax purposes, if you are a U.S. holder (as defined in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this proxy statement) you will generally recognize gain or loss measured by the difference, if any, between the cash you receive (before reduction for any applicable withholding tax) in the merger and your tax basis in the shares of common stock exchanged in the merger. Gain or loss will be determined separately for each block of your shares of common stock (i.e., shares acquired at the same cost in a single transaction). You should consult your own tax advisor about the tax consequences to you of the merger in light of your particular circumstances.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On August 15, 2017, both the Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC. Early termination of the HSR waiting period was received on August 25, 2017.

Under the merger agreement, the parties’ obligations to complete the merger are conditional on the receipt of all antitrust approvals required by the laws of Bosnia, China, the European Union and Turkey. To date, the parties have submitted merger notification filings in Bosnia, China, the European Union and Turkey. On September 28, 2017, the merger was granted clearance in Turkey.

Antitrust Support Side Letter

In connection with the merger agreement, the Company, KKR Americas XII and WBA have entered into an Antitrust Support Side Letter (the “antitrust support side letter”) pursuant to which KKR Americas XII and WBA have agreed to use reasonable best efforts to take all actions necessary to enable Parent to comply with certain of its obligations under the merger agreement, including obtaining regulatory approvals necessary to consummate the transactions contemplated by the merger agreement, subject to certain exceptions, including the limitation that KKR, WBA and their respective affiliates (including KKR Americas XII and any other investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company or investment of KKR or of any such investment fund or investment vehicle, other than Parent and its subsidiaries) will have no obligation to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other action to obtain antitrust or competition approvals, and Parent will have no obligation to cause WBA, KKR or such affiliates to take any such actions. In addition, each of WBA, WBA’s affiliates (excluding Parent and Merger Sub, whose obligations are governed by the merger agreement) and KKR Americas XII will use reasonable best efforts not to undertake, announce or enter into certain transactions that involve any (A) long term care pharmacy or (B) business that provides home infusion therapy services to patients, if, in the case of (A) or (B), any of such transactions would be reasonably expected to result in any material impediment or material delay in obtaining applicable clearances required under any applicable antitrust laws; provided that nothing in the antitrust support side letter or merger agreement will in any way restrict the activities of KKR or any of its affiliates (excluding KKR Americas XII but including any other investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company or investment of KKR or of KKR Americas XII or any such other investment fund or investment vehicle). A copy of the antitrust support side letter is attached to this proxy statement as Annex D.

Litigation Relating to the Merger

As of the date of this proxy statement, two putative securities class action lawsuits related to the proposed merger have been filed by purported stockholders of PharMerica. These lawsuits, captioned Martin v. PharMerica Corp., et al. (Case No. 1:17-cv-01301) (the “Martin Action”) and Berg v. PharMerica Corp., et al. (Case No. 3:17-CV-582-DJH) (the “Berg Action” and, together with the Martin Action, the “Actions”), were filed in the United States District Court for the District of Delaware on September 13, 2017 and in the United States District Court for the Western District of Kentucky on September 20, 2017, respectively. The Actions name as defendants PharMerica, the members of the PharMerica board of directors and, in the case of the Berg Action, Parent and Merger Sub. The Actions generally allege, among other things, that the individual director defendants caused PharMerica to file a materially incomplete and misleading proxy statement relating to the proposed merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The Martin Action seeks, among other relief, to enjoin the defendants from proceeding with the stockholder vote on the proposed merger or consummating the proposed merger, and in the event the merger is consummated, to recover damages in an unspecified amount. The Berg Action seeks, among other relief, to enjoin the defendants from proceeding with or consummating the proposed merger or, in the event that the proposed merger is consummated, an order rescinding the merger and awarding rescissory damages. The Actions also seek an unspecified award of attorneys’ and expert fees and expenses. PharMerica believes that the Actions are without merit and intends to defend vigorously against all claims asserted.

No Solicitation

Under the merger agreement, the Company and its affiliates and their respective representatives may not:

•	solicit, initiate or take any action to knowingly facilitate or encourage any effort or attempt to submit an “acquisition proposal” (defined below in the section entitled “The Merger Agreement – No Solicitation” beginning on page 70 of this proxy statement) or any proposal or offer that may reasonably be expected to lead to an acquisition proposal;
•	enter into, continue or otherwise participate in any discussions or negotiations with, furnish any confidential information relating to the Company or any of its subsidiaries or afford access to the business or assets of the Company or any of its subsidiaries to or otherwise knowingly cooperate in any way with any person relating to an acquisition proposal; or
•	make an adverse recommendation change (defined below in the section entitled “The Merger Agreement – No Solicitation” beginning on page 70 of this proxy statement).

But if, prior to obtaining the stockholder approval (defined in the section entitled “Conditions to Completion of the Merger” beginning on page 79 of this proxy statement), the Company receives a bona fide alternative proposal from a third party that the Board determines in good faith, after consultation with outside legal counsel and financial advisors, is, or is reasonably likely to lead to, a “superior proposal” (defined below in the section entitled “The Merger Agreement – No Solicitation” beginning on page 70 of this proxy statement), then the Company may take the following actions:

•	engage in negotiations or discussions with such third party with respect to such acquisition proposal; and
•	provide nonpublic information to such third party after entering into a confidentiality agreement acceptable under the terms of the merger agreement.

In order for the board to change its recommendation in response to a superior proposal or for the Company to terminate the merger agreement to accept a superior proposal, the Company must (among other obligations):

•	provide Parent with at least three business days written notice of the board’s intention to make a change in recommendation or to terminate the merger agreement with a description of the terms of the superior proposal including, in each case, a description of the identity of the Person making the superior proposal, the material terms and conditions of the superior proposal and copies of the most recent drafts documentation, and its reasons for making the change in recommendation or for terminating the merger agreement; and
•	provide Parent with three business days to propose revisions to the terms of the merger agreement (and provide additional two business day periods for any revision to the financial terms or other material amendment to such superior proposal), and if requested by Parent, negotiate with Parent in good faith during such three business day period.

Following the end of such three business day period (and any such additional periods), after taking into account any revisions to the terms and conditions of the merger agreement proposed by Parent, the board must determine in good faith, after consultation with its outside legal counsel and financial advisors, that such third-party acquisition proposal continues to constitute a superior proposal and that failure to take such action would be inconsistent with its duties under applicable law. If the Company terminates the merger agreement to enter into an agreement with a third party regarding a superior proposal or the board changes its recommendation in response to a superior proposal and the agreement is terminated by Parent, then the Company must pay a termination fee of $33 million to Parent (as described in more detail under the section entitled “The Merger Agreement—Termination Fees—Company Termination Fee” beginning on page 82 of this proxy statement).

Termination

The Company and Parent may terminate the merger agreement by mutual written consent at any time before the Effective Time of the merger. In addition, either the Company or Parent may terminate the merger agreement if:

•	the Effective Time has not occurred on or before May 1, 2018, provided that the right to terminate the merger agreement pursuant to this provision will not be available to any party whose breach of any provision of the merger agreement is the proximate cause of the failure to consummate the merger by such time;
•	there is any permanent injunction or other order issued by a governmental authority of competent jurisdiction restraining, making illegal or otherwise prohibiting the merger and such injunction or order has become final and non-appealable, provided that the right to terminate the merger agreement pursuant to this provision will not be available to any party that has not complied with its obligations described under the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 73 of this proxy statement in respect of such injunction or order; or
•	the stockholder approval has not been obtained at the stockholder meeting duly convened or at any adjournment or postponement at which the merger agreement and the transactions contemplated thereby have been voted upon.

Parent may terminate the merger agreement if:

•	(i) the Company is in material breach of the no solicitation provisions, (ii) an adverse recommendation change has occurred, (iii) the board fails to include the Company recommendation in the proxy statement when mailed or (iv) the board fails to publicly reaffirm the Company recommendation within three business days after receipt of a reasonable written request to do so from Parent; or
•	the Company breaches any representation or warranty or fails to perform any covenant or agreement contained in the merger agreement that would cause the conditions to the obligations of Parent and Merger Sub to consummate the merger to be incapable of being satisfied or cured by the end date or, if curable, is not cured by the Company by the earlier of (i) 30 days after receipt by the Company of written notice of such breach or failure and (ii) the end date, so long as Parent or Merger Sub is not then in material breach of their obligations under the merger agreement.

The Company may terminate the merger agreement if:

•	prior to the receipt of the stockholder approval subject to compliance with the no solicitation provisions, (i) the Company enters into an agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a superior proposal by a third party and (ii) pays to Parent the termination fee of $33 million;
•	Parent or Merger Sub breaches any representation or warranty or fails to perform any covenant or agreement contained in the merger agreement that would cause the conditions to the obligations of the Company to consummate the merger to be incapable of being satisfied or cured by the end date or, if curable, is not cured by Parent or Merger Sub by the earlier of (i) 30 days after receipt by Parent or Merger Sub of written notice of such breach or failure and (ii) the end date, so long as the Company is not then in material breach of its obligations under the merger agreement;
•	WBA or KKR Americas XII fails to perform any covenant or agreement contained in the antitrust support side letter that would cause the conditions to the obligations of each party to consummate the merger to be incapable of being satisfied or cured by the end date or, if curable, is not cured by WBA or KKR Americas XII by the earlier of (i) 30 days after receipt by WBA or KKR Americas XII of written notice of such breach or failure and (ii) the end date, so long as the Company is not then in material breach of its obligations under the merger agreement; or
•	if (i) the merger is not consummated by the third business day after the first date upon which Parent was required to consummate the closing under the terms of the merger agreement and (ii) the Company was ready, willing, and able to consummate the merger and provided written notice to Parent confirming such fact.

Termination Fees

Upon termination of the merger agreement, under certain specified circumstances, the Company may be required to pay a termination fee of $33 million to Parent pursuant to the terms and conditions of the merger agreement. Upon termination of the merger agreement, under certain specified circumstances, Parent may be required to pay the Company a reverse termination fee of either $56.6 million or $133.3 million pursuant to the terms and conditions of the merger agreement. See the section entitled “The Merger Agreement—Termination Fees” beginning on page 82 of this proxy statement for a discussion of the circumstances under which either party will be required to pay a termination fee.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Rights of Appraisal

Under Delaware law, holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of common stock and who otherwise comply with all the requirements of Section 262 of the General Corporation Law of the State of Delaware, referred to as the “DGCL,” will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed. This value could be more than, the same as, or less than the merger consideration. Any holder of shares of common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote in favor of the proposal to adopt the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex E to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of the right of appraisal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, as well as any amendments thereto or other related documents filed with the SEC.

Q:	Why am I receiving this proxy statement?
A:	On August 1, 2017, the Company entered into the merger agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting.
Q:	What is the proposed transaction?
A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company will be privately held as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of investment funds affiliated with KKR and, at the closing of the merger, affiliates of WBA will acquire a minority ownership interest in Parent.
Q:	What will I receive in the merger?
A:	If the merger is completed, each share of common stock outstanding immediately prior to the effective time (other than certain shares of common stock as set forth in the merger agreement) will be converted into the right to receive $29.25 in cash (the “merger consideration”), without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock immediately prior to the effective time, you will be entitled to receive $2,925 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Parent.
Q:	Where and when is the special meeting?
A:	The special meeting will take place on November 9, 2017, starting at 9:00 a.m. local time at the Louisville Marriott Downtown, 280 West Jefferson Street, Louisville, KY 40202.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to adopt the merger agreement;
•	to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and
•	to approve the adjournment of the special meeting from time to time to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
Q:	What vote of our stockholders is required to approve the merger agreement?
A:	Under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the merger proposal. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the merger proposal.

Q:	What is the record date?
A:	The record date for the special meeting is September 28, 2017. Only the Company’s stockholders as of the close of business on the record date will be entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof. Shares of common stock held by the Company as treasury shares and by the Company’s subsidiaries will not be entitled to vote at the meeting. As of September 28, 2017, the record date for the special meeting, there were 31,118,927 shares of common stock outstanding.
Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?
A:	The directors and executive officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote their shares of common stock in favor of the merger proposal.

As of September 28, 2017, the record date for the special meeting, the directors and current executive officers owned, in the aggregate, 4.67% of the outstanding shares of common stock of the Company entitled to vote at the special meeting.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?
A:	Yes. In considering the recommendation of the board with respect to the merger proposal, you should be aware that our directors and executive officers may have interests in the merger and the other transactions contemplated by the merger agreement that are different from, or in addition to, the interests of our stockholders generally. The board was aware of and considered these differing interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the Company stockholders. See “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement.
Q:	What vote of our stockholders is required to approve other matters to be presented at the special meeting?
A:	The compensation proposal and the adjournment proposal each require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.
Q:	What is a quorum?
A:	A quorum will be present if holders of a majority of the shares of common stock outstanding on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you hold the shares of common stock in your own name and submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	How does the board recommend that I vote?
A:	The board unanimously recommends that our stockholders vote “FOR” the merger proposal. The board also unanimously recommends that our stockholders vote “FOR” the compensation proposal and “FOR” the adjournment proposal.
Q:	What effects will the merger have on PharMerica?
A:	Shares of our common stock are currently registered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and is quoted on the NYSE under the symbol “PMC.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of shares of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:	When is the merger expected to be completed?
A:	Assuming timely satisfaction of necessary closing conditions, including the stockholder approval and timely receipt of applicable regulatory approvals, and completion of the marketing period, the parties to the merger agreement expect to complete the merger by early 2018. However, because the merger is subject to a number of conditions, including the stockholder approval and the completion of certain antitrust approvals, the exact timing of the merger cannot be determined at this time and we cannot guarantee that the merger will be completed.
Q:	What happens if the merger is not consummated?
A:	If the merger agreement is not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Parent a termination fee of $33 million, or Parent may be required to pay the Company a termination fee of $56.6 million or $113.3 million in the event the merger agreement is terminated by the Company or Parent under certain circumstances, subject to certain limitations set forth in the merger agreement. See “The Merger Agreement—Termination Fees” and “The Merger Agreement—Expenses” beginning on pages 82 and 84, respectively, of this proxy statement.
Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the merger?
A:	The approval of this proposal is not a condition to the completion of the merger. The SEC rules require the Company to seek approval on a non-binding, advisory basis of certain payments that will or may be made to the Company’s named executive officers in connection with the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the merger agreement is adopted by the stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.
Q:	What do I need to do now? How do I vote my shares of common stock?
A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:
•	mail, using the enclosed postage-paid envelope;
•	telephone, by calling 800-322-2885 and following the recorded instructions; or
•	the Internet, by accessing the website www.proxyvote.com and following the instructions on the website.

If you intend to submit your proxy by telephone or over the Internet, you must do so by 11:59 P.M. Eastern Daylight Time on the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the merger proposal. Even if you plan to attend the special meeting, to ensure that your shares of common stock are voted, please submit a proxy to vote your shares of common stock by marking, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

Q:	Can I revoke my proxy?
A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by:
•	delivering to the Company’s Corporate Secretary in writing at PharMerica Corporation, Attn: Corporate Secretary, 1901 Campus Place, Louisville, Kentucky 40299 a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked and that is received by the Company’s Corporate Secretary no later than November 8, 2017;
•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the special meeting);
•	signing and delivering a new proxy relating to the same shares of common stock and bearing a later date and that is received no later than November 8, 2017; or
•	submitting a new proxy by telephone or over the Internet by 11:59 P.M. Eastern Daylight Time on November 8, 2017.

Please note that if you hold your shares of common stock in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?
A:	The vote to adopt the merger agreement is based on the total number of shares of common stock outstanding on the record date, not just the shares of common stock that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.
Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares of common stock so held will not be combined for voting purposes with shares you hold of record and you will need to submit separate proxy cards or voting instruction cards for each. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of common stock held in an individual retirement account must be voted under the rules governing the account.
Q:	What happens if I sell my shares of common stock before completion of the merger?
A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock immediately prior to the consummation of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the date on which the merger will be consummated. So, if you transfer your shares of common stock after the record date but before the special meeting, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:	No, do not send in your certificates now. After the merger is completed, if you hold shares of common stock represented by certificates, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration and if you hold book-entry shares you will receive a check or wire transfer for the merger consideration with respect to such shares. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.
Q:	I do not know where my stock certificate is - how will I get the merger consideration for my shares?
A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to provide a customary indemnity agreement in order to cover any potential loss.
Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?
A:	If you comply with all the requirements of Section 262 of the DGCL (including not voting in favor of the adoption of the merger agreement), you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “Rights of Appraisal” beginning on page 90 of this proxy statement and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex E to this proxy statement.
Q:	How are the Company’s outstanding stock options, restricted stock units and performance stock units treated as a result of the merger?
A:	Unless otherwise agreed between Parent and any holder, all other equity awards will be treated as follows:
•	Each option to purchase shares of Company common stock will become fully vested and exercisable as a result of the transaction and will be cancelled in exchange for the right to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the excess, if any, of the merger consideration over the applicable per share exercise price of such option multiplied by (ii) the number of shares of common stock subject to such option.
•	All restricted stock units held by non-employee directors will vest and settle in shares of common stock at the effective time of the merger pursuant to the terms of their award agreements. Restricted stock units and performance stock units held by certain employees may accelerate and be settled in shares of common stock in connection with the merger and, in some cases, a qualifying termination of employment, pursuant to the terms of the applicable award agreements or employment agreements or other contractual arrangements with the Company. Awards that accelerate and are settled in stock will be treated as common stock as described in the Q&A above, “What will I receive in the merger?”
•	Unvested restricted stock units and performance stock units with respect to Company common stock ultimately will be converted into a cash award equal to the product of (i) the merger consideration multiplied by (ii) the number of shares of common stock subject to such unvested company stock unit (calculated assuming target performance levels, in the case of performance stock units). Each cash award will be subject to the same terms and conditions as applied to the original restricted stock unit or performance stock unit and will vest based on (x) continued employment or service in accordance with the original vesting schedule, in the case of cash awards converted from restricted stock units, and (y) continued employment or service on the last day of the performance period applicable to the cancelled performance stock unit, in the case of performance stock units.

Q:	Is the merger expected to be taxable to owners of our common stock?
A:	In general, your receipt of the cash consideration for each of your shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. You should read “The Merger (Proposal 1) —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this proxy statement for a discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor on the tax consequences of the merger in light of your particular circumstances.
Q:	What is householding and how does it affect me?
A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable stockholder provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Q:	Who can help answer my other questions?
A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares of common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent for the Company in connection with the merger.

If your broker, bank or other nominee holds your shares of common stock in “street name,” you should also call your broker, bank or other nominee for additional information.

MacKenzie Partners, Inc., the Company’s proxy solicitor, may be contacted at:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Toll Free: (800) 322-2885
 or
 Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “may,” “could,” “should,” “plan,” “project,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations, including the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain the required vote of the Company’s stockholders;
•	the timing to consummate the transaction;
•	the risk that a condition to closing of the transaction may not be satisfied or that the closing of the transaction might otherwise not occur;
•	the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	the failure of Parent to obtain the necessary financing;
•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;
•	the diversion of management time on transaction-related issues;
•	risk that the transaction and its announcement could have an adverse effect on the Company’s stock price, on its ability to retain customers and retain and hire key personnel; and
•	other risk factors as detailed from time to time in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. See “Where You Can Find Additional Information” beginning on page 96 of this proxy statement.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers of this proxy statement should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER AGREEMENT

PharMerica Corporation

PharMerica Corporation is a Delaware corporation with principal executive offices located at 1901 Campus Place, Louisville, Kentucky 40299. The Company is an institutional pharmacy services company that services healthcare facilities, provides pharmacy management services to hospitals, provides specialty infusion services to patients outside a hospital setting, and offers the only national oncology pharmacy in the United States. The Company’s customers are typically institutional healthcare providers, such as skilled nursing facilities, assisted living facilities, hospitals, individuals receiving in-home care and patients with cancer. PharMerica’s common stock is currently listed on the NYSE under the symbol “PMC”. A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 96 of this proxy statement.

Phoenix Parent Holdings Inc. and Phoenix Merger Sub Inc.

Phoenix Parent Holdings Inc. is a Delaware corporation. Phoenix Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. and at the closing of the transactions contemplated by the merger agreement, an affiliate of WBA will acquire a minority ownership interest in Parent. The principal executive offices of both Parent and Merger Sub are located at 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board for use at the special meeting. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held on November 9, 2017, starting at 9:00 a.m. local time at the Louisville Marriott Downtown, 280 West Jefferson Street, Louisville, KY 40202, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The purpose of the special meeting is for our stockholders to consider and vote upon the merger proposal. Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A and the material provisions of the merger agreement are described under the section entitled “The Merger Agreement” beginning on page 64 of this proxy statement. Our stockholders are also being asked to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement. The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote on the compensation proposal.

This proxy statement and the enclosed form of proxy card are first being mailed to our stockholders on or about October 3, 2017.

Recommendation of the Company’s Board of Directors

After careful consideration, the board has unanimously (i) determined that the merger agreement and transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, and (iii) resolved, subject to the provisions of the merger agreement, to recommend the acceptance of the merger agreement, including the merger, by the stockholders of the Company at the special meeting. Certain factors considered by the board in reaching its decision to approve the merger agreement and approve the merger can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 31 of this proxy statement.

The board unanimously recommends that the Company’s stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Record Date, Stockholders Entitled to Vote and Quorum

Only holders of record of shares of common stock as of the close of business on the record date, September 28, 2017, will be entitled to receive notice of and to vote their shares of common stock at the special meeting or any adjournments thereof. As of the record date, there were 31,118,927 shares of common stock outstanding.

Holders of shares of common stock are entitled to one vote on each matter submitted to a vote for each share of common stock owned at the close of business on the record date.

A majority of the shares of common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares of common stock considered to be present at the special meeting in determining a quorum. Under our by-laws, in the absence of a quorum at the special meeting, the meeting of stockholders may be adjourned.

Required Vote

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding and entitled to vote thereon must vote “FOR” the merger proposal. In addition, under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. A failure to vote your shares of common stock, an abstention from voting or the failure, with respect of shares held in “street name” through a broker, bank or other nominee, to give voting instructions to such broker, bank or other nominee, will have the same effect as a vote against the merger proposal.

The compensation proposal and the adjournment proposal each requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Accordingly, not voting at the special meeting will have no effect on the outcome of these proposals, but abstentions will have the effect of a vote against these proposals.

Under NYSE rules, brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, bank or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Accordingly, there can be no broker non-votes at the special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in your shares not being counted as present at the meeting.

As of the record date, there were 31,118,927 shares of common stock outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote 1,452,742 shares of common stock, or approximately 4.67% of the shares of common stock outstanding on that date.

We currently expect that the Company’s directors and executive officers will vote their shares of common stock “FOR” the merger proposal and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on September 28, 2017, the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares of common stock in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy or voting instruction form, even if you plan to attend the special meeting in person.

Shares Held by Record Holder. If you are a stockholder of record as of the record date, you may provide voting instructions by proxy using one of the methods described below.

•	Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling 800-322-2885 and following the recorded instructions or via the Internet, by accessing the website www.proxyvote.com and following the instructions on the website. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. If you are submitting a proxy by telephone or over the Internet, your voting instructions must be received by 11:59 P.M. Eastern Daylight Time the day before the special meeting.
•	Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the merger proposal, the compensation proposal and the adjournment proposal. If you fail to return your proxy card, unless you attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the merger proposal, but will not affect the compensation proposal or the adjournment proposal. If you are submitting a proxy by mail, your completed proxy card must be received prior to the special meeting.

Shares Held in “Street Name.” If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	by delivering to the Company’s Corporate Secretary in writing at PharMerica Corporation, Attn: Corporate Secretary, 1901 Campus Place, Louisville, Kentucky 40299 a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked and that is received by the Company’s corporate secretary no later than November 8, 2017;
•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the special meeting);
•	by signing and delivering a new proxy relating to the same shares of common stock and bearing a later date and that is received no later than November 8, 2017; or
•	by submitting a new proxy by telephone or over the Internet by 11:59 P.M. Eastern Daylight Time on November 8, 2017.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

The Company’s stockholders are being asked to approve a proposal to adjourn the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the board to any date for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If there is not a quorum present at the special meeting, under our by-laws the special meeting may be adjourned by the Chairman of the board or, in the event of his or her absence or disability, the other presiding officer chosen by the board or by vote of the holders of a majority of the voting power of the shares represented at the meeting. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons specified in the merger agreement. Under the terms of the merger agreement, the special meeting may be adjourned or postponed for one time only not to exceed ten calendar days (unless Parent otherwise agrees in writing) if the Company reasonably believes that it will be unable to obtain a quorum or it will not receive proxies sufficient to adopt the merger agreement. The special meeting may also be adjourned or postponed for up to ten additional calendar days for the filing and distribution of any supplemental or amended disclosure which the board has determined in good faith is necessary under applicable law.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of our outstanding common stock. MacKenzie Partners, Inc., a proxy solicitation firm, has been retained to assist it in the solicitation of proxies for the special meeting and we will pay MacKenzie Partners, Inc. approximately $30,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by MacKenzie Partners, Inc. or, without additional compensation by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing your shares of common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation.

Upon the consummation of the merger, each share of common stock outstanding immediately prior to the effective time of the merger (other than the excluded shares) will be converted into the right to receive an amount in cash equal to $29.25 per share of common stock.

Our common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “PMC.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the merger, the registration of shares of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Background of the Merger

The board of directors, together with members of PharMerica’s senior management team, regularly reviews and assesses PharMerica’s operations, performance, prospects and strategic direction. In connection therewith, and with the assistance of financial and legal advisors, they consider potential strategic alternatives, including potential business combinations or other transactions, to strengthen PharMerica’s business and maximize stockholder value. In addition, from time to time, and as noted below, PharMerica has received inquiries from third parties seeking to determine PharMerica’s interest in a business combination transaction.

On June 19, 2015, the board held a meeting. At the invitation of the board, members of senior management were also present. At the meeting, Mr. Gregory Weishar, Chief Executive Officer and Director of PharMerica, reviewed the strategic outlook for PharMerica, the results of preliminary informal discussions that had taken place, at the direction of the board, from April through June 2015 with five private equity firms, including KKR and firms we refer to as Financial Buyer 1, Financial Buyer 2 and Financial Buyer 3. The parties were informally contacted by UBS and BofA Merrill Lynch, which had investment banking relationships with PharMerica. Based on such review, and following a full discussion by the board, the board unanimously determined that PharMerica should initiate a formal process to determine whether there were third parties interested in entering into a potential business combination transaction with PharMerica on terms acceptable to the board, and that management engage one or more investment banking firm(s) and a law firm to advise PharMerica in the process.

Beginning on August 10, 2015 through August 19, 2015, at the direction of the board, UBS and BofA Merrill Lynch contacted eight potential strategic buyers, including WBA and parties we refer to as Strategic Buyer 1, Strategic Buyer 2 and Strategic Buyer 3, and four potential financial buyers, including KKR, Financial Buyer 1, Financial Buyer 2 and Financial Buyer 3 and provided such parties with a summary public information overview regarding a potential business combination transaction with PharMerica. These possible strategic partners were selected because they were among the parties that had previously expressed interest in a potential strategic investment in PharMerica’s sector to UBS or BofA Merrill Lynch, they had the financial capability to execute a transaction, and they were positioned to benefit from potential synergies in a business combination transaction involving PharMerica. These possible financial buyers were selected because of the view that there was some likelihood that they would be interested in pursuing a potential business combination transaction with PharMerica. In order to facilitate the preliminary exploration of discussions regarding a potential business combination transaction with PharMerica, three potential strategic buyers (Strategic Buyer 1, Strategic Buyer 2 and Strategic Buyer 3) and four potential financial buyers (KKR, Financial Buyer 1, Financial Buyer 2 and Financial Buyer 3) subsequently entered into non-disclosure agreements with respect to a potential business combination transaction with PharMerica. Five of the seven non-disclosure agreements contained customary standstill provisions, but none of those provisions precluded any offers in the sale process conducted by the board and none of those provisions currently would restrict any of those parties from making an unsolicited offer to participate in a potential business combination transaction with PharMerica. The remaining five strategic buyers, including WBA, indicated that they were not interested in evaluating the potential business combination transaction and declined to execute a non-disclosure agreement with PharMerica.

On August 28, 2015, the board held a meeting to discuss the completed acquisition by OptumRx of Catamaran and the potential impact of that acquisition on PharMerica’s business, including regarding the differences between the reimbursement rates that each of these entities paid PharMerica. The board also discussed the potential effects of other announced pharmacy benefit manager and insurer consolidations in the industry and deliberated on the most appropriate timing for potentially soliciting interest from third parties for a potential business combination transaction with PharMerica, and the challenges of continuing as a standalone public company (including from PharMerica’s size and lack of scale, and the public market’s emphasis on short-term results) in light of these developments.

On August 31, 2015, the board held a meeting to continue its discussion held on August 28, 2015. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk & Wardwell LLP (which we refer to as Davis Polk), legal counsel to PharMerica, were also present. Representatives of UBS and BofA Merrill Lynch provided an update on the status of preliminary discussions with potential buyers regarding a potential business combination transaction with PharMerica. Representatives of Davis Polk advised on disclosure obligations with respect to business combination transactions. Following a discussion among the board, management and the advisors, the board determined that PharMerica should continue to pursue discussions with potential strategic buyers regarding a potential business combination transaction with PharMerica, but should suspend discussions with potential financial buyers at such time until PharMerica’s budget for 2016 was finalized and until PharMerica had more insight on the effects the pharmacy benefit manager and insurance consolidations would have on PharMerica.

On September 18, 2015, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to materials provided to the board in advance of the meeting, senior management and representatives of UBS and BofA Merrill Lynch reviewed with the board the results of their preliminary financial analyses of a potential business combination transaction with PharMerica, PharMerica’s financial projections prepared by PharMerica’s management, and various financial aspects of a possible acquisition of PharMerica by a private equity firm or a strategic buyer and a possible leveraged buyout scenario. The financial advisors also provided an update on the status of preliminary discussions to date with potential buyers regarding a potential business combination transaction with PharMerica. Referring to materials provided to the board in advance of the meeting, a representative of Davis Polk advised on fiduciary duties and disclosure obligations regarding these matters. The board was presented with material relationships disclosures provided by UBS and BofA Merrill Lynch. After discussion and consideration of these disclosures, the board determined that neither UBS nor BofA Merrill Lynch had any material conflict of interest that would prevent it from serving as a financial advisor to PharMerica, and the board approved the engagement of UBS and BofA Merrill Lynch to act as financial advisors to PharMerica for a review of strategic alternatives. PharMerica selected UBS as its financial advisor because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and because UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and private placements. PharMerica selected BofA Merrill Lynch to act as PharMerica’s financial advisor on the basis of BofA Merrill Lynch’s experience in transactions similar to the potential business combination transaction with PharMerica, its reputation in the investment community and its familiarity with PharMerica and its business.

In October and November 2015, PharMerica management conducted presentations and meetings covering certain public and non-public information regarding PharMerica with two potential strategic buyers (Strategic Buyer 1 and Strategic Buyer 2) and four potential financial buyers (KKR, Financial Buyer 1, Financial Buyer 2 and Financial Buyer 3). The board had directed PharMerica management, UBS and BofA Merrill Lynch to re-engage in discussions with financial buyers at this time because PharMerica’s budget for 2016 was finalized and PharMerica had more insight on the effects the pharmacy benefit manager and insurance consolidations would have on PharMerica. After such meetings with management, Strategic Buyer 1 and Strategic Buyer 2 declined to proceed with the potential business combination transaction, citing lack of strategic fit. Strategic Buyer 3 declined to proceed subsequent to signing the non-disclosure agreement and without attending a management meeting. Each of the four financial buyers verbally indicated that they could not offer any premium to PharMerica’s then-current stock price, which ranged from $30.13 to $35.19 in November 2015. Each of these verbal indications of interest was preliminary and subject to due diligence.

On December 15, 2015, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to materials provided to the board in advance of the meeting, representatives of UBS and BofA Merrill Lynch reviewed with the board their respective illustrative financial analyses of a potential business combination transaction with PharMerica and the status of preliminary discussions with potential buyers regarding a potential business combination transaction with PharMerica, indicating that four potential financial buyers had expressed preliminary interest in a potential business combination transaction and had provided verbal price indications. A representative of Davis Polk reviewed with the board their fiduciary duties and responsibilities and other legal matters applicable in connection with their consideration of a potential business combination transaction, including in relation to discussions between PharMerica’s management and a buyer regarding post-closing compensation arrangements. Following discussion with PharMerica’s senior management team and representatives of UBS, BofA Merrill Lynch and Davis Polk, given the indication that the potential financial buyers would not be in a position to offer a meaningful premium over PharMerica’s then-current stock price (which closed at $30.68 on the day before the meeting, December 14, 2015), the board and the PharMerica management team determined to suspend discussions with potential buyers until the release of PharMerica’s results for fiscal year 2015 and the refinement of management’s forecasts for fiscal year 2016. A representative of Davis Polk reviewed with the board updated material relationships disclosures provided by each of UBS and BofA Merrill Lynch; the board maintained its view was that neither UBS nor BofA Merrill Lynch had any material conflict of interest that would prevent it from serving as a financial advisor to PharMerica.

In January and February 2016, at the direction of the board, UBS and BofA Merrill Lynch re-engaged in discussions with KKR, Financial Buyer 1, Financial Buyer 2 and Financial Buyer 3. At the direction of the board, the financial advisors also contacted three new potential financial buyers to review public information regarding PharMerica. These possible financial buyers were selected because of the view that there was some likelihood that they would be interested in pursuing a potential business combination transaction. One of such new potential financial buyers declined to proceed and two, which we refer to as Financial Buyer 4 and Financial Buyer 5, expressed interest in meeting with PharMerica management. The board determined to continue such discussions with potential buyers regarding a potential business combination transaction with PharMerica after management had considered PharMerica’s preliminary results for fiscal year 2015 and refined its forecasts for fiscal year 2016.

On March 18, 2016, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to materials provided to the board in advance of the meeting, representatives of UBS and BofA Merrill Lynch reviewed with the board the status of preliminary discussions with potential buyers regarding a potential business combination transaction with PharMerica, an illustrative timeline for the possible acquisition of PharMerica and the current status of the financing markets. The board discussed PharMerica’s strategic alternatives, including continuing discussions regarding a potential business combination transaction or ceasing discussions and pursuing PharMerica’s standalone plan. The board decided that PharMerica should continue discussions regarding a potential business combination transaction.

Also in March 2016, at the direction of the board, UBS and BofA Merrill Lynch conducted discussions regarding a potential business combination transaction with PharMerica with five previously-contacted financial buyers, including KKR, Financial Buyer 1, Financial Buyer 2, Financial Buyer 4 and Financial Buyer 5, and one new potential financial buyer, which we refer to as Financial Buyer 6, which was selected because of the view that there was some likelihood that it would be interested in pursuing a potential business combination transaction. Each of such financial buyers was given an opportunity to meet with PharMerica management, and discussions included an update on financial performance (including PharMerica’s financial results that were announced on February 26, 2016), an overview of financial projections and drivers of future growth. Meetings with potential buyers that had entered into non-disclosure agreements with PharMerica covered certain public and non-public information, and meetings with potential buyers that had not entered into non-disclosure agreements with PharMerica at that time covered only public information regarding PharMerica. After meetings with management, Financial Buyer 2 and Financial Buyer 5 withdrew from the process.

In April 2016, Financial Buyer 4 and Financial Buyer 6 entered into non-disclosure agreements with respect to a potential business combination transaction with PharMerica. Both of these non-disclosure agreements contained customary standstill provisions, but neither of those provisions precluded any offers in the sale process conducted by the board and neither of those provisions currently would restrict any of those parties from making an unsolicited offer for PharMerica.

Also in April 2016, a first round process letter was sent to four potential financial buyers (KKR, Financial Buyer 1, Financial Buyer 4 and Financial Buyer 6) to gauge their interest in pursuing a potential business combination transaction. At that time, none of the strategic buyers that had been contacted by the financial advisors remained in the potential sale process. Each of such financial buyers was granted access to a virtual data room containing certain non-public information regarding PharMerica in order to facilitate further due diligence prior to submission of preliminary indications of interest. During the course of the following months, the board, following discussions with the financial advisors, considered whether contacting any of the potential buyers that had previously declined to continue participating in the sale process would be likely to lead to such a buyer re-entering the sale process.

On April 21, 2016, PharMerica received a preliminary non-binding indication of interest from KKR for a purchase price of $27.50 per share in an all cash transaction. Financial Buyer 1, Financial Buyer 4 and Financial Buyer 6 declined to proceed with the potential sale process and to provide a non-binding indication of interest.

On April 25, 2016, the board held a meeting to discuss KKR’s proposal. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to materials provided to the board in advance of the meeting, representatives of Davis Polk reviewed with the board various terms of KKR’s proposal, including that the proposal did not contemplate a financing “out,” but did contemplate that if there were a financing failure KKR could pay a reverse termination fee and terminate the transaction. A representative of Davis Polk then reviewed with the board their fiduciary duties and responsibilities and other legal matters applicable in connection with their consideration of a potential business combination transaction. After discussion among the board, management and the advisors, the board authorized management to permit KKR to proceed with further due diligence.

On April 26, 2016, KKR was invited to continue with the potential sale process, and the final proposal submission date was set for June 1, 2016. KKR’s accounting advisor and Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, legal counsel to KKR, were granted access to a virtual data room to perform accounting, tax and legal due diligence.

On May 9, 2016, management of PharMerica held a call with KKR to provide a business update and discuss financial results for the first quarter of fiscal year 2016. On May 10, 2016, an initial draft of the merger agreement for the proposed transaction was provided to KKR and its advisors in the virtual data room. On May 20, 2016 a full-day meeting was held in Louisville, Kentucky with management and KKR. At the meeting, it was discussed that KKR planned to partner with WBA in seeking to acquire PharMerica, and KKR explained its view that a partnership between KKR and WBA for the acquisition, in which WBA would become a minority investor, would be in both KKR’s and PharMerica’s interests and would allow KKR to propose a higher price than it would be willing to otherwise propose.

Also in May 2016, Financial Buyer 3 withdrew its interest in a potential business combination transaction with PharMerica.

On May 24, 2016, KKR informed UBS that they would need more time to conduct due diligence and, after discussion with management, KKR communicated that a final proposal should be expected by June 10, 2016. On May 31, 2016, KKR indicated that partnering with WBA would require WBA to conduct its own due diligence, which KKR expected to take several weeks. On June 1, 2016, WBA entered into a non-disclosure agreement with PharMerica, and the non-disclosure agreement between KKR and PharMerica was amended to permit KKR to work with WBA on the proposed transaction. WBA’s non-disclosure agreement with PharMerica contained customary standstill provisions, which have since expired. PharMerica extended the final proposal submission deadline to the week of June 20, 2016, and KKR indicated that it would submit a revised non-binding proposal on June 10, 2016 with an updated indicative price.

On June 6, 2016, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to materials provided to the board in advance of the meeting, representatives of UBS and BofA Merrill Lynch reviewed with the board the status of preliminary discussions with potential buyers regarding a potential business combination transaction with PharMerica, including KKR and WBA. The board discussed the potential implications (including as to timing and deal terms) of the inclusion of WBA, as a minority investor, for the potential KKR/WBA transaction. The board also discussed PharMerica’s strategic alternatives, including continuing discussions regarding a potential business combination transaction or ceasing discussions and pursuing PharMerica’s standalone plan. The board decided that PharMerica should continue discussions regarding a potential business combination transaction. Referring to a written presentation provided in advance of the meeting, senior management discussed with the board PharMerica’s proposed five-year financial projections prepared by PharMerica’s management. After discussion, the board approved the addition of financial projections for the fiscal year 2020 to the existing otherwise unchanged projections.

Also on June 6, 2016, KKR and WBA informed PharMerica that they needed to conduct additional due diligence. On June 13, 2016, WBA entered into a clean room confidentiality agreement with PharMerica, and WBA’s accounting advisor received data from both PharMerica and WBA to conduct an analysis that was expected to be completed early in the week of June 20, 2016.

On June 16, 2016, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to materials provided to the board in advance of the meeting, representatives of UBS and BofA Merrill Lynch reviewed with the board the status of preliminary discussions with KKR and WBA. After discussion, the board determined to grant KKR and WBA additional time to conduct due diligence and submit a proposal.

On June 17, 2016, KKR and WBA were granted additional time to conduct due diligence and submit a proposal. On June 23, 2016, KKR informed PharMerica that there had been delays in obtaining synergy estimates and that KKR expected to provide a response early in the week of June 27, 2016. On June 24, 2016, KKR submitted a markup of the merger agreement to PharMerica and its advisors. Among other things, KKR indicated that it would not be willing to agree to the go-shop provision that PharMerica had proposed in the initial draft of the merger agreement. Also on June 24, WBA’s accounting advisor completed its analysis of data available in the clean room and delivered its results to WBA.

On June 30, 2016, KKR informed Mr. Weishar and UBS that KKR would not be in a position to submit a revised proposal until the week of July 4, 2016 and needed the additional time to finalize the agreement between KKR and WBA regarding their joint proposal.

On July 1, 2016, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to materials provided to the board in advance of the meeting, representatives of UBS and BofA Merrill Lynch reviewed with the board the status of preliminary discussions with potential buyers regarding a potential business combination transaction with PharMerica, including KKR and WBA. Referring to materials provided to the board in advance of the meeting, a representative of Davis Polk reviewed with the board key issues in the markup of PharMerica’s draft of the merger agreement that had been received from KKR in anticipation of submitting their joint proposal with WBA. Among other things, the board discussed that PharMerica had run an extensive sale process in connection with discussing KKR’s unwillingness to agree to a go-shop provision. The board also discussed PharMerica’s strategic alternatives, including continuing discussions regarding a potential business combination transaction or ceasing discussions and pursuing PharMerica’s standalone plan. The board decided that PharMerica should continue discussions regarding a potential business combination transaction.

At this time and other times in the following months, KKR indicated to PharMerica that the potential business combination transaction with PharMerica would be delayed.

On August 24, 2016, Reuters published an article reporting that PharMerica was exploring a potential sale process. Following that article, UBS and BofA Merrill Lynch received eleven inbound inquiries from potentially interested buyers, including from two strategic buyers (including Strategic Buyer 2 and a strategic buyer that had not previously been contacted by UBS or BofA Merrill Lynch) and nine financial buyers that had not previously been contacted by UBS or BofA Merrill Lynch, one of which we refer to as Financial Buyer 7). None of such inbound inquiries led to an expression of interest in actually pursuing a transaction or the execution of a new non-disclosure agreement. On the day the article was published, PharMerica’s stock price increased by 13% over its unaffected stock price of $22.55 on August 23, 2016.

On September 14, 2016, KKR and WBA submitted a non-binding joint proposal to acquire 100% of PharMerica’s common stock for $28.75 per share in an all cash transaction, subject to successful completion of confirmatory due diligence, and requested a three-week exclusivity period. PharMerica’s stock closed at $26.20 on September 14, 2016.

On September 16, 2016, the board held a meeting to discuss the KKR/WBA proposal. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to materials provided to the board in advance of the meeting, representatives of UBS and BofA Merrill Lynch reviewed with the board the status of preliminary discussions with potential buyers regarding a potential business combination transaction with PharMerica, including the joint proposal from KKR and WBA, and the inbound inquiries they had received following the Reuters article. The financial advisors updated the board on the nature of those inbound inquiries, and in particular that none of such parties indicated that they would provide an indicative price for a potential business combination transaction with PharMerica. Referring to materials provided to the board in advance of the meeting, a representative of Davis Polk reviewed with the board key issues in the markup of PharMerica’s draft of the merger agreement that had been received from KKR on June 24, 2016 in anticipation of submitting their joint proposal with WBA. Representatives of UBS and BofA Merrill Lynch reviewed with the board an updated preliminary financial analysis and, in considering KKR and WBA’s request for exclusivity, the board discussed the extensive sale process that had been conducted, the absence of other proposals, the fact that other bidders had withdrawn from the process, the fact that the inbound inquiries had produced nothing concrete, had provided indicative prices significantly below the KKR/WBA proposal, and that each of those third parties would still be at a very early stage in their processes. Following a discussion among the board, management and the advisors, the board directed the advisors to negotiate with KKR and WBA and their counsel regarding exclusivity, the purchase price and other outstanding issues.

On September 19, 2016, after receiving feedback from UBS on the board’s views regarding price, various contract terms that were being negotiated and the requested exclusivity as directed by the board, KKR and WBA verbally increased their proposal to $29.25 per share but made clear that they would not be willing to offer any further increases on price.

On September 20, 2016, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Representatives of UBS and Davis Polk updated the board on the status of their negotiations with KKR and WBA. Following discussion of, among other things, KKR and WBA’s increased price proposal and strategy on negotiating price, the board instructed the advisors to continue negotiations with KKR and WBA.

On September 23, 2016, after reaching agreement with KKR and WBA on several contract terms in the merger agreement, PharMerica executed an exclusivity agreement with KKR and WBA that was scheduled to expire on October 14, 2016.

During the period between September 23, 2016 and October 14, 2016, KKR and WBA continued to conduct due diligence on PharMerica. In addition, on September 28, 2016, Davis Polk sent Simpson Thacher a draft of the antitrust support side letter.

Upon expiration of exclusivity on October 14, 2016, KKR and WBA reiterated their interest in pursuing a business combination transaction but did not request an extension of the exclusivity period. At that time, KKR and WBA estimated that an additional one to two months would be required before they could pursue a potential PharMerica transaction.

On October 14, 2016, the board held a meeting to review the current status of the transaction process. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. The board also discussed PharMerica’s strategic alternatives, including continuing discussions regarding a potential business combination transaction or ceasing discussions and pursuing PharMerica’s standalone plan. Following discussion, the board determined to continue discussions regarding a potential business combination transaction and to permit KKR and WBA to continue to conduct due diligence despite the expiration of the exclusivity period.

From October 2016 through March 2017, KKR and WBA continued with their remaining due diligence. On December 7, 2016, KKR informed PharMerica management that KKR and WBA were still interested in pursuing a proposed transaction with PharMerica and indicated that they could be in a position to sign the transaction with PharMerica in mid-January 2017.

The board held meetings on December 13, 2016 and January 26, 2017 to review transaction process updates. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. The board also discussed other potential strategic alternatives and the board authorized management and the financial advisors to contact other parties potentially interested in a potential business combination transaction with PharMerica.

During the week of February 6, 2017, WBA continued its due diligence and indicated that it was still interested in pursuing a potential business combination transaction with PharMerica.

In February 2017, in parallel with KKR’s and WBA’s due diligence, UBS and BofA Merrill Lynch, at PharMerica management’s instruction and with the approval of the board, contacted two potential strategic buyers (which were selected because of the view that there was some likelihood that they would be interested in a potential business combination transaction with PharMerica given strategic fit) and Financial Buyer 7 (which had previously expressed interest in a potential business combination transaction with PharMerica), to discuss their interest in a potential business combination transaction with PharMerica. All three potential buyers declined to engage. Following discussions with the financial advisors, the board determined that it would not be useful to contact any other potential buyers at that time, given the extensive sale process, the Reuters article reporting that PharMerica was exploring a potential sale process, and discussions with many potential bidders that had been conducted by the financial advisors to date.

On March 1, 2017, KKR and WBA had a meeting with PharMerica’s management to review financial results for fiscal year 2016 and an updated budget for fiscal year 2017. The parties also discussed strategy and potential synergies.

On March 24, 2017, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. At the meeting, a representative of UBS updated the board on the status of negotiations with KKR and WBA and the outcome of the financial advisors’ outreach to other potential financial and strategic buyers. The financial advisors reviewed with the board their respective updated preliminary financial analyses of the potential business combination transaction with the KKR and WBA bidder group. The board then discussed potential strategic alternatives, including continuing discussions regarding a potential business combination transaction with KKR and WBA or ceasing discussions and pursuing PharMerica’s standalone plan. Following discussion, the board determined to continue the process to pursue a potential business combination transaction with KKR and WBA and to propose to KKR and WBA a firm timetable to complete the transaction. Mr. Weishar subsequently communicated these expectations to Mr. James Momtazee, Member & Head of Health Care Industry Team – Americas of KKR.

On April 5, 2017, KKR and WBA responded with a proposed timetable to complete remaining diligence and to execute a definitive merger agreement on a target date of May 12, 2017.

On April 27, 2017, KKR and WBA submitted a written non-binding proposal reaffirming their $29.25 per share proposal in an all cash transaction, subject to completion of confirmatory due diligence, finalized financing commitment papers, discussion of management equity arrangements and negotiation of definitive transaction agreements. None of the other potential financial or strategic buyers that UBS and BofA Merrill Lynch had contacted had submitted a written expression of interest at this time, and no other expressions of interest were thereafter received, as all of the previously interested potential buyers had indicated that they were no longer interested in pursuing a potential business combination transaction with PharMerica.

On May 1, 2017, the board held a meeting. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk were also present. Referring to a written presentation provided in advance of the meeting, management and representatives of UBS and BofA Merrill Lynch discussed with the board PharMerica’s five-year financial projections prepared by PharMerica’s management. Due to the lapse of time, PharMerica management updated the five-year projections to reflect the expected impact of certain transactions and legislation and to use actual 2016 results as the base for the five-year projections. The updated five-year projections were approved by the board. Referring to written presentations provided in advance of the meeting, representatives of UBS and BofA Merrill Lynch presented (i) an update on the status of the transaction process, (ii) an overview of the proposed transaction and the history of the transaction process, and (iii) their respective preliminary financial analyses of the proposed transaction with KKR and WBA. Referring to a written presentation provided in advance of the meeting, representatives of Davis Polk reviewed with the board the terms of the draft merger agreement and antitrust support side letter, including the key outstanding deal points in PharMerica’s negotiations with KKR and WBA, including as to termination fees, financing commitments and the undertakings as to antitrust matters in various jurisdictions. Mr. Weishar updated the board on the status of discussions with KKR regarding expectations for management employment and compensation arrangements. The board also discussed PharMerica’s strategic alternatives, including continuing discussions regarding a potential business combination transaction or ceasing discussions and pursuing PharMerica’s standalone plan. The board decided that PharMerica should continue discussions regarding a potential business combination transaction.

Throughout May, June and July of 2017, PharMerica’s management regularly updated the board regarding the progress of final diligence and negotiation of the merger agreement and the other transaction agreements. The board held meetings on June 1, 2017, June 14, 2017, June 21, 2017, June 25, 2017 and July 10, 2017 to discuss the status of negotiations regarding the proposed transaction. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk also were present at these meetings. In addition, the board was presented with the final version of the BofA Merrill Lynch material relationships disclosure memorandum, dated July 20, 2017, which we refer to as the BofA Merrill Lynch disclosure memorandum. Previous versions of the BofA Merrill Lynch disclosure memorandum, dated September 6, 2015, April 24, 2016, July 7, 2016 and April 28, 2017, and related email disclosure dated December 14, 2015, had already been presented to the board. The BofA Merrill Lynch disclosure memorandum included certain information concerning BofA Merrill Lynch’s material relationships with KKR and WBA and noted, among other things, that a senior member of the financial advisory deal team working with PharMerica is a member of the coverage team for WBA and a member of the financial advisory deal teams advising and seeking to advise WBA regarding acquisition and disposition transactions unrelated to PharMerica, and that certain members of the financial advisory deal team working with PharMerica had included PharMerica as one of several potential opportunities in discussion materials for KKR and Financial Buyer 4, among others, and discussed generally PharMerica with WBA during ordinary course coverage discussions (though no discussion materials were provided). Also, the board was presented with the final version of the UBS material relationships disclosure memorandum on July 31, 2017, which we refer to as the UBS disclosure memorandum. Previous versions of the UBS disclosure memorandum were delivered to the board on August 26, 2015 and February 1, 2017, and a preliminary disclosure memorandum was delivered on November 24, 2015. The UBS disclosure memorandum included certain information concerning UBS’ material relationships with KKR and WBA. Following consideration of these disclosures, the board reaffirmed its view that neither UBS nor BofA Merrill Lynch had any material conflict of interest that would prevent it from serving as a financial advisor to PharMerica.

On August 1, 2017, the board held a meeting to review the terms of the proposed transaction with KKR and WBA. At the invitation of the board, members of senior management and representatives of UBS, BofA Merrill Lynch and Davis Polk also were present. Prior to the meeting, copies of the current drafts of the merger agreement, antitrust support side letter and related transaction agreements were provided to the board. At the meeting, representatives of Davis Polk reviewed the terms of the draft merger agreement and other transaction documents, and updated the board as to the resolution of deal points that had been open. Representatives of Davis Polk also discussed with the board the debt financing commitment letters, as well as the no-shop restrictions in the merger agreement and reviewed with the board public disclosure obligations and operating restrictions that would apply to PharMerica between the signing of the merger agreement and the closing of the proposed transaction. UBS reviewed with the board its financial analysis of the merger consideration and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated August 1, 2017, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of common stock (other than Parent, Merger Sub and their affiliates), was fair, from a financial point of view, to such holders. Also at this meeting, BofA Merrill Lynch reviewed with the board its financial analysis of the merger consideration and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated August 1, 2017, to the effect that, as of the date of its opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of common stock, was fair, from a financial point of view, to such holders. Following questions from and discussions among the board and with their advisors regarding the proposed transaction, the board unanimously determined it was advisable, fair to and in the best interests of PharMerica and its stockholders to enter into the merger agreement, substantially in the form presented, and to consummate the merger and the other transactions contemplated thereby, and the board unanimously approved, adopted and authorized the merger agreement, the antitrust support side letter and the transactions contemplated thereby, resolved, subject to the provisions of the merger agreement, that the merger agreement be submitted to PharMerica’s stockholders and recommended that PharMerica’s stockholders approve and adopt the merger agreement and the merger. The board also unanimously approved the creation of a Special Meeting Committee to perform certain administrative functions related to the special meeting of PharMerica’s stockholders.

On August 1, 2017, after the ending of trading on the New York Stock Exchange, the parties executed the merger agreement, the antitrust support side letter and related transaction agreements.

Early in the morning on August 2, 2017, and prior to the commencement of trading on the New York Stock Exchange, PharMerica issued a press release announcing the transaction. PharMerica filed this press release on August 2, 2017 with the SEC.

Reasons for the Merger

On August 1, 2017, the board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of PharMerica and its stockholders. Accordingly, the board unanimously recommends that PharMerica stockholders vote “FOR” the merger proposal.

In the course of making the unanimous decision to approve and recommend the merger agreement and the transactions contemplated thereby, including the merger, the board consulted with outside legal and financial advisors and PharMerica’s management team, and considered a number of factors that it believed supported its decision, including, without limitation, the following (which are not necessarily presented in order of relative importance):

Attractive Value. The board concluded that the consideration of $29.25 per share in cash represented an attractive valuation for the Company and an opportunity for the Company’s stockholders to receive a meaningful premium over the market price of the common stock and over the unaffected market price of the common stock. The board reviewed the current and historical market prices of the common stock, including the market performance of the common stock relative to those of other participants in the Company’s industry and general market indices, and the extensive sale process undertaken by the Company, including:

•	the fact that the $29.25 per share price to be paid in cash in respect of each share of common stock represents an attractive premium of approximately 17% to the Company’s stock price as of closing on the last trading day prior to announcement of the merger agreement and a premium of approximately 18% to the Company’s 90-day volume weighted average price;
•	the fact that UBS and BofA Merrill Lynch, at the board’s instruction, contacted ten strategic buyers and ten financial buyers, that of these prospective buyers, ten (including each of KKR and Walgreens) entered into non-disclosure agreements with respect to a potential transaction with the Company, five (including each of KKR and Walgreens) of which conducted preliminary due diligence, and that no parties other than the KKR and Walgreens group were willing to continue pursuing an acquisition of the Company after conducting preliminary due diligence;
•	the fact that the Company had not received any other substantive alternative acquisition proposals, despite speculation in the press since late August 2016, including the Reuters article published on August 24, 2016, that the Company was considering a sale;
•	the fact that the Company actively solicited increases in the proposal made by KKR and Walgreens, and KKR and Walgreens indicated that the merger consideration was their best and final offer; and
•	the risk that prolonging the sale process further could have resulted in the loss of an opportunity to consummate a transaction with KKR and Walgreens and distracted senior management from implementing the Company’s business plan, in a situation where, in the judgment of the board and management, informed by the views of the Company’s advisors, there was no realistic likelihood of an alternative attractive bid.

Best Alternative for Maximizing Stockholder Value. The board considered that the merger consideration of  $29.25 in cash per share was more favorable to the Company’s stockholders than the likely value that might result from other potential transactions or remaining a standalone company. This decision was based on, among other things, the board’s assessment of:

•	the Company’s future prospects, including risks related to achieving the revenue growth and profitability reflected in the Company’s financial projections as a standalone company and the risks inherent in the Company’s industry, including the competitive threat of consolidations and strategic transactions in the healthcare industry and the resulting changes in contract terms with pharmacy benefit managers, including potential declines in reimbursement rates;
•	the possible alternatives to a sale of the entire Company, including continuing as a standalone company (taking into account the Company’s size and scale in its current healthcare industry environment), engaging in smaller acquisitions and considering large-scale or other transformative transactions, which alternatives the board evaluated with the assistance of its outside legal and financial advisors and determined did not present the best reasonably available alternative for our stockholders in light of, among other factors, the potential risks, rewards and uncertainties associated with those alternatives;
•	the board’s belief that its negotiations had resulted in the highest price per share for the common stock that KKR and Walgreens were willing to pay; and
•	the board’s belief that the process conducted by the Company had resulted in the highest price reasonably available to the stockholders of the Company.

Opinions of the Company’s Financial Advisors. The board considered the financial analysis presentations related to the fairness opinions delivered by each of UBS and BofA Merrill Lynch to the board on August 1, 2017, as well as:

•	the opinion of UBS, dated August 1, 2017, to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by the holders of common stock (other than Parent, Merger Sub and their affiliates), as more fully described below in the section entitled “Opinions of the Company’s Financial Advisors – Opinion of UBS” beginning on page 35 of this proxy statement; and
•	the opinion of BofA Merrill Lynch, dated August 1, 2017, to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of common stock, as more fully described below in the section entitled “Opinions of the Company’s Financial Advisors – Opinion of BofA Merrill Lynch” beginning on page 42 of this proxy statement.

Relationships with Financial Advisors. The determination of the board that the relationships between each of UBS and BofA Merrill Lynch, on the one hand, and each of the Company, KKR and Walgreens, on the other hand, disclosed to the board by UBS and BofA Merrill Lynch, respectively, would not impair the ability of either UBS or BofA Merrill Lynch to provide impartial advice to the board.

Greater Certainty of Value. The board considered that the proposed merger consideration is all cash, so that the transaction provides stockholders certainty of value and liquidity for their shares. The receipt of cash consideration also eliminates the risk for our stockholders of the continued execution of our business on a standalone basis.

Business Reputation of KKR and Walgreens. The board considered the business reputation, management and financial resources of KKR and Walgreens, with respect to the transaction. The board believed these factors supported the conclusion that a transaction with affiliates of KKR and Walgreens could be completed relatively quickly and in an orderly manner.

Likelihood of Completion. The board considered the likelihood of completion of the merger in light of the terms of the merger agreement and the closing conditions, including:

•	the fact that Parent and Merger Sub have obtained committed debt financing for the transaction from reputable financial institutions and committed equity financing, the limited number and nature of the conditions to the debt and equity financing, the obligation of Parent to use reasonable best efforts to consummate the debt financing and the requirement that, in the event of a failure of the merger to be consummated in circumstances related to the failure of Parent and Merger Sub to obtain such financing, Parent will pay the Company a termination fee of $56.6 million, as more fully described under “The Merger (Proposal 1)—Financing” beginning on page 51 of this proxy statement;
•	the merger is not subject to any financing-related condition (although the funding of the debt financing is subject to the satisfaction of the limited conditions set forth in the debt commitment letter under which the debt financing will be provided);
•	the Company’s ability, under circumstances specified in the merger agreement, to specifically enforce Parent’s obligation to enforce the financing commitments and to cause the equity financing sources to fund their contributions as contemplated by the merger agreement and the equity commitment letters;
•	the conditions to closing contained in the merger agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “material adverse effect” or other materiality qualifications;
•	the relative likelihood of obtaining required regulatory approvals, KKR and Walgreens’ obligation to accept certain remedies to obtain antitrust approvals, including certain actions that would reasonably be expected to result in or account for, either individually or in the aggregate, an annual loss of net worldwide sales revenues (as measured by 2016 sales revenue) of up to $85 million to Parent and its subsidiaries (including, following the closing, the Company and its subsidiaries), taken as a whole, and KKR and Walgreens’ obligations under the antitrust support side letter to use reasonable best efforts to take all actions necessary to enable Parent to comply with the antitrust covenants in the merger agreement, subject to certain exceptions therein; and
•	the requirement that, in the event of a failure of the merger to be consummated under circumstances relating to the failure to obtain required antitrust approvals, Parent will pay the Company a termination fee of $56.6 million or $113.3 million, depending on the circumstances, without the Company having to establish any damages, and the guarantee of such payment obligations by KKR and Walgreens pursuant to the limited guarantees, as more fully described under “The Merger Agreement—Termination Fees” beginning on page 82 of this proxy statement.

Opportunity to Receive Unsolicited Alternative Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal. The board considered the terms of the merger agreement permitting PharMerica to receive unsolicited alternative proposals, and the other terms and conditions of the merger agreement, including:

•	PharMerica’s right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals made prior to the time PharMerica’s stockholders approve the proposal to adopt the merger agreement. In this regard, the board took into consideration that the non-disclosure agreements entered into by eight potentially interested parties (other than KKR and Walgreens) either did not contain standstill provisions or contained standstill provisions that fell away once the Company entered into a definitive transaction agreement;
•	the provision of the merger agreement allowing the board to terminate the merger agreement in specified circumstances relating to a superior proposal, subject, in specified cases, to payment of a termination fee of $33 million; and
•	the fact that as of October 3, 2017, the date of this proxy statement, no person has made an unsolicited offer or proposal to acquire PharMerica.

Other Factors. The board also considered:

•	the availability of appraisal rights under Delaware law to holders of shares of common stock who do not vote in favor of the proposal to adopt the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement;

•	the benefits that the Company was able to obtain during extensive negotiations with KKR and Walgreens and that the merger agreement and related transaction agreements were the product of arm’s-length negotiations and contained terms and conditions that were, in the board’s view, advisable, fair to and in the best interests of the Company and its stockholders;
•	the merger agreement is subject to adoption by the Company’s stockholders, who are free to reject the merger agreement;
•	the current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions both in the near term and the long term, generally, and within the Company’s industry in particular; and
•	the interests of the Company’s directors and executive officers in the merger as more fully described under “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement.

In the course of reaching the determinations and decisions and making the recommendation described above, the board considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•	that the Company’s stockholders generally will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock, and will not participate in any potential future sale of the surviving corporation to a third party;
•	the risk of incurring substantial expenses related to the merger;
•	the risk of litigation arising in respect of the merger agreement or the transactions contemplated by the merger agreement, including the merger;
•	the risk that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by the Company’s stockholders. If the merger is not completed, (i) the Company will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention and a potentially negative effect on our business, (ii) the trading price of shares of our common stock would likely be adversely affected and (iii) the market’s perceptions of the Company’s prospects could be adversely affected;
•	the risk that the debt financing contemplated by the debt commitment letters or the equity financing contemplated by the equity commitment letters will not be obtained, resulting in Parent and Merger Sub not having sufficient funds to complete the merger;
•	that completion of the merger would require antitrust clearance in the United States and certain foreign jurisdictions and the satisfaction of certain other closing conditions, including that no Company material adverse effect has occurred, which conditions are not entirely within the Company’s control and that there can be no assurances that any or all such conditions will be satisfied;
•	the merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;
•	the risks and costs to the Company if the merger does not close, including uncertainty about the effect of the proposed merger on the Company’s employees, customers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with the Company;

•	that the receipt of cash by stockholders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes;
•	the possibility that, under certain circumstances under the merger agreement, the Company may be required to pay a termination fee of $33 million as more fully described under “The Merger Agreement—Termination Fees” beginning on page 82 of this proxy statement;
•	that the terms of the merger agreement prohibit the Company and its representatives from soliciting third-party bids and Parent has the right to match an unsolicited third-party bid, if made, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to our stockholders; and
•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets and that the Company’s remedy in the event of breach of the merger agreement by Parent and Merger Sub may be limited to the receipt of a $56.6 million or $113.3 million termination fee, depending on the circumstance, payable by Parent and guaranteed by KKR and Walgreens pursuant to the limited guarantees.

The foregoing discussion of the information and factors considered by the board includes the material factors considered by the board and is not intended to be an exhaustive list of the information and factors considered by the board in its consideration of the merger. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board recommended the merger agreement and the merger based upon the totality of the information it considered.

Recommendation of the Company’s Board of Directors

After careful consideration, the board has unanimously (i) determined that the merger agreement and transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, and (iii) resolved, subject to the provisions of the merger agreement, to recommend the acceptance of the merger agreement, including the merger, by the stockholders of the Company at the special meeting. Certain factors considered by the board in reaching its decision to approve the merger agreement and approve the merger can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger” beginning on page 31 of this proxy statement.

The board unanimously recommends that the stockholders of the Company vote “FOR” the merger proposal.

Opinions of the Company’s Financial Advisors

Opinion of UBS

PharMerica retained UBS to act as financial advisor to PharMerica. As part of that engagement, the board requested that UBS render an opinion as to the fairness, from a financial point of view, to the holders of common stock (other than Parent, Merger Sub and their affiliates) of the merger consideration to be received by such holders in the merger. On August 1, 2017, at a meeting of the board held to evaluate the merger and the merger agreement and the transactions contemplated thereby, UBS delivered to the board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated August 1, 2017, to the effect that, as of that date and based on and subject to various assumptions made, matters considered, and qualifications and limitations described in its written opinion, the merger consideration to be received by the holders of common stock (other than Parent, Merger Sub and their affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’s opinion to the board describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by UBS. The opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Holders of common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of the board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the merger consideration to be received by the holders of common stock (other than Parent, Merger Sub and their affiliates) in the merger from a financial point of view, and does not address any other aspect of the merger or any related transaction. UBS’s opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to PharMerica or PharMerica’s underlying business decision to effect the merger or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder of PharMerica as to how such stockholder should vote or act with respect to the merger or any related transaction. The following summary of UBS’s opinion is qualified in its entirety by reference to the full text of UBS’s opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to PharMerica;
•	reviewed certain internal financial information and other data relating to the business and financial prospects of PharMerica that were not publicly available, including financial forecasts and estimates prepared by the management of PharMerica that the board directed UBS to utilize for purposes of its analyses;
•	conducted discussions with members of the senior management of PharMerica concerning the business and financial prospects of PharMerica;
•	performed a discounted cash flow analysis of PharMerica in which UBS analyzed the future cash flows of PharMerica using financial forecasts and estimates prepared by the management of PharMerica;
•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;
•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;
•	reviewed current and historical market prices of the common stock;
•	reviewed the merger agreement; and
•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the board, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of the opinion. In addition, with the consent of the board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PharMerica, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PharMerica as to the future financial performance of PharMerica. In addition, UBS assumed, with the approval of the board, that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. The opinion of UBS was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the board, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in the opinion, of the merger agreement or any related documents or the form of the merger or any related transaction. UBS expressed no opinion as to (i) the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration, or (ii) the price at which the common stock will trade at any time. In rendering its opinion, UBS assumed, with the consent of the board, that (a) the parties to the merger agreement will comply with all material terms of the merger agreement, and (b) the merger will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on PharMerica, Parent or the merger.

In connection with rendering its opinion to the board, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public company analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to PharMerica, or the transactions contemplated by the merger agreement. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes its analyses and the summary contained in this proxy statement must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of PharMerica underlying the analyses of UBS are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. These estimates are necessarily subject to uncertainty because, among other things, they are based upon numerous factors and events beyond the control of PharMerica or its advisors. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of PharMerica. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The merger consideration to be received by the holders of common stock was determined through negotiations between Parent and PharMerica and the decision by PharMerica to enter into the merger agreement to effect the transaction was solely that of the board. UBS’s opinion and financial analyses were only one of many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the board or the management of PharMerica with respect to the merger or the merger consideration. While UBS provided advice to the board in connection with the proposed merger, the board determined the consideration and UBS did not recommend any specific amount or type of consideration.

Summary of the Financial Analyses of UBS

The following is a summary of the material financial analyses performed by UBS and reviewed with the board on August 1, 2017 in connection with UBS’s opinion. The financial analyses summarized below include information presented in tabular format. In order for UBS’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

Selected Public Companies Analysis

UBS compared selected financial data of PharMerica with corresponding data of the following nine publicly traded U.S. companies, which, based on its professional judgment and expertise, UBS believed to be generally relevant to its analysis (the “Selected Companies”), three of which were pharmaceutical distributors, three of which were long term care providers, and solely for reference purposes (as such companies had businesses that had comparatively less overlap with the business of PharMerica), one of which was a pharmaceutical benefits management company, one of which was an infusion services company, and one of which was a specialty pharmacy company:

Selected Companies

•	Pharmaceutical Distributor Companies
•	AmerisourceBergen Corporation
•	Cardinal Health, Inc.
•	McKesson Corporation

•	Long Term Care Companies
•	Ensign Group, Inc.
•	Genesis Healthcare Inc.
•	Kindred Healthcare, Inc.
•	Pharmaceutical Benefits Management Company
•	Express Scripts Holding Company
•	Infusion Services Company
•	BioScrip, Inc.
•	Specialty Pharmacy Company
•	Diplomat Pharmacy, Inc.

UBS reviewed, among other things:

•	the enterprise values, calculated as equity market value based on closing stock prices on July 31, 2017 (or in the case of Kindred Healthcare, Inc., April 9, 2017, which was the latest unaffected date prior to sale rumors), the last practicable price date prior to the delivery of UBS’s oral opinion, plus debt at book value, less cash and cash equivalents, plus minority interest at book value of each of the Selected Companies as a multiple of calendar year 2017 and 2018 estimated EBITDA of such Selected Company (“EV/EBITDA Multiples”); provided that with respect to the Selected Companies that were long term care companies, enterprise values were calculated inclusive of capitalized lease expense at 8.0x (which multiple is, in the professional judgment of UBS, standard for the industry), and EBITDA was calculated as EBITDAR, which represents EBITDA plus lease expense; and
•	the closing stock prices on July 31, 2017 (or in the case of Kindred Healthcare, Inc., April 9, 2017, which was the latest unaffected date prior to sale rumors), the last practicable price date prior to the delivery of UBS’s oral opinion, of each of the Selected Companies as a multiple of calendar year 2017 and 2018 estimated earnings per share of such Selected Company (including stock based compensation expense and adjusted for amortization) (“Adj. P/E Multiples”).

Financial data for the Selected Companies were based on FactSet data, public filings and other publicly available information as well as analyst research.

UBS then compared such multiples derived for the Selected Companies that were pharmaceutical distribution companies and long term care companies, and solely for reference purposes, the Selected Companies that were a pharmaceutical benefits management company, an infusion services company, and a specialty pharmacy company, with corresponding multiples implied for PharMerica, based on, among other things:

•	the enterprise value on July 31, 2017 of PharMerica as a multiple of calendar year 2017 and 2018 estimated EBITDA; and
•	the closing share price of PharMerica on July 31, 2017, as a multiple of calendar year 2017 and 2018 estimated adjusted earnings per share.

Estimated financial data used for the EV/EBITDA Multiples of PharMerica and Adj. P/E Multiples of PharMerica were based on the financial forecasts and estimates prepared by the management of PharMerica. See “Projected Financial Information.”

This analysis indicated the following implied EV/EBITDA Multiples and Adj. P/E Multiples for the Selected Companies that were pharmaceutical distribution companies and long term care companies, and solely for reference purposes, the Selected Companies that were a pharmaceutical benefits management company, an infusion services company, and a specialty pharmacy company, as compared to corresponding implied EV/EBITDA Multiples and Adj. P/E Multiples for PharMerica:

	EV/EBITDA Multiples		Adj. P/E Multiples
	2017E	2018E	2017E	2018E
Pharmaceutical Distributor Companies
Mean	9.5x	9.0x	14.6x	13.8x
Median	9.6x	9.0x	14.6x	14.1x

Long Term Care Companies
Mean	8.0x	7.7x	13.6x	12.1x
Median	7.9x	7.7x	13.6x	12.1x

Pharmaceutical Distributor and Long Term Care Companies Overall
High	10.2x	9.7x	16.2x	15.0x
Mean	8.8x	8.3x	14.2x	13.1x
Median	8.5x	8.0x	14.6x	14.1x
Low	7.8x	7.5x	11.0x	9.1x

Pharmaceutical Benefits Management Company
Express Scripts Holding Company	6.7x	6.5x	9.0x	8.2x

Infusion Services Company
BioScrip, Inc.	19.6x	14.3x	nm	nm

Specialty Pharmacy Company
Diplomat Pharmacy, Inc.	12.8x	11.6x	24.5x	21.4x

PharMerica
As of July 31, 2017 at $25.15 per share	8.7x	7.8x	12.9x	11.5x
At merger consideration of $29.25 per share	9.6x	8.6x	15.0x	13.4x

Discounted Cash Flow Analysis

UBS performed discounted cash flow analyses utilizing financial forecasts and estimates prepared by the management of PharMerica. See “Projected Financial Information.” UBS calculated ranges of implied present values (as of June 30, 2017) of the standalone, unlevered, free cash flows that PharMerica was forecasted to generate from July 1, 2017 through December 31, 2021 and of terminal values for PharMerica. Implied terminal values were derived by applying to PharMerica’s 2021 estimated EBITDA a range of estimated terminal last twelve months EBITDA multiples of 7.5x to 9.5x, which range was selected based on current and historical trading EBITDA multiples of PharMerica and certain of the Selected Companies. Implied present values of cash flows and terminal values were calculated using discount rates ranging from 8% to 9%, reflecting estimates of PharMerica’s weighted average cost of capital. The discounted cash flow analyses resulted in a range of implied equity values of $24.00 to $33.90 per share for PharMerica.

Selected Transactions Analysis

In order to provide certain context for the primary valuation and financial analyses in connection with its opinion as described above, UBS performed the selected transactions analysis summarized below, solely for reference purposes. UBS does not consider such analysis to be a determinative valuation methodology for purposes of its opinion.

UBS reviewed publicly available information and Wall Street research analyst reports relating to the following 14 acquisition transactions involving public target companies of which two were institutional pharmacy / specialty pharmacy companies, five were pharmaceutical benefits management companies, three were infusion services companies, and four were long term care companies, which, based on its professional judgment and expertise, UBS believed to be generally relevant to its analysis (the “Selected Transactions”).

Institutional Pharmacy / Specialty Pharmacy

Announcement Date	Acquiror	Target
May, 2015	CVS Health Corporation	Omnicare, Inc.
October, 2014	Catamaran Corporation	Salveo Specialty Pharmacy, Inc.

Pharmaceutical Benefits Management

Announcement Date	Acquiror	Target
March, 2015	UnitedHealth Group Incorporated	Catamaran Corporation
February, 2015	Rite Aid Corporation	Envision Pharmaceutical Services, Inc.
August, 2013	Catamaran Corporation	Restat, LLC
April, 2012	SXC Health Solutions Corp.	Catalyst Health Solutions, Inc.
July, 2011	Express Scripts Inc.	Medco Health Solutions Inc.

Infusion Services

Announcement Date	Acquiror	Target
November, 2013	CVS Caremark Corp.	Coram, LLC
June, 2013	BioScrip, Inc.	CarePoint Partners Holdings LLC
January, 2010	BioScrip, Inc.	Critical Homecare Solutions Holdings, Inc.

Long Term Care

Announcement Date	Acquiror	Target
November, 2014	HealthSouth Corporation	EHHI Holdings, Inc.
October, 2014	Kindred Healthcare Inc.	Gentiva Health Services Inc.
August, 2014	Genesis HealthCare, LLC	Skilled Healthcare Group, Inc.
June, 2012	Genesis HealthCare, LLC	Sun Healthcare Group, Inc.

UBS reviewed, among other things, transaction values of the target company in each of the Selected Transactions as a multiple of such target company’s EBITDA for the prior twelve months and EBITDA for the next twelve months. UBS then compared such multiples derived for the target companies with corresponding multiples calculated for PharMerica. Financial data regarding the Selected Transactions and used to determine the multiples were based on public filings, Wall Street research analyst reports, and press releases. Estimated financial data used for PharMerica were based on the financial forecasts and estimates prepared by the management of PharMerica. See “Projected Financial Information.”

These analyses indicated the following multiples for the target companies in each of the Selected Transactions, as compared to the corresponding implied multiples for PharMerica:

Multiple of EBITDA
	LTM	NTM
Institutional Pharmacy / Specialty Pharmacy
Mean	15.1x	13.0x
Median	15.1x	13.0x

Pharmaceutical Benefits Management
Mean	16.9x	12.6x
Median	17.6x	13.0x

Infusion Services
Mean	12.4x	12.9x
Median	12.4x	12.9x

Long Term Care
Mean	8.4x	8.3x
Median	8.8x	8.3x

Selected Transactions Overall
High	21.2x	16.8x
Mean	13.4x	11.4x
Median	13.0x	10.4x
Low	6.3x	6.5x

PharMerica
At merger consideration of $29.25 per share	10.3x	9.0x

Miscellaneous

Under the terms of UBS’s engagement, PharMerica agreed to pay UBS an aggregate fee of $6.06 million, of which $500,000 became payable upon delivery of UBS’s opinion, and the remainder of which is contingent upon consummation of the merger. In addition, PharMerica agreed to reimburse UBS for its reasonable and documented expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS and its affiliates have provided investment banking services to WBA and certain of its affiliates, unrelated to the proposed merger, for which UBS and its affiliates received compensation, including (i) providing financial advisory services to WBA in connection with its proposed acquisition of Rite Aid, (ii) acting as administrative agent, joint lead arranger and joint lead bookrunner in connection with WBA’s $12,800,000,000 bridge facility commitment for its proposed acquisition of Rite Aid, and (iii) acting as joint bookrunner in connection with WBA’s issuance of notes in the aggregate principal amount of $6,000,000,000. In addition, in the past, UBS and its affiliates have provided lending, investment banking and underwriting services to KKR and certain of its affiliates, unrelated to the proposed merger, for which UBS and its affiliates received compensation. From January 1, 2015 through July 31, 2017, UBS and its affiliates derived revenues from KKR, WBA and certain of their respective affiliates of approximately $125,000,000 in the aggregate for investment banking, lending and underwriting services. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of PharMerica, WBA, KKR, and their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities. The issuance of UBS’s opinion was approved by an authorized committee of UBS.

PharMerica selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and private placements.

Opinion of BofA Merrill Lynch

The Company has retained BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On August 1, 2017, at a meeting of the board held to evaluate the merger, BofA Merrill Lynch delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated August 1, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of shares of common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the board for the benefit and use of the board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch, among other things:

i.	reviewed certain publicly available business and financial information relating to the Company;
ii.	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, referred to herein as the “Company management forecasts”);
iii.	reviewed and discussed with the management of the Company its estimates of the amount and utilization of certain net operating losses (referred to herein, collectively, as the “NOLs”);
iv.	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;
v.	reviewed the trading history for the common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;
vi.	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;
vii.	considered the results of BofA Merrill Lynch’s efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest from certain third parties with respect to a possible acquisition of the Company;

viii.	reviewed a draft, dated July 28, 2017, of the merger agreement, and drafts, dated July 31, 2017, of the limited guarantees executed by each of WBA and KKR Americas XII in favor of the Company (for purposes of this section, each limited guarantee, together with the merger agreement, is referred to as the Transaction Agreements and such drafts are referred to as the “Draft Transaction Agreements”); and
ix.	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company management forecasts and the NOLs, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. BofA Merrill Lynch relied, at the direction of the Company, on the assessments of the management of the Company as to the ability to utilize the NOLs and was advised by the Company, and assumed, at the direction of the Company, that such NOLs would be utilized in the amounts and at the times projected. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company, Parent or Merger Sub under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed Transaction Agreements would not differ in any material respect from the Draft Transaction Agreements reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch also did not express any view or opinion with respect to, and BofA Merrill Lynch relied, at the direction of the Company, upon the assessments of representatives of the Company regarding, legal, regulatory, accounting, tax and similar matters relating to the Company or the merger, as to which matters BofA Merrill Lynch understood that the Company obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter. Except as described in this summary, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The discussion set forth below in the section entitled “Summary of Material Financial Analyses of the Company” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the board in connection with its opinion, dated August 1, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material Financial Analyses of the Company

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following nine publicly traded companies in the long term care, pharmacy benefit management, infusion/specialty pharmacy and pharmaceutical distribution industries that BofA Merrill Lynch considered to have similar or reasonably comparable operations to the Company, or that operate in the end markets served by the Company:

	2017E adjusted EPS multiple	2018E adjusted EPS multiple	2017E EBITDA multiple	2018E EBITDA multiple
AmerisourceBergen Corporation	15.7x	14.5x	9.6x	9.0x
BioScrip, Inc.	N/A	N/A	19.6x	14.3x
Cardinal Health Inc.	14.6x	14.1x	10.2x	9.7x
Diplomat Pharmacy, Inc.	24.5x	21.4x	12.8x	11.6x
Express Scripts Holding Co.	9.0x	8.2x	6.7x	6.5x
Genesis Healthcare Inc.	N/A	N/A	7.8x	7.7x
Kindred Healthcare, Inc.	11.0x	9.1x	7.9x	7.5x
McKesson Corporation	13.5x	12.7x	8.8x	8.3x
The Ensign Group, Inc.	16.2x	15.0x	8.2x	7.7x

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on July 31, 2017, of the selected publicly traded companies as a multiple of estimated adjusted earnings per share, which we refer to in this section as “EPS”, for calendar years 2017 and 2018. The overall low, mean, median and high calendar year 2017 EPS multiples observed for the selected publicly traded companies (disregarding companies that forecasted losses) were 9.0x, 13.3x, 14.0x and 24.5x, respectively, and the overall low, mean, median and high calendar year 2018 EPS multiples observed for the selected publicly traded companies (disregarding companies that forecasted losses) were 8.2x, 12.3x, 13.4x and 21.4x, respectively. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 31, 2017, plus debt, plus minority interest, less cash, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to in this section as “EBITDA”, for calendar years 2017 and 2018. The overall low, mean, median and high calendar year 2017 EBITDA multiples observed for the selected publicly traded companies were 6.7x, 8.5x, 8.2x and 19.6x, respectively, and the overall low, mean, median and high calendar year 2018 EBITDA multiples observed for the selected publicly traded companies were 6.5x, 8.1x, 7.7x and 14.3x, respectively. In each case, the mean and median multiples excluded BioScrip, Inc. and Diplomat Pharmacy, Inc., which, in the judgment of BofA Merrill Lynch, were not representative of the group, given that only a minimal portion of their respective overall businesses would be directly comparable with the Company’s business. BofA Merrill Lynch then applied (i) calendar year 2017 EPS multiples of 11.5x to 14.5x derived from the selected publicly traded companies, based on BofA Merrill Lynch’s professional judgment, to the Company’s calendar year 2017 estimated EPS of $1.95 per share, and calendar year 2018 EPS multiples of 10.5x to 13.5x derived from the selected publicly traded companies, based on BofA Merrill Lynch’s professional judgment, to the Company’s 2018 estimated EPS of $2.19 per share, and (ii) calendar year 2017 EBITDA multiples of 7.5x to 9.5x derived from the selected publicly traded companies, based on BofA Merrill Lynch’s professional judgment, to the Company’s calendar year 2017 estimated EBITDA of $142 million, and calendar year 2018 EBITDA multiples of 7.0x to 9.0x derived from the selected publicly traded companies, based on BofA Merrill Lynch’s professional judgment, to the Company’s calendar year 2018 estimated EBITDA of $159 million. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Company were based on the Company management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company				Merger Consideration
2017E adjusted EPS	2018E adjusted EPS	2017E EBITDA	2018E EBITDA
$22.50 - $28.30	$23.00 - $29.60	$19.90 - $28.70	$21.30 - $31.20	$29.25

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from the third fiscal quarter of 2017 through calendar year 2021 based on the Company management forecasts, both (i) without taking into account the present value of $33 million of federal NOL tax attributes as of June 30, 2017, and (ii) taking into account the present value of $33 million of federal NOL tax attributes as of June 30, 2017. BofA Merrill Lynch calculated terminal values for the Company by applying terminal last twelve months multiples of 7.5x to 9.5x, which range was selected based on BofA Merrill Lynch’s professional judgment and experience, to the Company’s estimated EBITDA for the last twelve months ending December 31, 2021. The cash flows and terminal values were then discounted to present value as of June 30, 2017, using discount rates ranging from 7.5% to 8.5%, which were based on an estimate of the Company’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for the Company as compared to the merger consideration:

	Implied Per Share Equity Value Reference Range for the Company	Merger Consideration
Not taking into account present value of federal NOLs	$24.40 - $34.50	$29.25
Taking into account present value of federal NOLs	$24.80 - $34.90	$29.25

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices per share of common stock during the 52-week period ended July 31, 2017, which indicated that during such period the Company’s closing prices ranged from $20.20 to $28.17 per share;
•	one-year forward share price targets as of July 31, 2017 for shares of common stock in publicly available research analyst reports, which indicated share price targets for the Company, discounted by one year to present value as of July 31, 2017 utilizing a discount rate of 10.0% (the Company’s cost of equity), of approximately $17.30 to $28.20 per share; and
•	an illustrative leveraged buy-out reference range of $22.40 to $29.90 assuming, among other things, an illustrative transaction closing date of June 30, 2017 and an illustrative exit date of December 31, 2021, and calculated by applying exit last twelve months multiples of 7.5x to 9.5x to the Company’s estimated EBITDA for the last twelve months ending December 31, 2021 (with an illustrative target internal rate of return of 17.5% to 22.5%).

Miscellaneous

As noted above, the discussion set forth above in the section entitled “Summary of Material Financial Analyses of the Company” is a summary of the material financial analyses presented by BofA Merrill Lynch to the board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of shares of common stock, and were provided to the board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the parties, rather than by any financial advisor, and was approved by the board. The decision to enter into the merger agreement was solely that of the board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board or management with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $6,000,000, $500,000 of which was payable upon delivery of its opinion and the remaining portion of which is contingent upon consummation of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of (i) the Company and certain of its affiliates and (ii) Parent and certain of its affiliates, including KKR and certain of its affiliates and portfolio companies and WBA and certain of its affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner, collateral agent and arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of the Company and/or certain of its affiliates and (ii) having provided or providing certain treasury management products and services to the Company and/or certain of its affiliates. From August 1, 2015 through July 31, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from the Company and certain of its affiliates of approximately $5 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates, including KKR and certain of its affiliates and portfolio companies and WBA and certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to KKR, certain of its affiliates and portfolio companies, WBA and an affiliate thereof in connection with certain mergers and acquisitions and divestiture transactions, (ii) having acted or acting as a bookrunning-manager, underwriter, stabilizing manager, global coordinator and/or initial purchaser for various debt and equity offerings of KKR, certain of its affiliates and portfolio companies and WBA, (iii) having acted or acting as a dealer for a commercial paper program of WBA and an affiliate thereof, (iv) having acted or acting as a dealer manager for certain debt exchange and tender offers of an affiliate and portfolio company of KKR and an affiliate of WBA, (v) having acted or acting as an administrative agent, bookrunner, collateral agent and/or arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Parent and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and WBA and/or certain of its affiliates (including acquisition financing), (vi) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Parent and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and WBA and/or certain of its affiliates, (vii) having acted or acting as a corporate broker to an affiliate and portfolio company of KKR and an affiliate of WBA, (viii) having provided or providing certain managed investments services and products to Parent and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and WBA and/or certain of its affiliates and (ix) having provided or providing certain treasury management products and services to Parent and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and WBA and/or certain of its affiliates. In addition, BofA Merrill Lynch and/or certain of its affiliates have maintained, currently are maintaining, and in the future may maintain, significant commercial (including vendor and/or customer) relationships with Parent and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and WBA and/or certain of its affiliates. From August 1, 2015 through July 31, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from KKR and certain of its affiliates and portfolio companies of approximately $74 million, and from WBA and certain of its affiliates of approximately $49 million, for investment and corporate banking services.

Projected Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, we provided UBS and BofA Merrill Lynch with certain non-public financial forecasts prepared by PharMerica’s management at the request of the board, which UBS and BofA Merrill Lynch relied on in performing their financial analyses summarized under “Opinions of the Company’s Financial Advisors.”

PharMerica initially prepared financial projections, which we refer to as the “2015 Projections,” for the fiscal years 2015, 2016, 2017, 2018 and 2019. In April 2016, the 2015 Projections were updated, which updated projections we refer to as the “April 2016 Projections,” to reflect PharMerica’s then-recent performance, changes made to PharMerica’s budget for fiscal year 2016 as part of its monthly budgeting process and PharMerica management’s then-current expectations for fiscal year 2016. In September 2016, the April 2016 Projections were updated, which updated projections we refer to as the “September 2016 Projections,” to add projections for fiscal year 2020 and account for then-year-to-date performance and PharMerica management’s then-current expectations, reflecting, among other items, changes in bed count and the timing of certain contracts. In April 2017, the September 2016 Projections were updated, which updated projections we refer to as the “April 2017 Projections,” to reflect the expected impact of PharMerica’s acquisition of CareMed Specialty Pharmacy, to reflect the expected impact of the 21st Century Cures Act legislation, to use actual results for fiscal year 2016 as the base for the five-year projections and to add projections for fiscal year 2021. In July 2017, the April 2017 Projections were updated, which updated projections we refer to as the “July 2017 Projections,” to reflect actual results for the second quarter of fiscal year 2017.

The 2015 Projections were provided to KKR, Strategic Buyer 1, Strategic Buyer 2, Financial Buyer 1, Financial Buyer 2, Financial Buyer 3, Financial Buyer 4 and Financial Buyer 6. The April 2016 Projections were provided to KKR, WBA, Financial Buyer 1, Financial Buyer 2, Financial Buyer 4 and Financial Buyer 6. The September 2016 Projections and the April 2017 Projections were provided to KKR and WBA in the course of their due diligence. Each of the 2015 Projections, the April 2016 Projections, the September 2016 Projections, the April 2017 Projections and the July 2017 Projections were provided to the board, UBS and BofA Merrill Lynch, and the July 2017 Projections were approved by PharMerica for their use for purposes of their financial analyses summarized under “Opinions of the Company’s Financial Advisors.” None of the 2015 Projections, the April 2016 Projections, the September 2016 Projections or the April 2017 Projections were approved by PharMerica for use, or were used, for the purposes of the financial analyses summarized under “Opinions of the Company’s Financial Advisors.”

We have included a summary of the 2015 Projections, the April 2016 Projections, the September 2016 Projections, the April 2017 Projections and the July 2017 Projections, which we refer to as the “Projections,” below to give stockholders access to certain nonpublic information provided to the board, UBS and BofA Merrill Lynch for purposes of considering and evaluating the Company’s strategic and financial alternatives, including the merger. The inclusion of the Projections should not be regarded as an indication that Parent, Merger Sub or the board, UBS and BofA Merrill Lynch, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Projections and the underlying assumptions upon which the Projections were based are subjective in many respects. The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to the business, financial condition or results of operations of the Company and other matters, including those described under “Cautionary Statement Concerning Forward-Looking Statements,” many of which are difficult to predict, subject to significant economic and competitive uncertainties, are beyond the Company’s control and may cause the Projections or the underlying assumptions to be inaccurate. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and provided to our board, UBS and BofA Merrill Lynch, and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, certain metrics included in the Projections are non-GAAP measures, and the Projections do not include footnote disclosures as may be required by GAAP. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections below. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The following is a summary of the 2015 Projections that were provided to the board, UBS and BofA Merrill Lynch:

	Fiscal Year End(1)
	2015E	2016E	2017E	2018E	2019E
	(dollars in millions)
Revenue	$1,997.4	$2,234.9	$2,382.9	$2,562.3	$2,761.5
Gross Profit(2)	$714.3	$740.8	$764.0	$782.7	$801.8
Adjusted EBITDA(3)	$131.8	$143.1	$149.0	$154.9	$160.9
(1)	Excludes future acquisitions.
(2)	Gross Profit represents revenue less cost of drugs.
(3)	Adjusted EBITDA is defined as earnings before income, taxes, depreciation and amortization, and non-recurring expense, adjusted for stock based compensation expense.
	Fiscal Year End(1)
	2015E	2016E	2017E	2018E	2019E
	(dollars in millions)
Revenue	$1,997.4	$2,285.4	$2,535.0	$2,818.5	$3,123.4
Gross Profit(2)	$714.3	$760.3	$822.4	$879.7	$936.7
Adjusted EBITDA(3)	$131.8	$149.0	$166.4	$183.8	$201.5
(1)	Includes future acquisitions.
(2)	Gross Profit represents revenue less cost of drugs.
(3)	Adjusted EBITDA is defined as earnings before income, taxes, depreciation and amortization, and non-recurring expense, adjusted for stock based compensation expense.

The following is a summary of the April 2016 Projections that were provided to the board, UBS and BofA Merrill Lynch:

	Fiscal Year End(1)
	2016E	2017E	2018E	2019E
	(dollars in millions, except for Adjusted Earnings Per Share)
Revenue	$2,188.5	$2,382.9	$2,562.3	$2,761.5
Gross Profit(2)	$747.9	$764.0	$782.7	$801.8
Adjusted EBITDA(3)	$143.2	$149.0	$154.9	$160.9
Adjusted Earnings Per Share(4)	$1.60	$1.61	$1.66	$1.79
(1)	Excludes future acquisitions.
(2)	Gross Profit represents revenue less cost of drugs.
(3)	Adjusted EBITDA is defined as earnings before income, taxes, depreciation and amortization, and non-recurring expense, adjusted for stock based compensation expense.
(4)	Adjusted Earnings Per Share adjusted for non-recurring items and stock based compensation expense.
	Fiscal Year End(1)
	2016E	2017E	2018E	2019E
	(dollars in millions, except for Adjusted Earnings Per Share)
Revenue	$2,237.7	$2,535.0	$2,818.5	$3,123.4
Gross Profit(2)	$767.3	$822.4	$879.7	$936.7
Adjusted EBITDA(3)	$149.4	$166.4	$183.8	$201.5
Adjusted Earnings Per Share(4)	$1.54	$1.81	$1.99	$2.26
(1)	Includes future acquisitions.
(2)	Gross Profit represents revenue less cost of drugs.
(3)	Adjusted EBITDA is defined as earnings before income, taxes, depreciation and amortization, and non-recurring expense, adjusted for stock based compensation expense.
(4)	Adjusted Earnings Per Share adjusted for non-recurring items and stock based compensation expense.

The following is a summary of the September 2016 Projections that were provided to the board, UBS and BofA Merrill Lynch:

	Fiscal Year End(1)
	2016E	2017E	2018E	2019E	2020E
	(dollars in millions, except for Adjusted Earnings Per Share)
Revenue	$2,104.1	$2,356.5	$2,574.2	$2,807.8	$3,052.2
Gross Profit(2)	$736.5	$781.8	$803.5	$825.2	$848.1
Adjusted EBITDA(3)	$132.0	$149.0	$156.3	$164.8	$175.0
Adjusted Earnings Per Share(4)	$1.98	$2.26	$2.33	$2.47	$2.63
(1)	Excludes future acquisitions.
(2)	Gross Profit represents revenue less cost of drugs.
(3)	Adjusted EBITDA is defined as earnings before income, taxes, depreciation and amortization, and non-recurring expense.
(4)	Adjusted Earnings Per Share adjusted for amortization and non-recurring items.
	Fiscal Year End(1)
	2016E	2017E	2018E	2019E	2020E
	(dollars in millions, except for Adjusted Earnings Per Share)
Revenue	$2,104.1	$2,406.2	$2,725.4	$3,062.9	$3,413.4
Gross Profit(2)	$736.5	$801.3	$862.1	$923.1	$985.0
Adjusted EBITDA(3)	$132.0	$155.9	$177.4	$201.3	$227.3
Adjusted Earnings Per Share(4)	$1.98	$2.35	$2.70	$3.12	$3.58
(1)	Includes future acquisitions.
(2)	Gross Profit represents revenue less cost of drugs.
(3)	Adjusted EBITDA is defined as earnings before income, taxes, depreciation and amortization, and non-recurring expense.
(4)	Adjusted Earnings Per Share adjusted for amortization and non-recurring items.

The following is a summary of the April 2017 Projections that were provided to the board, UBS and BofA Merrill Lynch:

	Fiscal Year End(1)
	2017B	2018E	2019E
	(dollars in millions, except for Adjusted Earnings Per Share)
Revenue	$2,439.2	$2,703.1	$2,982.9
Gross Profit(2)	$769.0	$809.9	$840.6
Adjusted EBITDA(3)	$142.0	$158.8	$171.7
Adjusted Earnings Per Share(4)	$1.95	$2.19	$2.40
(1)	Excludes future acquisitions.
(2)	Gross Profit represents revenue less cost of drugs.
(3)	Adjusted EBITDA does not include non-recurring items of approximately $20 million in fiscal year 2017E and approximately $6 million per year from fiscal years 2018E through 2019E.
(4)	Adjusted Earnings Per Share is defined as net income excluding the impact of intangible amortization and non-recurring expense divided by estimated fully diluted shares.

The following is a summary of the July 2017 Projections that were provided to the board, UBS and BofA Merrill Lynch in connection with their respective consideration of the merger and for use for the purposes of the financial analyses summarized under “Opinions of the Company’s Financial Advisors”:

	Fiscal Year End(1)
	2017E	2018E	2019E	2020E	2021E
	(dollars in millions, except for Adjusted Earnings Per Share)
Revenue	$2,439.2	$2,703.1	$2,982.9	$3,265.8	$3,596.0
Gross Profit(2)	$769.0	$809.9	$840.7	$872.5	$905.1
Adjusted EBITDA(3)	$142.0	$158.8	$171.8	$182.5	$193.6
Adjusted Earnings Per Share(4)	$1.95	$2.19	$2.40	$2.58	$2.80
(1)	Excludes future acquisitions.
(2)	Gross Profit represents revenue less cost of drugs.

(3)	Adjusted EBITDA does not include non-recurring items of approximately $20 million in fiscal year 2017E and approximately $6 million per year from fiscal years 2018E through 2021E.
(4)	Adjusted Earnings Per Share is defined as net income excluding the impact of intangible amortization and non-recurring expense divided by estimated fully diluted shares.

Financing

The Company and Parent anticipate the total amount of funds required to complete the merger and the related transactions and pay related fees and expenses will be funded through a combination of the following:

•	equity financing of $450 million, including (i) $315 million to be provided by KKR Americas XII, or any of its affiliates to which KKR Americas XII assigns all or a portion of its commitment, and (ii) $135 million to be provided by WBA, or any of its affiliates to which WBA assigns all or a portion of its commitment; and
•	borrowings under a $1,100 million senior secured credit facility, comprised of a $815 million first lien term loan facility, a $100 million senior secured revolving credit facility (which revolving credit facility is not intended to provide funding for the merger, provided, that $20 million of the revolving credit facility is available to fund transaction expenses related to the merger) and a $185 million senior secured second lien term loan facility.

The consummation of the merger is not subject to any financing-related condition (although the funding of the debt financing is subject to the satisfaction of the conditions set forth in the debt commitment letter under which the debt financing will be provided).

Equity Financing

Parent has received equity commitment letters dated August 1, 2017 (the “equity commitment letters”) from each of KKR Americas XII and WBA pursuant to which they have committed, subject to the conditions set forth in the equity commitment letters, to provide Parent with equity financing in the aggregate of $450 million.

Funding of the equity financing is subject to the conditions provided in the equity commitment letters, which include:

•	the satisfaction or waiver by Parent and Merger Sub of the conditions precedent to the obligation of Parent and Merger Sub to complete the merger as set forth in the merger agreement (other than those conditions that by their nature cannot be satisfied until the closing);
•	the substantially concurrent funding of the debt financing (or alternate financing);
•	the substantially concurrent funding of (i) in the case of WBA, KKR Americas XII’s portion of the equity commitment and (ii) in the case of KKR Americas XII, WBA’s portion of the equity commitment; and
•	the substantially concurrent consummation of the merger.

The obligations of KKR Americas XII and WBA to fund the equity financing will terminate automatically and immediately upon the earliest to occur of:

•	the termination of the merger agreement in accordance with its terms;
•	the closing of the merger; and
•	commencement by the Company or any of its affiliates of a lawsuit or other proceeding asserting any claim (whether in tort, contract or otherwise) under or in respect of either of the equity commitment letters, the merger agreement, the antitrust support side letter, either of the limited guarantees or the transactions contemplated thereby (including in respect of any oral representations made or alleged to be made in connection therewith) against any person, with customary exceptions set forth in the equity commitment letters, including, among others, an exception for any lawsuit or other proceeding by the Company against Parent or Merger Sub in accordance with the Company’s rights under and subject to the terms and conditions of the merger agreement and any lawsuit or other proceeding prior to the termination of the merger agreement to specifically enforce the obligation to fund the equity commitments in accordance with the terms of the equity commitment letters.

The Company is an express third-party beneficiary of the rights granted to Parent under the equity commitment letters only for the purpose of seeking specific performance of Parent’s right to cause the equity commitments to be funded thereunder (solely to the extent that Parent can enforce the equity commitment pursuant to the terms thereof) and for no other purpose (including, without limitation, any claim for monetary damages thereunder).

Debt Financing

Parent has entered into an amended and restated debt commitment letter, dated as of August 4, 2017, which we refer to as the debt commitment letter, with Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Jefferies Finance LLC, KKR Capital Markets LLC and KKR Corporate Lending LLC, which we refer to collectively as the lenders. Pursuant to the debt commitment letter, the lenders have committed to provide an aggregate of $1,100 million in debt financing to Parent consisting of: (i) a senior secured first lien term loan facility in an aggregate principal amount of $815 million; (ii) a senior secured revolving credit facility with a maximum availability of $100 million in the aggregate; and (iii) a senior secured second lien term loan facility in the aggregate amount of up to $185 million. We refer to the senior secured first lien term loan facility, the senior secured revolving credit facility and the senior secured second lien term loan facility, collectively, as the debt facilities.

The commitments under the debt commitment letter are made to Merger Sub or another wholly owned affiliate which is assigned such commitments pursuant to the terms of such debt commitment letter. Upon consummation of the merger, the surviving corporation will assume all of Merger Sub’s obligations under the debt facilities.

The commitment of the lenders under the debt commitment letter expires upon the earliest to occur of (i) prior to the consummation of the merger, the termination of the merger agreement by Parent or with Parent’s written consent or otherwise in accordance with its terms, (ii) the consummation of the merger without the funding of the debt facilities and (iii) the date that is five business days after the end date. The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Parent has agreed to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable in the manner contemplated in the debt commitment letter, the merger agreement requires Parent to use its reasonable best efforts to arrange as promptly as practicable alternative debt financing on terms and conditions not less favorable to Parent, PharMerica and Merger Sub than those contained in the debt commitment letter and in an amount, combined with the aggregate amount of equity financing contemplated by the merger agreement and other funds available to Parent at the closing of the merger, sufficient to consummate the transactions contemplated by the merger agreement.

The availability of the debt facilities is subject, among other things, to:

•	Consummation of the merger in all material respects in accordance with the terms of the merger agreement prior to or substantially concurrently with the initial funding of the debt facilities (without giving effect to any modifications, amendments or express waivers or consents to the merger agreement that are materially adverse to the lenders under the debt financing without the consent of the majority lead arrangers of the financing, which shall include Goldman Sachs Bank USA (such consent not to be unreasonably withheld, conditioned or delayed));
•	Except as set forth in a schedule to the merger agreement, since December 31, 2016, that there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;
•	Redemption, refinancing or repayment of certain existing indebtedness of PharMerica and its subsidiaries, including repayment of all amounts outstanding (other than contingent obligations) under, and termination of all commitments and release of all liens in respect of, PharMerica’s existing credit facility, dated September 17, 2014, by and among PharMerica, certain of its subsidiaries, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent;
•	Payment of fees and expenses to the lenders and the lead arrangers;
•	Delivery of certain financial statements relating to PharMerica and its subsidiaries;
•	Delivery of certain pro forma financial statements of PharMerica;

•	Delivery of all “know your customer” and anti-money laundering documentation and other information reasonably requested by the lenders’ agent or the joint lead arrangers regarding PharMerica, certain of its subsidiaries and Parent;
•	The joint lead arrangers shall have been afforded a marketing period (as more fully described in the section entitled “The Merger Agreement—Marketing Period”) following receipt of the financial statements and pro forma financial statements of PharMerica;
•	Subject in each case to funding provisions of the debt commitment letter, execution of the intercreditor agreement and guarantees substantially simultaneously with the initial funding of the debt facilities and the delivery of all documents and instruments required to create or perfect the senior secured administrative agents’ security interests in certain limited collateral;
•	Subject in each case to certain provisions of the debt commitment letter, execution of facilities documentation and delivery of certain customary closing documents (including, among others, a solvency certificate and customary legal opinions);
•	The accuracy of certain limited representations and warranties; and
•	Consummation of the equity financing contemplated by the equity commitment letters shall have been made, or substantially concurrently with the initial funding of the debt facilities shall be made, in at least an amount equal to 30% of the sum of (i) the aggregate gross proceeds of the debt facilities borrowed on the closing date (excluding gross proceeds from revolving loans to fund working capital needs on the closing date and certain original issue discount and/or upfront fees) plus (ii) the equity capitalization of Parent and its subsidiaries on the closing date after giving effect to the merger.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing described herein is not available. Although the debt financing described above is not subject to a due diligence or “market out,” such financing may not be considered assured.

Limited Guarantees

Subject to the terms and conditions set forth in the limited guarantees, KKR Americas XII and WBA have guaranteed the payment obligations of Parent with respect to the following (the “guaranteed obligations”):

•	Parent’s obligation under the merger agreement to pay the Parent termination fee or the Willful Breach antitrust termination fee, as applicable, if the merger agreement is terminated by the Company under specified circumstances (see the section entitled “The Merger Agreement—Termination Fees—Parent Termination Fee and Parent Regulatory Termination Fee” beginning on page 82 of this proxy statement);
•	other than in a circumstance in which the Company is permitted to terminate the merger agreement and receive the Parent termination fee or the Willful Breach antitrust termination fee, as applicable, any money damages in an amount, individually or in the aggregate, of no more than the amount of the Parent termination fee, that may be owed by Parent and/or Merger Sub to the Company as a result of a Willful Breach of the merger agreement by Parent and/or Merger Sub in accordance with (and subject to the limitations in) the merger agreement; and
•	following termination of the merger agreement, Parent’s reimbursement and indemnification obligations under the merger agreement relating to financing cooperation.

KKR Americas XII’s and WBA’s obligations under the limited guarantees are subject to an aggregate cap equal to the sum of (i)(A) $56.6 million, if the Parent termination fee (but not the Willful Breach antitrust termination fee) is due under the merger agreement, or (B) $113.3 million, if the Willful Breach antitrust termination fee is due under the merger agreement, plus (ii) any interest expense in the event Parent fails to timely pay the Parent termination fee or the Willful Breach antitrust termination fee when due, plus (iii) Parent’s reimbursement and indemnification obligations under the merger agreement relating to financing cooperation.

The obligations of each of KKR Americas XII and WBA under their respective limited guarantees are limited to such party’s percentage (as set forth for each guarantor in the applicable limited guarantee) of the guaranteed obligations.

The limited guarantees will terminate, subject to certain exceptions, upon the earliest to occur of:

•	the closing of the merger;

•	the termination of the merger agreement in accordance with its terms by mutual consent of the parties or under circumstances in which (A) Parent is not obligated to pay the Parent termination fee or the Willful Breach antitrust termination fee, (B) other than in a circumstance in which the Company is permitted to terminate the merger agreement and receive the Parent termination fee or the Willful Breach antitrust termination fee, the Company is not entitled, under the merger agreement, to money damages from Parent or Merger Sub as a result of Willful Breach by Parent and/or Merger Sub and (C) Parent is not obligated to make payments to the Company in respect of Parent’s reimbursement and indemnification obligations under the merger agreement relating to financing cooperation;
•	the receipt by the Company of the payment of the guaranteed obligations; and
•	the date that is 180 calendar days after the date of any termination of the merger agreement in accordance with its terms under circumstances in which (A) Parent is obligated to pay the Parent termination fee or the Willful Breach antitrust termination fee, (B) other than in a circumstance in which the Company is permitted to terminate the merger agreement and receive the Parent termination fee or the Willful Breach antitrust termination fee, the Company is entitled, under the merger agreement, to money damages from Parent or Merger Sub as a result of Willful Breach by Parent and/or Merger Sub or (C) Parent is obligated to make payments to the Company in respect of Parent’s reimbursement and indemnification obligations under the merger agreement relating to financing cooperation, if, by the date that is 180 calendar days after the date of any such termination of the merger agreement, the Company has not commenced a suit, action or other proceeding against Parent alleging that payment of any amounts described in clauses (A), (B) or (C) above are due and owing, or against the applicable guarantor that guaranteed obligations are due and owing from such guarantor pursuant to the applicable limited guarantee.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board that you vote to approve the merger proposal, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transaction, and in unanimously recommending to the stockholders of the Company that the merger agreement be adopted. See the section entitled “The Merger (Proposal 1) — Background of the Merger” beginning on page 23 of this proxy statement and the section entitled “The Merger (Proposal 1) — Reasons for the Merger” beginning on page 31 of this proxy statement. The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity Awards

Under the merger agreement, equity-based awards held by the Company’s directors and executive officers as of the effective time of the merger will be treated at the effective time of the merger as follows:

Company Stock Options. Except as otherwise agreed between Parent and any holder, each option to purchase shares of common stock granted under any employee or director plan (the “Company Plan”) outstanding immediately prior to the effective time, whether vested or unvested, will become fully vested and exercisable as of immediately prior to the effective time and will be cancelled in exchange for the right to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the excess, if any, of the merger consideration over the applicable per share exercise price of such option multiplied by (ii) the number of shares of common stock subject to such option.

Company RSU Awards. Except as otherwise agreed between Parent and any holder, each restricted stock unit which has not vested or will not vest as of or prior to the effective time will, at the effective time, be cancelled and in substitution thereof, such holder will be eligible to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the merger consideration multiplied by (ii) the number of shares of common stock subject to such unvested company stock unit (the “RSU Payment”). The RSU Payment will initially be unvested and will vest, subject to continued employment or service, based on the same vesting schedule applicable to such cancelled restricted stock unit, subject to any applicable vesting upon a termination of the holder’s employment under the applicable Company Plan and award agreement that relates to the original restricted stock unit. Restricted stock units held by certain employees may become vested in connection with the merger and, in some cases, upon a qualifying termination of employment, pursuant to applicable award agreements or employment agreements or other contractual arrangements with the Company. The agreements with the named executive officers are described under the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger – Change in Control and Severance Arrangements” beginning on page 55 of this proxy statement.

Company PSU Awards. Except as otherwise agreed between Parent and the holder thereof, each performance stock unit which has not vested or will not vest as of or prior to the effective time will, at the effective time, be cancelled and in substitution thereof, such holder will be eligible to receive a cash payment, subject to any required tax withholding, equal to the product of (i) the merger consideration multiplied by (ii) the number of shares of common stock subject to such unvested performance stock unit, calculated assuming target performance levels (the “PSU Payment”). The PSU Payment will initially be unvested and will vest, subject to continued employment or service, on the last day of the performance period applicable to such cancelled performance stock unit, subject to any applicable vesting upon a termination of the holder’s employment under the applicable Company Plan and award agreement that relates to the original performance stock unit. Performance stock units held by certain employees may become vested in connection with the merger and, in some cases, upon a qualifying termination of employment, pursuant to applicable award agreements or employment agreements or other contractual arrangements with the Company. The agreements with the named executive officers are described under the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger – Change in Control and Severance Arrangements” beginning on page 55 of this proxy statement.

Quantification of Payments. For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested equity-based awards, see “Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. We estimate that the aggregate amount that would be payable to the Company’s six non-employee directors for their unvested equity-based awards if the transaction were completed on December 15, 2017 is $4,262,807.

Change in Control and Severance Arrangements

Each of the Company’s current executive officers, with the exception of Berard Tomassetti, is party to a letter agreement or employment agreement that provides for enhanced severance benefits in the event of a qualifying termination of employment in connection with the occurrence of a change in control. Under their agreements, the merger would constitute a change in control.

In the event of Mr. Tomassetti’s termination of employment in connection with a change in control, his awards will be eligible for accelerated vesting and settlement in accordance with the terms of any applicable award agreements and equity incentive plans. Mr. Tomassetti is also party to an Agreement to Protect Company Assets under which Mr. Tomassetti has agreed to certain confidentiality, non-competition and non-solicitation provisions. This agreement provides for a severance payment upon his termination of employment by the Company without “cause”.

Agreement with Berard Tomassetti.

Under his Agreement to Protect Company Assets (“Protection Agreement”), Mr. Tomassetti is entitled to 52 weeks of Mr. Tomassetti’s then current base salary upon the termination of his employment by the Company without “cause”, with no special change in control provisions, and payment of awards in accordance with the terms of any applicable award agreements and equity incentive plans. The Protection Agreement defines “cause” as follows: (i) any act of personal dishonesty by Mr. Tomassetti; (ii) a violation by Mr. Tomassetti of his contractual or other legal obligations to the Company; (iii) a violation of Company policy; (iv) conviction of a felony; (v) failure to obey or carry out reasonable directives from a Company supervisor or manager which are consistent with Company policy and the terms and conditions of Mr. Tomassetti’s employment; or (vi) any act by Mr. Tomassetti that in the Company’s judgment causes potential liability, damage or other harm to the Company.

Letter Agreement with Gregory Weishar.

Under his letter agreement (“Letter Agreement”), subject to the satisfaction of a mutual release requirement, Mr. Weishar is entitled to the following payments upon a qualifying termination of his employment, either by the Company without “cause” or due to Mr. Weishar’s resignation with “good reason” in the following instances,

(i) after the Company has entered into a definitive agreement that would result in a change in control and such change in control occurs within six months after termination; (ii) at the request of a third party who has taken steps reasonably calculated to effect a change in control and such change in control occurs within six months after termination of employment; or (iii) within 24 months following a change in control:

•	Severance.
•	In the event a change in control has occurred within 12 months prior to the termination date, a lump-sum cash payment equal to three times the sum of his then annual base salary and annual target bonus for the calendar year in which his termination occurs;
•	In the event a change in control has not occurred within 12 months prior to the termination date, an amount equal to two times the sum of his then annual base salary and target bonus for the calendar year in which termination occurs, payable in equal monthly installments over the 24-month period following the termination date; or
•	If a change in control occurs after the termination date, the total amount of any unpaid installments shall be paid as a lump-sum cash payment on the date of the change in control. Additionally, if a change in control occurs after the termination date and either the Company gives written notice to Mr. Weishar of his termination after the Company has entered into a definitive agreement for one or more transactions that would result in a change in control, or the change in control occurs within six months after the termination date and Mr. Weishar’s termination occurred at the request of a third party who had taken steps reasonably calculated to effect a change in control, the Company will pay Mr. Weishar an additional lump-sum cash payment on the date of the change in control equal to the sum of his annual base salary as of the termination date and annual target bonus for the calendar year in which the termination date occurs.
•	Prorated Bonus.
•	Subject to the satisfaction of a mutual release requirement and payable on the date annual bonuses for the year of termination are payable to other senior executives, the lesser of his annual target bonus (125% of his base salary) or his maximum award earned under the Compensation Committee resolutions that establish the negative discretion approach under the Company’s 2015 Omnibus Incentive Plan (based on actual performance during the entire year and without regard to discretionary adjustments), prorated through the date of termination.
•	Enhanced Equity Award Treatment. In addition to the foregoing cash payments, with respect to compensatory restricted stock awards and performance-based equity awards received on or after January 1, 2014, such awards shall be treated as follows:
•	Each such compensatory restricted stock award shall continue to vest in accordance with its original vesting schedule; and
•	Each such performance-based equity award shall vest as of the end of the applicable performance period (in full and without pro-ration) to the extent applicable performance goals are achieved.
•	Other termination benefits.
•	Coverage for a period of up to 24 months (ceasing earlier if Mr. Weishar becomes eligible for similar benefits from a new employer) under the Company’s welfare benefit plans at Mr. Weishar’s expense, in the form of monthly payments equal to the after-tax cost of such coverage.
•	“Cause” and “Good Reason”. Mr. Weishar’s Letter Agreement defines “cause” and “good reason” as follows:
•	“Cause” is defined as Mr. Weishar’s conviction of, or plea of guilty or nolo contendere to, a felony; his commission of intentional acts of gross misconduct (including, without limitation, theft, fraud, embezzlement or dishonesty) that significantly impair the business of the Company or cause significant damage to its property, reputation or business; his willful refusal to perform, or willful failure to use good faith efforts to perform, material duties that remain uncured for 14 days following written request from the Board for cure; his willful and material breach of any material provision of the Company’s code of ethics, or of any other material policy governing the conduct of its employees generally, that remains uncured for 14 days following written request from the Board for cure; or his willful and material breach of the employment agreement that remains uncured for 14 days following written request from the Board for cure.

•	“Good Reason” is defined as (i) any material diminution in Mr. Weishar’s authorities, titles or offices, or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to the chief executive officer of a Company of the size and nature of the Company (other than a failure to be re-elected to the Board following nomination for election); (ii) any change in the reporting structure such that he reports to someone other than the Board; (iii) any relocation of the Company’s principal office, or of his principal place of employment to a location more than 50 miles from the existing principal office or principal place of employment; (iv) any material breach by the Company, or any of its affiliates, of any material obligation to Mr. Weishar under his employment agreement; or (v) any failure of the Company to obtain the assumption in writing of its obligations to perform the employment agreement by any successor to all or substantially all of the business and assets of the Company within 15 days after any merger, consolidation, sale or similar transaction; in each case that either has not been consented to by Mr. Weishar or is not fully cured within 30 days after written notice to the Company requesting cure.

Employment Agreements with Robert Dries, Suresh Vishnubhatla, Thomas Caneris and Robert McKay

The employment agreements with each of Messrs. Dries, Vishnubhatla, Caneris and McKay (each an “Executive Employment Agreement” and collectively, the “Executive Employment Agreements”) provide for the following payments upon a qualifying termination of employment within one year following a change in control, either by the Company without “cause” or due to his resignation with “good reason”:

•	Severance.
•	Continued payment for 18 months (and, in the case of Messrs. Dries and. Vishnubhatla, 12 months) of the executive officer’s then current base salary; and
•	A bonus equal to the average of the annual bonuses earned by the executive officer over the three years prior to the date of termination (or, if less than three years, the average bonus earned during such shorter period).
•	Prorated Bonus.
•	A bonus determined using the executive officer’s bonus for the calendar year of termination at 100% target level, prorated through the date of termination and payable on the date such bonus would have otherwise been paid.
•	Enhanced Equity Award Treatment.
•	Each restricted stock unit, performance stock unit or other equity award (other than those held by Mr. McKay) shall become vested to the extent provided for under the terms governing such equity incentive award; and
•	Mr. McKay’s Executive Employment Agreement provides for the immediate vesting of any outstanding options, restricted stock and any other equity incentive awards upon the occurrence of a change in control of the Company.
•	Other termination benefits. In addition to the foregoing cash payments:
•	For the 18-month period following the date of termination (or the 12-month period, in the case of Messrs. Dries and Vishnubhatla), each Executive Employment Agreement provides for a waiver of the applicable premium otherwise payable for COBRA continuation coverage for the executive officer, his spouse and eligible dependents, for health, prescription, dental and vision benefits, or an after-tax basis equal to the COBRA premium to the extent COBRA continuation coverage eligibility expires before the end of such coverage continuation period, provided that the coverage and payments cease if the executive officer becomes eligible to participate in the group health plan of any other employer or becomes eligible for Medicare benefits; and

•	Executive-level outplacement assistance under any outplacement assistance program of the Company then in effect.
•	“Cause” and “Good Reason”. The Executive Employment Agreements define “cause” and “good reason” as follows:
•	“Cause” is generally defined in each of the Executive Employment Agreements as the executive officer’s (i) continued failure to substantially perform his duties over a period of not less than 30 days after a demand for substantial performance is delivered by our Board or Chief Executive Officer, (ii) willful misconduct materially and demonstrably injurious to the Company, (iii) commission of or indictment for a misdemeanor which, as determined in good faith by our Board, constitutes a crime of moral turpitude and gives rise to material harm to the Company, (iv) commission of or indictment for a felony, or (v) material breach of his obligations under the Executive Employment Agreement.
•	“Good Reason” is generally defined in each of the Executive Employment Agreements as (i) any reduction in the executive officer’s base salary, incentive bonus opportunity or long-term incentive opportunity, other than reductions applicable to all members of senior management or (ii) material failure by the Company to comply with certain provisions of the employment agreement relating to the executive officer’s position and duties and compensation, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is cured by the Company within 30 days of receipt of written notice thereof from the executive officer. The definition of “Good Reason” in the respective Executive Employment Agreements of Mr. McKay, Mr. Dries and Mr. Vishnubhatla also includes the relocation of him to a facility or a location more than fifty (50) miles from his then current location. In general, the Company will have 20 days to cure any conduct that gives rise to Good Reason.

Section 4999 Excise Tax

Certain of our executive officers may be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Letter Agreement with Mr. Weishar provides for a “cutback,” such that, the amount of payments and benefits that Mr. Weishar otherwise would receive in connection with the merger would be reduced to the extent necessary to avoid imposition of the “golden parachute” excise tax.

Under his Executive Employment Agreement, Mr. Caneris is also entitled to (a) a “gross up” or reimbursement for the amount of any “golden parachute” excise tax imposed on Mr. Caneris as a result of payments and benefits received in connection with the merger (including, for example, the termination-related payments and benefits described above), if such payments and benefits exceed the applicable golden parachute threshold by 10% or more, or (b) a “cutback”. such that the amount of the payments and benefits that Mr. Caneris otherwise would receive in connection with the merger would be reduced to the extent necessary to avoid imposition of the “golden parachute” excise tax, if such taxes do not exceed the threshold by 10% or more.

The Executive Employment Agreement with Mr. McKay provides for a “cutback” such that, the amount of the payments and benefits that Mr. McKay otherwise would receive in connection with the merger would be reduced to the extent necessary to avoid imposition of the “golden parachute” excise tax.

For an estimate of the value of the payments and benefits described above that would be payable to each of the Company’s named executive officers, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.

Potential Post Closing Arrangements with the Company

Prior to and since the announcement of the merger, KKR and WBA have had discussions with certain executive officers of the Company regarding potential post-closing employment and retention arrangements, and may enter into definitive agreements with them regarding their employment and related compensation and benefits following the closing of the merger. No such agreements have been entered into as of the date of this proxy statement, and there can be no assurances that the terms of any such agreements will be agreed with any of these executives in the future.

Indemnification and Insurance

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from the surviving corporation, as well as coverage under directors’ and officers’ liability insurance policies. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement (Proposal 1)—Indemnification and Insurance” beginning on page 76 of this proxy statement.

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the transaction, assuming that the transaction were consummated and each such executive officer experienced a qualifying termination on December 15, 2017.

Golden Parachute Compensation

Name	Cash ($)		Equity ($)(4)	Perquisites/ Benefits ($)(5)	Total ($)
Gregory S. Weishar	7,646,228	(2)	7,254,829	43,651	14,944,708
David Froesel(1)	—		1,700,946	—	1,700,946
Robert E. Dries	986,849	(3)	1,651,222	20,000	2,658,071
Suresh Vishnubhatla	976,361	(3)	2,071,583	28,274	3,076,218
Robert A. McKay	884,472	(3)	1,122,099	38,111	2,044,682
Thomas A. Caneris	986,150	(3)	1,464,791	39,584	2,490,525
Berard E. Tomassetti	376,911	(3)	442,183	14,760	833,854
(1)	Mr. Froesel resigned as Executive Vice President and Chief Financial Officer and Treasurer effective as of September 30, 2016. In connection with his retirement, Mr. Froesel’s Amended and Restated Employment Agreement with the Company dated May 30, 2014 terminated effective September 30, 2016 and Mr. Froesel is not entitled to any payments of cash, perquisites or benefits in connection with the change in control. Following his retirement, Mr. Froesel’s outstanding restricted stock and performance-based equity awards continued to vest in accordance with the applicable existing vesting and performance schedules as if his employment continued through each vesting date.
(2)	The cash payments payable to Mr. Weishar consist of: (i) a lump-sum severance payment equal to three times the sum of his then annual base salary and annual target bonus for the calendar year in which termination occurs, which Mr. Weishar would be entitled to receive on a “double trigger” basis on termination of employment by the Company without “cause” or by Mr. Weishar for “good reason” in the event a change in control has occurred within 12 months prior to the termination date; and (ii) a lump-sum payment in an amount equal to the lesser of his annual target bonus (125% of his base salary) or his maximum award earned under the Compensation Committee resolutions that establish the negative discretion approach under the Company’s 2015 Omnibus Incentive Plan (based on actual performance during the entire year and without regard to discretionary adjustments), prorated through the date of termination, payable to Mr. Weishar on a “double trigger” basis. The cash payments are subject to the satisfaction of a mutual release requirement.
(3)	The cash payments under the Executive Employment Agreements consist of: (i) a continued payment for 18 months of then current base salary (or 12 months in the case of Messrs. Dries and Mr. Vishnubhatla); (ii) a lump-sum payment of a bonus equal to the average of the annual bonuses earned by the named executive officer over the three complete years prior to the date of termination (or, if less than three years, the average bonus earned during such shorter period); and (iii) an annual bonus calculated at 100% of target, prorated through the date of termination. All cash payments are payable on a “double trigger” basis and are subject to the executive’s execution of a mutual release agreement.

The cash payment to Mr. Tomassetti consists of a continued payment for 12 months of Mr. Tomassetti’s then current base salary upon the termination of his employment by the Company without “cause”.

Name	Severance Payment (“Double-Trigger”) ($)	Prorated Bonus (“Double Trigger”) ($)
Gregory S. Weishar	6,495,998	1,150,230
David Froesel	—	—
Robert E. Dries	700,000	286,849
Suresh Vishnubhatla	666,564	309,797
Robert A. McKay	685,606	198,866
Thomas A. Caneris	753,178	232,972
Berard E. Tomassetti	255,000	121,911
(4)	As described above, each restricted stock unit held by the Company’s named executive officers that has not vested as of or prior to the effective time will, at the effective time, be cancelled and each holder will be eligible to receive a substitute cash payment that will initially be unvested and will vest, subject to continued employment or service, based on the same vesting schedule applicable to such cancelled restricted stock unit, subject to any applicable vesting upon a termination of the holder’s employment under the applicable Company Plan and award agreement that relates to the original restricted stock unit.

Each performance stock unit held by the Company’s named executive officers that has not vested as of or prior to the effective time will, at the effective time, be cancelled and each holder will be eligible to receive a substitute cash payment that will initially be unvested and will vest, subject to continued employment or service, on the last day of the performance period applicable to such cancelled performance stock unit, subject to any applicable vesting upon a termination of the holder’s employment under the applicable Company Plan and award agreement that relates to the original performance stock unit.

The restricted stock units held by the Company’s non-employee directors that have not vested as of or prior to the effective time will, at the effective time, fully vest on the closing of a change in control on a “single trigger” basis.

Name	Restricted Stock Units ($)	Performance Stock Units ($)
Gregory S. Weishar	2,969,090	4,285,739
David Froesel	588,481	1,112,465
Robert E. Dries	825,611	825,611
Suresh Vishnubhatla	850,161	1,221,422
Robert A. McKay	457,217	664,882
Thomas A. Caneris	596,856	867,935
Berard E. Tomassetti	181,682	260,501
(5)	The amounts above include (a) the estimated value of welfare benefit COBRA premiums for each named executive officer and his eligible dependents for 24 months in the case of Mr. Weishar, 12 months in the case of Messrs. Dries and Vishnubhatla and 18 months in the case of Messrs. Caneris and McKay; and (b) the estimated value of outplacement services in the case of Messrs. Vishnubhatla, Caneris and McKay. All such benefits are “double-trigger.”

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock. This discussion applies only to U.S. holders that hold common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the consequences of the merger to holders who receive cash pursuant to the exercise of appraisal rights. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to common stock;
•	persons holding common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;
•	persons whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	persons who acquired common stock through the exercise of employee stock options or otherwise as compensation;
•	certain financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or
•	persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of common stock and the U.S. holder’s tax basis in such shares of common stock. Gain or loss will be determined separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the holder’s holding period in the shares of common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Payments made in exchange for shares of common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding currently at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Regulatory Approvals

Antitrust Approval in the U.S.

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On August 15, 2017, both the Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC. Early termination of the HSR waiting period was received on August 25, 2017.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Antitrust Approvals Outside the U.S.

The merger agreement provides that it is a condition to each party’s obligation to consummate the merger that (i) all waiting periods (and any extensions thereof) that are required to be terminated or expired prior to the closing of the merger have terminated or expired and (ii) all approvals that are required to be obtained prior to the closing of the merger have been obtained, in each case under the antitrust and competition laws of Bosnia, China, the European Union and Turkey. To date, the parties have submitted merger notification filings in Bosnia, China, the European Union and Turkey. On September 28, 2017, the merger was granted clearance in Turkey.

Antitrust Undertakings in the Merger Agreement and Antitrust Support Side Letter

The merger agreement requires the Company and Parent to use reasonable best efforts to take, or cause to be taken, all actions necessary under applicable law to consummate the transactions contemplated by the merger agreement, including obtaining regulatory approvals necessary to consummate the transactions contemplated by the merger agreement. Parent is obligated to use reasonable best efforts to take, with respect to Parent and its subsidiaries (including following the closing of the merger, the Company and its subsidiaries), such divestitures, hold separate arrangements, consent decrees, acceptance of restrictions on business operations and litigation as may be necessary to obtain any antitrust or competition approvals or clearances from any governmental authority required to consummate the transactions contemplated by the merger agreement; provided that Parent and its subsidiaries (including following the closing of the merger, the Company and its subsidiaries) are not required to take any action that would reasonably be expected to result in or account for, either individually or in the aggregate, an annual loss of net worldwide sales revenues (as measured by 2016 sales revenue) in excess of $85 million to Parent and its subsidiaries (including, following the closing, the Company and its subsidiaries), taken as a whole. Furthermore, KKR Americas XII, WBA and their respective affiliates (including KKR and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company or investment of KKR or of any such investment fund or investment vehicle, other than Parent and its subsidiaries), will have no obligation to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other action to obtain antitrust or competition approvals.

In connection with the merger agreement, the Company, KKR Americas XII and WBA have entered into an antitrust support side letter pursuant to which KKR Americas XII and WBA have agreed to use reasonable best efforts to take all actions necessary to enable Parent to comply with certain of its obligations under the merger agreement, including obtaining regulatory approvals necessary to consummate the transactions contemplated by the merger agreement, subject to certain exceptions, including the limitation that KKR, WBA and their respective affiliates (including KKR Americas XII and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of any such investment fund or investment vehicle, other than Parent and its subsidiaries) will have no obligation to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other action to obtain antitrust or competition approvals, and Parent will have no obligation to cause WBA, KKR or such affiliates to take any such actions. In addition, each of WBA, WBA’s affiliates (excluding Parent and Merger Sub, whose obligations are governed by the merger agreement) and KKR Americas XII will use reasonable best efforts not to undertake, announce or enter into certain transactions that involve any (A) long term care pharmacy or (B) business that provides home infusion therapy services to patients, if, in the case of (A) or (B), any of such transactions would be reasonably expected to result in any material impediment or material delay in obtaining applicable clearances required under any applicable antitrust laws; provided that nothing in the antitrust support side letter or merger agreement will in any way restrict the activities of KKR or any of its affiliates (excluding KKR Americas XII but including any other investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company or investment of KKR or of KKR Americas XII or any such other investment fund or investment vehicle). A copy of the antitrust support side letter is attached to this proxy statement as Annex D.

For a description of the termination fees payable by Parent in connection with the failure to obtain antitrust approvals, see “The Merger Agreement—Termination Fees” beginning on page 82 of this proxy statement.

Litigation Relating to the Merger

As of the date of this proxy statement, two putative securities class action lawsuits related to the proposed merger have been filed by purported stockholders of PharMerica. These lawsuits, the Martin Action and the Berg Action, were filed in the United States District Court for the District of Delaware on September 13, 2017 and in the United States District Court for the Western District of Kentucky on September 20, 2017, respectively. The Actions name as defendants PharMerica, the members of the PharMerica board of directors and, in the case of the Berg Action, Parent and Merger Sub. The Actions generally allege, among other things, that the individual director defendants caused PharMerica to file a materially incomplete and misleading proxy statement relating to the proposed merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The Martin Action seeks, among other relief, to enjoin the defendants from proceeding with the stockholder vote on the proposed merger or consummating the proposed merger, and in the event the merger is consummated, to recover damages in an unspecified amount. The Berg Action seeks, among other relief, to enjoin the defendants from proceeding with or consummating the proposed merger or, in the event that the proposed merger is consummated, an order rescinding the merger and awarding rescissory damages. The Actions also seek an unspecified award of attorneys’ and expert fees and expenses. PharMerica believes that the Actions are without merit and intends to defend vigorously against all claims asserted. Additional lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, PharMerica will not necessarily announce such additional filings.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this document as Annex A and which is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this document.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, which we refer to as the “Effective Time”, Merger Sub will merge with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving corporation, which we refer to as the “Surviving Corporation”.

The certificate of incorporation of the Company will be amended, as set forth in Exhibit A of the merger agreement, at the Effective Time and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time will, by virtue of the merger, be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable law.

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

When the Merger Becomes Effective

The closing of the merger will take place, unless Parent and the Company mutually agree on another date, on the third business day after the satisfaction or (to the extent permissible) waiver by the party or parties entitled to the benefit thereof of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions) set forth in the merger agreement. However, if the marketing period has not been completed (including because required information (as defined in the merger agreement and summarized below) has not been provided by the Company) at the time of the satisfaction or waiver of all of the closing conditions set forth in the merger agreement and described in the section below entitled “Conditions to Completion of the Merger” beginning on page 79 of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), then notwithstanding the satisfaction or waiver of the conditions set forth in the merger agreement, Parent will not be required to effect the closing of the merger until the earlier of (i) a date during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company (provided, that the closing on such date may be postponed by Parent to another date during the marketing period, or on or before the second business day following the final day of the marketing period) to permit the contemporaneous consummation of the financing), and (ii) the second business day following the final day of the marketing period (as it may be extended pursuant to the definition of “marketing period” in the merger agreement) (subject, in each case, to the satisfaction or waiver in writing of all of the closing conditions set forth in the merger agreement as of the date determined pursuant to the above, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree).

At the closing, the Company and Merger Sub will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required under the DGCL in connection with the merger. The merger will become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State, or at such later time as may be specified in the certificate of merger.

Effect of the Merger on the common stock

At the Effective Time, each share of common stock of the Company, outstanding immediately prior to the Effective Time (other than “cancelled shares,” “converted shares” or “dissenting shares” (each as described below)) will be converted into the right to receive an amount in cash equal to $29.25 per share of common stock, without interest, which we refer to as the “merger consideration”.

Notwithstanding the foregoing, each share of common stock held by the Company as treasury stock (other than shares of common stock in a Company Plan (as such term is defined in the merger agreement)) or owned by Parent or Merger Sub immediately prior to the Effective Time, will be cancelled and retired and no cash or other consideration will be delivered in exchange of such shares, which we refer to as the “cancelled shares”, and each share of common stock of held by any subsidiary of the Company or any subsidiary of Parent (other than Merger Sub) immediately prior to the Effective Time, if any, will be converted into such number of shares of stock of the Surviving Corporation such that each subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in the Company immediately prior to the Effective Time, which we refer to as the “converted shares”.

Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of converted shares, if any).

In addition, any shares of common stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the merger or consented thereto in writing and who has properly demanded appraisal for such shares of common stock in accordance with Section 262 of the DGCL, which we refer to collectively as the “dissenting shares”, will not be converted into the right to receive the merger consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. As of the Effective Time, the dissenting shares will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of dissenting shares will cease to have any rights with respect thereto, except the right to seek appraisal under the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under the DGCL, such dissenting shares will be treated as if they had been converted as of the Effective Time into the right to receive the merger consideration. For more information regarding dissenters’ rights, see the section entitled “Rights of Appraisal” beginning on page 90 of this proxy statement.

Treatment of Company Options and Company Stock Units

Except as otherwise agreed in writing between Parent and the holder of a Company option (as defined below) or Company stock unit (as defined below), as applicable:

Each option to purchase shares of common stock granted under any Company equity plan, which we refer to as a “Company option”, whether vested or unvested and whether subject to time-based or performance-based vesting, that is outstanding immediately prior to the Effective Time will, at the Effective Time, by virtue of the merger and without any action on the part of Parent, Merger Sub the Company or the holder of such Company Option, become fully vested and exercisable as of immediately prior to the Effective Time and will be cancelled in exchange for the right to receive a cash payment equal to the product of (i) the excess, if any, of the merger consideration less the applicable per share exercise price of such Company option multiplied by (ii) the number of shares of common stock subject to such Company option, payable at the next practicable payroll of the Company following the Effective Time.

Each restricted stock unit, performance stock unit or similar right granted under any employee or director plans or arrangements payable in shares of common stock or the value of which is determined with reference to the value of shares of common stock granted under any Company equity plan, which we refer to as a “Company stock unit”, which is outstanding as of immediately prior to the Effective Time and which has vested (or by its terms is scheduled to vest) as of or prior to the Effective Time, which we refer to as a “vested Company stock unit”, will, at the Effective Time, by virtue of the merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such vested Company stock unit, be cancelled in exchange for the right to receive a cash payment from Parent to the holder thereof equal to the product of (i) the merger consideration multiplied by (ii) the number of shares of common stock underlying such vested Company stock unit, payable at the next practicable payroll of the Company following the Effective Time.

Each Company stock unit which is outstanding as of immediately prior to the Effective Time and which has not vested as of or prior to the Effective Time, which we refer to as a “unvested Company stock unit,” will by virtue of the merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such unvested Company stock unit, be cancelled, and in substitution thereof, such holder will be eligible to receive a cash payment from Parent equal to the product of (i) the merger consideration multiplied by (ii) the number of shares of common stock underlying such unvested Company stock unit, which, for any unvested Company stock unit subject to satisfaction of performance criteria, will be calculated assuming satisfaction of such criteria at target achievement. Such cash payment described in the aforementioned sentence will initially be unvested and (i) to the extent such cash payment relates to an unvested Company stock unit that was subject to time-based vesting, will vest, subject to continued employment or service, based on the same vesting schedule applicable to such cancelled unvested Company stock unit, and (ii) to the extent such payment relates to an unvested Company stock unit that was subject to performance-based vesting, will vest, subject to continued employment or service, on the last day of the performance period applicable to such cancelled unvested Company stock unit, in each case subject to any applicable vesting of such unvested Company stock unit upon a termination of the holder’s employment under the applicable Company Plan and award agreement relating to the original unvested Company stock unit.

Payment of the Merger Consideration

Prior to the Effective Time, Parent will deposit or will cause to be deposited, with a nationally recognized financial institution selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed), which we refer to as the “Paying Agent”, for the benefit of the holders of shares of common stock (other than holders of dissenting shares, converted shares or cancelled shares) a cash amount in immediately available funds necessary for the Paying Agent to pay the aggregate merger consideration with respect to all such shares of common stock (other than dissenting shares, converted shares or cancelled shares) outstanding immediately prior to the Effective Time. With respect to any dissenting shares, Parent will only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate merger consideration payable in respect of such dissenting shares if the holder thereof fails to perfect or effectively withdraws or loses its appraisal rights under the DGCL. The funds held by the Paying Agent will be invested by the Paying Agent as directed by Parent.

Promptly after the Effective Time (but in no event within two business days thereafter), the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a certificate representing shares of common stock (other than holders of dissenting shares, converted shares or cancelled shares): (i) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree and (ii) instructions for use in effecting the surrender of such certificates (or affidavits of loss in lieu thereof) in exchange for the merger consideration. Upon proper surrender of such a certificate (or affidavit of loss in lieu thereof) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to (i) the number of shares of common stock represented by such certificate (or affidavit of loss in lieu thereof) multiplied by (ii) the merger consideration, and such certificate so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of such certificates.

Any holder of uncertificated shares of common stock represented by book-entry, which we refer to as “book-entry shares”, will not be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the merger consideration that such holder is entitled to receive with respect to such book-entry shares. In lieu thereof, each holder of record of one or more book-entry shares will upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent will cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the merger consideration in respect of each such share of common stock, and the book-entry shares of such holder will forthwith be cancelled.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, including information contained in confidential disclosure schedules in connection with the signing of the merger agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between the Company, Merger Sub and Parent rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the Company, Merger Sub or Parent. This description of the representations and warranties is included to provide Company stockholders with additional information regarding the terms of the merger agreement. It is not intended to provide any other factual information about the Company, Parent or Merger Sub.

In the merger agreement, the Company has made representations and warranties to Parent and Merger Sub with respect to, among other things:

•	the Company’s and its subsidiaries corporate existence and power;
•	corporate authorization and the recommendation of the Board;
•	consents and approvals of governmental entities and other third parties relating to the execution, delivery or performance of the merger agreement;
•	absence of conflicts with laws, the Company’s organizational documents and contracts to which the Company or any of its subsidiaries is a party;
•	capitalization;
•	ownership of the Company’s subsidiaries;
•	the Company’s SEC filings and internal controls;
•	financial statements;
•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;
•	the absence of a material adverse effect and certain other changes or events;
•	the absence of certain undisclosed liabilities;
•	compliance with applicable law, including permit requirements and other regulatory matters;
•	legal proceedings;
•	real property matters;
•	intellectual property matters;
•	tax matters;
•	employee benefit plan matters;
•	employee and labor matters;
•	environmental matters;
•	material contracts;
•	brokers’ fees;
•	receipt of a fairness opinion from each of BofA Merrill Lynch and UBS;
•	anti-takeover statutes and rights plans; and
•	insurance matters.

The merger agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions in the merger agreement, as to, among other things:

•	corporate existence and power;
•	corporate authorization;

•	consents and approvals of governmental entities and other third party relating to the execution, delivery and performance of the merger agreement;
•	absence of conflicts with laws, Parent or Merger Sub’s organizational documents and contracts to which Parent or Merger Sub is a party;
•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;
•	brokers’ fees;
•	matters with respect to Parent’s financing;
•	matters related to the limited guarantees and the antitrust support side letter (as described more fully in the sections entitled “Limited Guarantees” and “Antitrust Undertakings in the Merger Agreement and Antitrust Support Side Letter” beginning on pages 53 and 62, respectively, of this proxy statement);
•	legal proceedings;
•	ownership of the Company’s common stock;
•	absence of certain agreements;
•	absence of agreements with any member of the Company’s management or Board; and
•	Parent’s and Merger Sub’s acknowledgment that, except for those specific representations and warranties set forth in the section entitled “Representations and Warranties; Material Adverse Effect” of the merger agreement, no other representation or warranty of any kind is made or will be deemed to have been made by the Company, and a disclaimer on any reliance by Parent or Merger Sub on any other such representation or warranty.

Some of the representations and warranties in the merger agreement are qualified by materiality or knowledge qualifications or a “Company material adverse effect” qualification with respect to the Company or a “Parent material adverse effect” with respect to Parent, as discussed below.

For purposes of the merger agreement, a “Company material adverse effect” means any event, change, effect, circumstance or occurrence that, individually or in the aggregate with any other event, change, effect, circumstance or occurrence, (A) prevents or materially delays or materially impairs the ability of the Company to consummate the merger and the other transactions contemplated by the merger agreement or (B) has a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, excluding any effect resulting from (except, in the case of the first, second, third, fourth and fifth bullets below, to the extent the Company and its subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its subsidiaries operate (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Company material adverse effect)):

•	changes or prospective changes after the date of the merger agreement in GAAP or the interpretation thereof;
•	general economic, political, or regulatory conditions in the U.S. or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates);
•	conditions generally affecting the industries in which the Company and its subsidiaries operate;
•	changes or prospective changes after the date of the merger agreement in applicable law or the interpretation thereof;
•	acts of war, sabotage, terrorism or natural disasters or cyberattacks;
•	except in the case of the Company’s representations regarding the absence of conflicts with laws, the Company’s organizational documents and contracts to which the Company or any of its subsidiaries is a party, the execution of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement or the identity of or any facts or circumstances relating to Parent, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other persons and any stockholder or derivative litigation relating to the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement;

•	any failure by the Company or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company material adverse effect” may be taken into account in determining whether there has been a Company material adverse effect);
•	any actions taken (or omitted to be taken) at the request of Parent or Merger Sub;
•	changes in the price and/or trading volume of the shares of common stock or any other securities of the Company on the NYSE or any other market in which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company material adverse effect” may be taken into account in determining whether there has been a Company material adverse effect); or
•	any actions taken (or omitted to be taken) by the Company or any of its subsidiaries that are expressly contemplated under the merger agreement.

For purposes of the merger agreement, a “Parent material adverse effect” means any event, change, effect, development or occurrence that would reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, materially impair or materially delay the closing, the merger or the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that except (i) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated by the merger agreement, (iii) as set forth in the confidential disclosure schedules, or (iv) as required by applicable law, from the date of the merger agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), as expressly contemplated by the merger agreement, as set forth in the confidential disclosure schedules or as required by applicable law, from the date of the merger agreement until the Effective Time, subject to certain exceptions as set forth in the merger agreement, the Company will not, nor will it permit any of its subsidiaries to:

•	amend its certificate of incorporation, bylaws or other similar organizational documents;
•	(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;
•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company securities or Company subsidiary securities, or amend any term of any Company Security or any Company Subsidiary Security;
•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses;
•	sell, lease, license, sublicense, allow to lapse or expire, encumber, subject to a lien or otherwise transfer any of its material assets, securities, rights, properties, interests or businesses;
•	make any material loans, advances or capital contributions to, or investments in, any other person;
•	incur, assume or refinance any indebtedness for borrowed money or guarantees thereof, or enter into any swap, hedging or other derivative contract;

•	(i) increase the compensation or benefits provided to any Company service provider, (ii) grant or award any bonus or incentive compensation to any key employee, (iii) establish, adopt, enter into, terminate or materially amend any Company Plan or collective bargaining agreement, (iv) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Company service provider or (v) grant or increase any potential severance retention or termination pay to any Company service provider;
•	change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
•	make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter into any closing agreement, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material taxes, settle or compromise any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability;
•	materially amend or terminate any material contract or enter into any contract that would, if entered into prior to the date of the merger agreement, constitute a material contract or waive, release or assign any material rights or claims under any material contract;
•	make any capital expenditure not contemplated by the capital expenditure budget set forth on the confidential disclosure schedules;
•	adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, legal entity restructuring, recapitalization or other reorganization of the Company or enter into a new line of business;
•	settle any claim, lawsuit, court action or other court proceeding, arbitration, governmental or administrative investigation, audit or inquiry;
•	enter into or amend any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any Company service providers;
•	permit any insurance policy to lapse or take any actions which would reasonably be expected to result in any such insurance policy becoming void or voidable; or
•	agree, resolve or commit to do any of the foregoing.

No Solicitation

From the date of the merger agreement until the Effective Time, none of the Company, any of its subsidiaries or their respective officers and directors will and the Company will not direct and will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage any effort or attempt to submit an acquisition proposal (as summarized below) or any proposal or offer that may reasonably be expected to lead to an acquisition proposal;
•	enter into, continue or otherwise participate in any discussions or negotiations with, furnish any confidential information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to or otherwise knowingly cooperate in any way with any person relating to an acquisition proposal or to any proposal or offer that may reasonably be expected to lead to an acquisition proposal; or
•	(i) withdraw or modify in a manner adverse to Parent the Company recommendation, fail to make or reaffirm the Company recommendation as required by the merger agreement or when reasonably requested by Parent to do so after the public disclosure of an acquisition proposal, fail to recommend against acceptance of a tender or exchange offer for any Company Securities that constitutes an acquisition proposal or refrain from taking a position with respect to such acquisition proposal by the close of business on the tenth business day after the commencement of such acquisition proposal pursuant to Rule 14d-2 under the Exchange Act or (ii) adopt, approve, recommend or publicly propose to recommend, or agree to any acquisition proposal or approve, endorse, recommend, or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal (any act described in this bullet, we refer to as an “adverse recommendation change”).

Notwithstanding the foregoing restrictions, which we refer to as the “no solicitation provisions”, at any time prior to the receipt of the stockholder approval (defined in the section entitled “Conditions to Completion of the Merger” beginning on page 79 of this proxy statement), if after receipt of a bona fide written acquisition proposal (if the Company did not materially violate the no solicitation provisions) from any person or group, the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such acquisition proposal is, or reasonably likely to lead to a superior proposal (as summarized below) and that failure to take the following actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, the Company, directly or indirectly, through any of its representatives or other intermediaries, may:

•	engage in negotiations or discussions with such third party with respect to such acquisition proposal; and
•	furnish to such third party or its representatives non-public information relating to the Company or any of its subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries pursuant to a third-party confidentiality agreement (on terms no less favorable to the Company than those contained in the confidentiality agreements the Company entered into with KKR and WBA); provided that all such information (to the extent not previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party.

Furthermore, notwithstanding the no solicitation provisions, at any time prior to the receipt of the stockholder approval, if, after receipt of a bona fide written acquisition proposal (if the Company did not materially violate the no solicitation provisions) from any person or group that has not been withdrawn, (i) the Board determines in good faith, after consultation with its outside legal counsel and financial advisers, that such acquisition proposal is a superior proposal (and continues to be a superior proposal after the Company has complied with the procedures set forth in the section entitled “Change of Recommendation” below) and failure to take such action would be inconsistent with its fiduciary duties under applicable law and (ii) the Company has complied in all material respects with the requirements described below:

•	the Board may make an adverse recommendation change; and
•	the Company may terminate the merger agreement to enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument with respect to a superior proposal; provided that the Company pays in immediately available funds the Company termination fee to Parent (as defined in the section entitled “The Merger Agreement—Termination Fees—Company Termination Fee” beginning on page 82 of this proxy statement) concurrently with such termination.

In addition, notwithstanding anything to the contrary in the merger agreement, the Company or the Board may (i) take and disclose to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or make any legally required disclosure to stockholders with regard to the transactions contemplated by the merger agreement or an acquisition proposal (provided that neither the Company nor the Board may recommend any acquisition proposal unless permitted by the above bullets), (ii) issue a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (iii) contact and engage in discussions with any Person or group and their respective representatives who has made an acquisition proposal that was not solicited in breach of the merger agreement solely for the purpose of clarifying such acquisition proposal and the terms thereof to determine whether there is a reasonable probability that such acquisition proposal is or could reasonably be expected to lead to a superior proposal.

The Company will notify Parent within twenty-four (24) hours after receipt by the Company (or any of its representatives) of any acquisition proposal or any request for non-public information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any person that has notified the Company that it may be considering making, or has made, an acquisition proposal, which notice will include the identity of such person, the material terms of any acquisition proposal and copies of any written materials submitted in connection with any acquisition proposal and the Company will keep Parent reasonably informed of the status and material terms and conditions of any acquisition proposal (including any change to the financial terms or other material changes to the terms thereof and by providing to Parent copies of any material written materials relating to such acquisition proposal that have not already been so provided) or the nature of any information requested of the Company or its subsidiaries with respect thereto.

For purposes of the merger agreement:

•	“acquisition proposal” means, other than the transactions contemplated by the merger agreement, any bona fide offer or proposal from a person or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) of persons relating to (i) any acquisition or purchase, direct or indirect, whether in one transaction or a series of transactions, of 15% or more of the consolidated assets of the Company and its subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such person or group beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.
•	“superior proposal” means a bona fide, unsolicited acquisition proposal for at least a majority of the outstanding shares of common stock or all or substantially all of the consolidated assets of the Company and its subsidiaries on terms that the Board determines in good faith (after taking into account any revisions to the terms of the transaction proposed by Parent and after consulting with the Company’s outside legal and financial advisors), is reasonably likely to be consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to the Company’s stockholders (in their capacities as such) from a financial point of view than the merger (after taking into account any revisions to the merger agreement made or agreed to by Parent in writing prior to the time of such determination).

Change of Recommendation

Neither the Board nor the Company will make an adverse recommendation change or terminate the merger agreement to enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument with respect to a superior proposal unless promptly after the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal following receipt of a bona fide acquisition proposal (so long as the Company did not materially violate the no solicitation provisions):

•	the Company has notified Parent in writing and at least three business days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the adverse recommendation change and/or the reasons the Company intends to terminate the merger agreement (including, in each case, a description of the identity of the person making the acquisition proposal, the material terms and conditions of the superior proposal and copies of the most recent drafts of any such agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument with respect to such acquisition proposal);
•	the Company has given Parent three business days after the delivery of such notice to propose revisions to the terms of the merger agreement or make another proposal so that such acquisition proposal would cease to constitute a superior proposal and, if requested by Parent, the Company has negotiated with Parent in good faith during such three business day period; and

•	after considering the proposals made by Parent, the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, such acquisition proposal continues to constitute a superior proposal and that failure to make the adverse recommendation change would be inconsistent with its fiduciary duties under applicable law.

The above bullets will also apply to any revision to the financial terms of any acquisition proposal or other material amendment to any acquisition proposal and any such revision or amendment will require the delivery of a new notice, except that all references to three business days in the applicable section of the merger agreement will be deemed to be two business days.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, the Company and Parent will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated by the merger agreement, including:

•	preparing and filing as promptly as reasonably practicable with the antitrust authorities in Bosnia, China, the European Union and Turkey all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and
•	obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority that are necessary to consummate the transactions contemplated by the merger agreement.

Parent acknowledges and agrees that its obligation pursuant to the above includes Parent using its reasonable best efforts to take, with respect to Parent and its subsidiaries (including, following the closing, the Surviving Corporation and its subsidiaries), such divestitures, hold separate arrangements, consent decrees, the termination, assignment, novation or modification of contracts or other business relationships, the acceptance of restrictions on business operations, the entry into other commitments and limitations, and litigation, including with governmental authorities, as may be necessary to obtain any antitrust or competition approvals or clearances from any governmental authority required to consummate the transactions contemplated by the merger agreement (any such action, we refer to as an “antitrust action”); provided that, notwithstanding anything to the contrary in the merger agreement, nothing therein will require Parent or any of its subsidiaries (including, following the closing, the Surviving Corporation and its subsidiaries) to take any action (including any antitrust action) that would reasonably be expected to result in or account for, either individually or in the aggregate, an annual loss of net worldwide sales revenues (as measured by 2016 sales revenue) in excess of $85 million to Parent and any of its subsidiaries (including, following the closing, the Surviving Corporation and its subsidiaries), taken as a whole (any such action described in this proviso, we refer to as a “burdensome condition”). The Company will not (and will not cause any subsidiary to), without Parent’s prior written consent, take or commit to take any action (including any antitrust action) that (i) limits Parent’s freedom of action with respect to its business or Parent’s ability to obtain or enjoy the rights or benefits of the Surviving Corporation’s or the subsidiaries’ business or (ii) would constitute or reasonably be expected to result in any burdensome condition. At Parent’s request, the Company will use reasonable best efforts to obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party (including under any material contracts) that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; provided that the Company will not, without Parent’s prior consent subject to applicable laws, agree to make any payments or accept any material condition or obligation to any contract to which the Company is a party.

Notwithstanding anything in the merger agreement to the contrary, WBA and KKR Americas XII and their respective affiliates (including KKR) and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of any such investment fund or investment vehicle, other than Parent and its subsidiaries, will have no obligation, and Parent will have no obligation to cause WBA and KKR Americas XII or any such affiliates to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other antitrust action. Parent and its subsidiaries will not be required to (and without Parent’s consent, the Company and its subsidiaries will not) take any action (including any antitrust action) in order to obtain any approval or clearance from any governmental authority which is not conditioned upon the consummation of the closing.

Each of Parent and the Company will:

•	make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement with the FTC and the Antitrust Division as promptly as practicable and in any event within 10 business days after the date of the merger agreement (and such filings will request early termination of any applicable waiting period under the HSR Act), and subject to applicable law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by the merger agreement.
•	respond as promptly as reasonably practicable to any inquiries received from the FTC, the Antitrust Division, or any other governmental authority in connection with antitrust matters; and
•	not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of the other parties to the merger agreement.

Parent will use reasonable best efforts to ensure that Parent and its subsidiaries not take any action if such action would be reasonably expected to result in any material impediment or material delay in obtaining applicable clearances required under the HSR Act. At the request of Parent, the Company will agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries (but, absent such request, the Company will not take any such action), provided that any such action will be conditioned upon the merger and the other transactions contemplated by the merger agreement. Each party will:

•	promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental authority and, subject to applicable law, permit the other parties to review in advance any proposed written communication to any of the foregoing;
•	not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the merger agreement or the merger and the other transactions contemplated thereby unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate thereat; and
•	furnish, subject to applicable law, the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any governmental authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with the merger agreement.

Notwithstanding anything in the merger agreement to the contrary, with respect to the foregoing, Parent will make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any governmental authority, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the merger and the other transactions contemplated by the merger agreement, in each case subject to good faith consultations with the Company reasonably in advance and in consideration of the Company’s views and subject to the foregoing paragraph. The Company will not, and will not permit any of its representatives to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any governmental authority with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.

Company Stockholders Meeting

The Company will, in accordance with its incorporation documents and applicable law, promptly following the date of the merger agreement, for the purposes of obtaining the stockholder approval, duly set a record date and duly call, give notice of, convene and hold as promptly as reasonably practicable following the date upon which this proxy statement is cleared by the SEC (with the record date and meeting date to be set by the Board in consultation with Parent regarding such dates), a meeting of the stockholders of the Company for the purpose of seeking the stockholder approval. Subject to the ability of the Board to make an adverse recommendation change, the Company will use its reasonable best efforts to solicit the stockholder approval, and the Board will make the Company recommendation with respect to the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger.

Employee Matters

For a period commencing at the Effective Time and ending on the first anniversary of the closing date (or, such shorter period of employment, as the case may be), each Company service provider who continues to provide services to Parent, Merger Sub or any of their respective subsidiaries (we refer to such employees as “continuing employees”), will receive from Parent or Merger Sub (i) salary, annual cash bonus opportunity, wages or commissions as whole that is no less favorable than the salary, annual cash bonus opportunity, wages or commissions as whole provided to such continuing employee as of immediately prior to the closing date and (ii) employee benefits that are substantially similar in the aggregate, as applicable, provided to such continuing employee as of immediately prior to the closing date under the Company Plans.

With respect to any continuing employee whose employment is terminated by Parent, the Surviving Corporation or any of their respective subsidiaries during such period, Parent will provide or cause the Surviving Corporation to provide, termination-related payments and benefits to such continuing employee, that are no less favorable than those provided under any Company Plan; provided that such continuing employee executes, delivers and does not revoke a customary general release in favor of the Company, Parent and their respective affiliates.

Parent will cause the Surviving Corporation and its subsidiaries to honor the bonus plans or arrangements in place for continuing employees for the fiscal year in which closing takes place. To the extent that the closing occurs prior to the payment of bonuses in respect of the fiscal year 2017 of the Company, the Surviving Corporation will pay the annual bonuses to participating company service providers in respect of fiscal year 2017 in the ordinary course and based upon actual results for fiscal year 2017, but not less than the pro rata bonus amount applicable for each such continuing employee, in each case subject to such continuing employee’s continued employment with the Surviving Corporation or any of its subsidiaries through the bonus payment date. To the extent that the closing occurs prior to the establishment of bonus opportunities for fiscal year 2018, each continuing employee will be granted an annual bonus opportunity for the fiscal year in which closing takes place that is no less favorable than the annual bonus opportunity such continuing employee enjoyed under the bonus plans or arrangements for the Company’s immediately preceding fiscal year.

As of the Effective Time, Parent will, and will cause the Surviving Corporation and any of its respective subsidiaries or any of their respective third-party insurance providers or third-party administrators to, use reasonable best efforts to (i) waive all limitations as to any pre-existing condition, limitations, exclusions, actively-at-work requirements and waiting periods in its applicable health and welfare plans with respect to participation and coverage requirements applicable to each continuing employee (and his or her eligible dependents) under any health and welfare plans that such employees may be eligible to participate in after the Effective Time and (ii) credit each continuing employee (and his or her eligible dependents) for any copayments, deductibles, offsets or similar payments made under any employee benefit plan of the Company or any of its subsidiaries during the plan year (which includes the acceptance time) for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Merger Sub or any of their respective subsidiaries.

As of the Effective Time, Parent will, and will cause the Surviving Corporation and any of its and their respective subsidiaries to, give continuing employees full credit for purposes of eligibility to participate and vesting, but not benefit accruals, under any employee benefit plans or arrangements maintained by Parent, Merger Sub or any applicable subsidiary (other than any retiree medical plans) that such employees may be eligible to participate in after the Effective Time for such continuing employees’ service with the Company or any of its subsidiaries (as well as service with any predecessor employer), to the same extent that such service was credited for purposes of any comparable Company Plan immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that it would result in any duplication of benefits for the same period of service.

Parent will, and will cause its subsidiaries (including the Surviving Corporation) to assume and honor, in accordance with its terms, each Company Plan set forth on the confidential disclosure schedules and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event, including termination of employment).

Indemnification and Insurance

For six years after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers, employees, fiduciaries and agents of the Company and its subsidiaries and any individuals serving in such capacity at or with respect to other persons at the Company’s or its subsidiaries’ request, we refer to each as an “indemnified person”, from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the indemnified persons having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware law or any other applicable law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of the merger agreement. If any indemnified person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent will, and will cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such indemnified person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation in each case to the extent the Company is required to do so and on the same terms as provided in the Company’s bylaws as of the date of the merger agreement.

For six years after the Effective Time, Parent will cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.

From and after the Effective Time, Parent will cause the Surviving Corporation and its subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any indemnified person that was provided to Parent prior to the date of the merger agreement, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any indemnified person thereunder.

Prior to the Effective Time, the Company will or, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, which we refer to collectively as “D&O insurance” and which will (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an indemnified person by reason of him or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the merger agreement or the transactions or actions contemplated thereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O insurance in place with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies, or the Surviving Corporation will purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O insurance comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies; provided that in no event will Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and

provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

If Parent, the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations set forth in the merger agreement.

Stockholder Litigation

Except as otherwise provided in the merger agreement, the Company will control the defense or settlement of any litigation or other legal proceedings against the Company or any of its directors relating to the merger agreement, the merger or the other transactions contemplated thereby; provided that the Company will give Parent reasonable opportunity to participate, at Parent’s expense, in such litigation or other legal proceedings; and provided, further, that the Company agrees that it will not settle any such litigation or other legal proceedings without the prior written consent of Parent, which will not be unreasonably withheld, delayed or conditioned; provided, however, that Parent will not be obligated to consent to any settlement that does not include a full release of Parent and its affiliates or that imposes an equitable remedy upon Parent or its affiliates including, after the Effective Time, the Company.

Marketing Period

Under the merger agreement, the Company has agreed to allow Parent a period of 18 consecutive business days (subject to customary blackout dates) to market the debt financing. By the end of the marketing period (a) Parent will have received the required information (as such term is defined in the merger agreement) from the Company and (b)(i) all the conditions to the obligations of Parent and Merger Sub to consummate the merger will have been satisfied or waived by Parent (other than those conditions that by their nature were to be satisfied at the closing; provided that such conditions are capable of being satisfied) and (ii) nothing will have occurred and no condition will have existed that would cause any of the conditions to the obligations of Parent and Merger Sub to consummate the merger to fail to be satisfied assuming the closing were to be scheduled for any time during such 18 consecutive business day period; provided that (x)(A) July 3, 2017 will not constitute a business day, (B) if the marketing period has not been completed on or prior to August 18, 2017, the marketing period will commence no earlier than September 6, 2017, (C) November 24, 2017 will not constitute a business day and (D) if the marketing period has not been completed on or prior to December 15, 2017, the marketing period will commence no earlier than January 2, 2018 and (y) the marketing period will not be deemed to have commenced if (I) after the date of the merger agreement and prior to the completion of the marketing period, KPMG LLP has withdrawn its audit opinion with respect to any of the financial statements contained in the required information, in which case the marketing period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by KPMG LLP or another independent accounting firm reasonably acceptable to Parent, (II) the required information contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, in which case the marketing period will not be deemed to commence unless and until such required information has been updated so that there is no longer any such untrue statement or omission or (III) the Company has announced any intention to restate any historical financial statements of the Company or other financial information included in the required information, or that any such restatement is under consideration or may be a possibility, in which case the marketing period will not be deemed to commence unless and until such restatement has been completed and the applicable required information has been amended or the Company has announced that it has concluded no such restatement will be required.

Parent’s Debt Financing Obligations

Parent will use its reasonable best efforts to obtain the proceeds of the debt financing on terms and conditions consistent with the debt commitment letter, as more fully described in the merger agreement. Without limiting the foregoing, Parent will use its reasonable best efforts to (i) maintain in effect the debt commitment letter in accordance with and subject to the terms and conditions set forth therein, (ii) satisfy on a timely basis (or obtain the waiver of) all conditions within its control to obtaining the debt financing on terms and conditions consistent with those set forth in the debt commitment letter and (iii) negotiate and enter into definitive agreements with respect to the debt financing on terms and conditions consistent with those set forth in the debt commitment letter or on other terms and conditions acceptable to Parent which would not (x) reduce the aggregate amount of the debt financing when the equity financing is increased by a corresponding amount or (y) impose new or additional conditions precedent to the receipt of the debt financing, in the case of this clause (y) that would reasonably be expected to delay or prevent the closing.

Financing Assistance from the Company

Prior to the Effective Time, the Company will, and will cause each of its subsidiaries and representatives to, use its and their reasonable best efforts to provide all cooperation as may be reasonably requested by Parent in connection with obtaining the debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including, but not limited to:

•	furnishing to Parent the required information and such other customary information as is necessary to comply with the applicable requirements of the merger agreement;
•	having the appropriate members of senior management of the Company and its subsidiaries participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective lenders and sessions with rating agencies in connection with the financing;
•	assisting with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, private placement memoranda, bank information memoranda, confidential information memorandum, offering documents and similar documents (and any supplements thereto) required in connection with the financing and assisting Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the financing and public ratings for any of the tranches of the financing to be offered in connection with the financing;
•	assisting reasonably in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and reasonably facilitating the taking of all corporate actions by the Company and its subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the financing;
•	cooperating reasonably with the due diligence requests, to the extent customary and reasonable, in connection with the Financing;
•	obtaining customary consents of accountants for use of their auditor opinions in any materials relating to the debt financing at the expense of and as reasonably requested by Parent on behalf of the financing;
•	delivering a certificate of the chief financial officer of the Company with respect to solvency matters in the form attached to the debt commitment letter; and
•	providing at least five business days prior to closing all customary documentation and other information with respect to the Company and its subsidiaries, as is reasonably requested in writing, at least eight business days prior to the closing date that is required in connection with the debt financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Notwithstanding the foregoing, until the Effective Time, the Company will (i) have no liability or any obligation under any agreement or document related to the financing and (ii) not be required to incur any other liability in connection with the financing unless simultaneously reimbursed or reasonably satisfactorily indemnified by Parent.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to access to information, public announcements relating to the merger, notice of failures to comply with covenants, actions to minimize the effect of any anti-takeover laws, delisting from NYSE, union notice requirements, credit agreement payoff and exemptions under Rule 16b-3 of the Exchange Act.

Conditions to Completion of the Merger

Mutual Conditions

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by the holders of at least a majority of the outstanding shares of common stock on the record date for the stockholders meeting (the “stockholder approval”);
•	any waiting period under the HSR Act will have expired or been terminated and all antitrust approvals under the laws of Bosnia, China, the European Union and Turkey required to be obtained prior to the closing will have been obtained (we refer to such condition as the “antitrust closing condition”); and
•	there will not be in effect any injunction or other order issued by any governmental authority having competent jurisdiction prohibiting the merger, and there will not be any other applicable law enacted prohibiting the merger (we refer to such condition as the “no injunction closing condition”).

Additional Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction (or waiver by Parent) of the following conditions:

•	the accuracy of the representations and warranties of the Company both at and as of the date of the merger agreement and at and as of the closing date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), subject to such representations and warranties being, at each such time:
•	true and correct for certain representations and warranties regarding the corporate existence and power of the Company, the absence of a material adverse effect and the Company’s broker’s fees;
•	true and correct in all but de minimis respects, with regard to the Company’s incorporation documents, corporate authorization and the recommendation of the Board, and certain representations and warranties related to the Company’s capitalization;
•	true and correct in all material respects, with regard to certain other representations and warranties regarding the Company’s capitalization and the subsidiaries of the Company; and
•	true and correct subject to a “material adverse effect” standard, with regard to all of the Company’s other representations and warranties;
•	the Company having performed in all material respects all of its obligations under the merger agreement;
•	since the date of the merger agreement, there having been no Company material adverse effect;
•	the Company having delivered to Parent a certificate signed by an executive officer of the Company dated as of the closing date certifying that the conditions described in the first and second bullets above having been satisfied; and
•	holders of not more than 10% of the outstanding shares of common stock have properly exercised, and not withdrawn, their dissenters’ rights under Section 262 of the DGCL.

Additional Conditions to the Obligations of the Company

The obligations of the Company to consummate the merger are subject to the satisfaction (or waiver by the Company) of the following conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub regarding corporate existence and power, corporate authorization and brokers fees are true and correct in all but de minimis respects both at and as of the date of the merger agreement and the closing date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time) (but for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained in such representations and warranties as to “materiality”);

•	the other representations and warranties of Parent and Merger Sub are true and correct at and as of the date of the merger agreement and the closing date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), except, in the case of this bullet, for such failures to be true as did not have and would not have reasonably been expected to have had, individually or in the aggregate, a Parent material adverse effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained in such representations and warranties as to “materiality”);
•	Parent and Merger Sub having performed in all material respects all of their respective obligations under the merger agreement; and
•	Parent having delivered to the Company a certificate signed by an authorized officer of Parent dated as of the closing date certifying that the conditions described in the three previous bullets having been satisfied.

Termination

The merger agreement may be terminated at any time prior to the Effective Time, in the following ways:

•	by mutual written agreement of the Company and Parent;
•	by either Parent or the Company, if:
•	the Effective Time has not occurred on or before May 1, 2018, which we refer to as the “end date”; provided however that if on the initial end date the antitrust closing condition is not satisfied but all the other conditions to closing set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to those conditions being capable of being satisfied), then Parent or the Company may extend the end date to August 1, 2018, in which case the end date will be deemed for all purposes to be such later date; provided further that the right to terminate the merger agreement pursuant to this sub-bullet will not be available to any party whose breach of any provision of the merger agreement is the proximate cause of the failure of the merger to be consummated by such time (Parent’s and the Company’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “end date termination right”);
•	there is any permanent injunction or other order issued by a governmental authority of competent jurisdiction restraining, making illegal or otherwise prohibiting the merger and such injunction or order has become final and non-appealable; provided the right to terminate the merger agreement pursuant to this sub-bullet will not be available to any party that has not complied with its obligations described under the section entitled “Reasonable Best Efforts” above in respect of such injunction or order (Parent’s and the Company’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “injunction termination right”); or
•	the stockholder approval has not been obtained at the stockholder meeting duly convened therefor or at any adjournment or postponement thereof at which the merger agreement and the transactions contemplated thereby have been voted upon (Parent’s and the Company’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “failure to obtain stockholder approval termination right”);
•	by Parent, if:
•	(i) the Company is in material breach of the no solicitation provisions, (ii) an adverse recommendation change has occurred, (iii) the Board fails to include the Company recommendation in the proxy statement when mailed or (iv) the Board fails to publicly reaffirm the Company recommendation within three business days after receipt of a reasonable written request to do so from Parent (Parent’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “change of recommendation termination right”); or

•	the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the merger agreement that would cause the conditions to the obligations of Parent and Merger Sub to consummate the merger to be incapable of being satisfied or cured by the end date or, if curable, is not cured by the Company by the earlier of (i) 30 days after receipt by the Company of written notice of such breach or failure and (ii) the end date; provided that, at the time at which Parent or Merger Sub would otherwise exercise such termination right, Parent and Merger Sub will not be in material breach of their obligations under the merger agreement such as to cause any of the conditions to the obligations of the Company to consummate the merger to be incapable of being satisfied by the end date (Parent’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “Parent material breach termination right”);
•	by the Company, if:
•	prior to the receipt of the stockholder approval and subject to compliance with the no solicitation provisions, in order to enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal concerning a superior proposal pursuant to the terms of the merger agreement; provided that concurrently with such termination, the Company enters into such agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal and pays to Parent in immediately available funds the company termination fee (as described below in the section entitled “Termination Fees – Company Termination Fee”) (the Company’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “superior proposal termination right”);
•	Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the merger agreement that would cause the conditions to the obligations of the Company to consummate the merger to be incapable of being satisfied or cured by the end date or, if curable, is not cured by Parent or Merger Sub by the earlier of (i) 30 days after receipt by Parent or Merger Sub of written notice of such breach or failure and (ii) the end date; provided that, at the time at which the Company would otherwise exercise such termination right, the Company will not be in material breach of its obligations under the merger agreement such as to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the merger to be incapable of being satisfied by the end date (the Company’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “the Company material breach termination right”);
•	if WBA or KKR Americas XII fail to perform any of its covenants or agreements set forth in the antitrust support side letter that would cause the conditions to the obligations of each party to consummate the merger to be incapable of being satisfied or cured by the end date or, if curable, is not cured by WBA or KKR Americas XII by the earlier of (A) 30 days after receipt by WBA or KKR Americas XII of written notice of such breach or failure and (B) the end date; provided that, at the time at which the Company would otherwise exercise such termination right, the Company will not be in material breach of its obligations under the merger agreement such as to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the merger to be incapable of being satisfied by the end date (the Company’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “equity investor failure termination right”); or
•	(i) all the conditions to the obligations of Parent or Merger Sub to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing; provided that such conditions are then capable of being satisfied), (ii) Parent has failed to consummate the merger (including as a result of a debt financing failure) within three business days of the date the closing should have occurred pursuant to the terms of the merger agreement and (iii) the Company has notified Parent in writing that all of the conditions to the obligations of all parties to consummate the merger have been satisfied or, with respect to the Company’s conditions, waived (or would be satisfied or waived if the closing were to occur on the date of such notice) and it stands and will stand ready, willing and able to consummate the merger at such time (the Company’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “failure to close termination right”).

Effect of Termination

If the merger agreement is terminated as provided therein, the merger agreement will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to the merger agreement; provided that, if such termination will result from Willful Breach (as described below) by any party, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other parties to the merger agreement as a result of such Willful Breach, subject to the limitations set forth in the merger agreement. Certain provisions of the merger agreement will survive any termination thereof pursuant to its terms therein.

For purposes of the merger agreement, “Willful Breach” means a breach of the merger agreement or the antitrust support side letter that is the consequence of an act or omission by a party to the merger agreement or to the antitrust support side letter with the actual knowledge that the taking of such act or failure to take such act would be a breach of the merger agreement or the antitrust support side letter.

Termination Fees

Company Termination Fee

The Company is required to pay Parent (or its designee) a termination fee of $33 million if the merger agreement is terminated as follows (which we refer to as the “Company termination fee”):

•	if the merger agreement is terminated by (i) Parent pursuant to Parent’s change of recommendation termination right or (ii) the Company pursuant to the Company’s superior proposal termination right;
•	if the merger agreement is terminated:
•	(i) by either Parent or the Company pursuant to the end date termination right or failure to obtain stockholder approval termination right or (ii) by Parent pursuant to Parent’s change of recommendation termination right;
•	after the date of the merger agreement and prior to such termination, any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal or an acquisition proposal has been publicly announced; and
•	within 12 months after the date of such termination, the Company enters into an acquisition proposal (regardless of whether such acquisition proposal is the same one referred to in the immediately preceding sub-bullet) (provided that for purposes of this and the immediately preceding sub-bullet, each reference to “15%” in the definition of acquisition proposal will be deemed to be a reference to “50%”).

Parent Termination Fee and Parent Regulatory Termination Fee

Parent is required to pay or cause to be paid to the Company a termination fee of $56.6 million if the merger agreement is terminated as follows (which we refer to as the “Parent termination fee”):

•	by the Company pursuant to its Company material breach termination right or equity investor failure termination right, if in either case, at the time of such termination, the Company is not in material breach of its obligations under the merger agreement; or
•	by the Company pursuant to its failure to close termination right if, at the time of such termination, the Company is not in material breach of its obligations under the merger agreement; or
•	by the Company or Parent pursuant to the end date termination right if, at the time of such termination, (i) the antitrust closing condition or no injunction closing condition have not been satisfied, in the case of the no injunction closing condition, as a result of any injunction or other order by a governmental authority having competent jurisdiction in connection with the HSR Act or any other applicable competition or antitrust law, and including, without limitation, and in the case of the antitrust closing condition or no injunction closing condition, as a result of Parent not agreeing to take an antitrust action that would constitute a burdensome condition, (ii) as of the end date, all of the other conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than conditions that by their nature are to be satisfied at the closing, but subject to such conditions being capable of being satisfied if the closing date were the date of termination) (provided that, solely for purposes of determining whether the conditions to solely the obligations of Parent and Merger Sub to consummate the merger have been satisfied, neither the failure of the antitrust closing condition to be satisfied nor an injunction or other order by a Governmental Authority having competent jurisdiction in connection with the HSR Act or any other applicable competition or antitrust law having occurred and that caused the failure of the no injunction closing condition to be satisfied, in each case in and of itself, will constitute a “Company material adverse effect”), and (iii) the Company is not in material breach of its obligations under the merger agreement.

However, solely with respect to a termination of the merger agreement in the circumstances described in the first or third bullets above, if at the time of such termination, (i) Parent or Merger Sub is in Willful Breach of its obligations described in the section entitled “Reasonable Best Efforts” above (to the extent related to or in connection with obligations thereunder to obtain antitrust or competition approvals or clearances from any governmental authority) and/or WBA or KKR Americas XII is in Willful Breach of the antitrust support side letter, (ii) the Company has provided written notice to Parent and/or WBA or KKR Americas XII, as applicable, regarding such Willful Breach and (iii) following the delivery of such notice, such Willful Breach (if curable) was not cured by Parent, Merger Sub and/or WBA or KKR Americas XII, as applicable, within 30 days of receipt of such notice (or, if earlier, by the end date) and the merger agreement is then terminated in the circumstances described in the first or third bullets above, then Parent will pay or cause to be paid to the Company $113.3 million (which we refer to as the “Willful Breach antitrust termination fee”).

For the avoidance of doubt, and not withstanding anything to the contrary, the Willful Breach antitrust termination fee may only be available to the Company, subject to the above terms and conditions, in connection with a Willful Breach by Parent or Merger Sub of its obligations described in the section entitled “Reasonable Best Efforts” above (to the extent related to or in connection with obligations thereunder to obtain antitrust or competition approvals or clearances from any governmental authority) or by either (or both) of WBA or KKR Americas XII of the antitrust support side letter, and in no other instance. Pursuant to the merger agreement, Parent and Merger Sub have agreed that, upon any termination of the merger agreement under circumstances where the Company termination fee is payable by the Company pursuant to the merger agreement and such Company termination fee is paid in full, Parent and Merger Sub will otherwise be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective representatives in connection with the merger agreement or the transactions contemplated thereby.

Additionally, the parties agreed that the Company’s right to receive the Parent termination fee or the Willful Breach antitrust termination fee, as applicable, will be the sole and exclusive remedy of the Company, the stockholders of the Company and their respective affiliates against Parent, WBA or KKR Americas XII, the financing sources, and certain “non-recourse parties” and “parent related parties” (as such terms are defined in the merger agreement) for any loss, damage or other liability of any kind suffered as a result of any breach (including any Willful Breach) of any representation, warranty, covenant or agreement of the merger agreement, the antitrust support side letter, the debt commitment letter, the equity commitment letters or the limited guarantees or the failure of any of the transactions contemplated thereby to be consummated, in each case, in any circumstance in which the Company is permitted to terminate the merger agreement and receive the Parent termination fee or Willful Breach antitrust termination fee, as applicable. If the Company is so able to terminate the merger agreement, none of the parent related parties or “lender related parties” (as such term is defined in the merger agreement) will have any further liability or obligation relating to or arising out of the merger agreement, the antitrust support side letter, the debt commitment letter, the equity commitment letters, the limited guarantees or the transactions contemplated thereby (or the failure of any such transactions to be consummated) or as a result of any loss, damage or other liability of any kind suffered as a result of any breach (including any Willful Breach) of any representation, warranty, covenant or agreement of such agreements, and none of the Company or any of its subsidiaries, or any of their respective stockholders or representatives will be able to seek to recover any other monetary damages from or seek any other remedy against any parent related party or any lender related party based on a claim in law or equity with respect to, any matter relating to or arising out of such agreements or the transactions contemplated thereby (or the failure of any such transactions to be consummated), including, without limitation, (i) any loss suffered as a result of the failure of the merger to be consummated, (ii) the termination of the merger agreement or (iii) any liabilities or obligations arising under the merger agreement, the antitrust support side letter, the debt commitment letter, the equity commitment letters or the limited guarantees or any loss, damage or other liability of any kind suffered as a result of any breach (including any Willful Breach) of any representation, warranty, covenant or agreement of such agreements, provided, however that nothing in the merger agreement will limit the rights and remedies of the Company and its Affiliates under the confidentiality agreements the Company entered into with KKR and WBA.

The merger agreement also provides that, in the event that the Company is not permitted to terminate the merger agreement and receive either the Parent termination fee or the Willful Breach antitrust termination fee, as applicable, in no event will the Company or the stockholders of the Company and their respective affiliates be entitled to monetary damages, individually or in the aggregate, in excess of the amount equal to the amount of the Parent termination fee, as applicable, for any loss, damage or other liability of any kind suffered as a result of any breach (including Willful Breach) under the merger agreement, the antitrust support side letter, the debt commitment letter, the equity commitment letters, the limited guarantees, or otherwise arising out of or in connection with the transactions contemplated thereby.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Amendment

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the merger by the stockholders of the Company; provided, however, that after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval.

Governing Law

The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to the conflicts of law rules of such state.

Specific Performance

The Company, Parent and Merger Sub will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement or the debt commitment letter or equity commitment letters, and to specifically enforce the terms and provisions of the merger agreement or the debt commitment letter or equity commitment letters to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under the merger agreement or the debt commitment letter or equity commitment letters, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The merger agreement further provides that (i) in no event will the Company be entitled to seek to enforce specifically the obligations of Parent and Merger Sub to consummate the merger if a debt financing failure has occurred and (ii) the Company will be entitled to enforce or seek to enforce specifically the obligations of Parent and Merger Sub to consummate the merger (and/or draw down the proceeds of the equity financing) if and only if:

•	all the conditions to Parent’s obligation to complete the transaction have been satisfied (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction of those conditions at the closing) at the time when the closing is required to occur pursuant to the merger agreement;
•	the debt financing is available for immediate drawdown in accordance with its terms if the equity financing is funded at the closing; and
•	the Company has irrevocably confirmed in writing that if specific performance is granted, then the Company will take such actions to ensure that closing will occur.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
(PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachutes,” and which we refer to as the compensation proposal, gives the Company’s stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger. This compensation is summarized in the table and footnotes thereto under “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement.

The board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of PharMerica Corporation hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by the Company to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on the Company or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Chairman of the board or, in the event of his or her absence or disability, the other presiding officer chosen by the board to any date for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting. If there is not a quorum present at the special meeting, under our by-laws the special meeting may be adjourned by the Chairman of the board or, in the event of his or her absence or disability, the other presiding officer chosen by the board or by vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. PharMerica does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The common stock is traded on the NYSE under the symbol “PMC.”

The following table sets forth during the periods indicated the high and low sales prices of common stock:

	Market Price
	High	Low
2017
First Quarter	$27.50	$22.00
Second Quarter	$26.75	$22.35
Third Quarter (through September 28, 2017)	$29.40	$24.85
2016
First Quarter	$35.00	$19.79
Second Quarter	$27.46	$21.30
Third Quarter	$28.44	$21.01
Fourth Quarter	$28.72	$19.20
2015
First Quarter	$28.64	$20.25
Second Quarter	$33.90	$26.60
Third Quarter	$36.96	$27.33
Fourth Quarter	$35.81	$26.62

The closing sale price of our common stock on August 1, 2017, which was the last trading day before the merger was publicly announced, was $25.05 per share. On September 28, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $29.25 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

As of September 28, 2017, there were 31,118,927 shares of common stock outstanding, held by approximately 2,175 holders of record.

The Company has never paid a cash dividend on the common stock and does not expect to pay cash dividends on the common stock in the foreseeable future. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent. The Company’s Credit Agreement, dated September 17, 2014, with Bank of America, N.A. as administrative agent, as amended, also limits our ability to declare and pay dividends or other distributions on our shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 28, 2017 with respect to:

•	the Company’s named executives officer
•	the Company’s directors
•	the Company’s directors and executive officers as a group, and
•	each person or entity that we know (based on filings of Schedules 13D and 13G with the SEC) to be the beneficial owner of more than 5% of any class of our voting securities.

Unless otherwise indicated below, the address of these parties is 1901 Campus Place, Louisville, Kentucky 40299.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

As of September 28, 2017, there were 31,118,927 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and restricted stock units, options, warrants and convertible securities that will vest or are currently exercisable or convertible within 60 days of September 28, 2017 into shares of common stock are deemed to be outstanding and to be beneficially owned by the person holding the restricted stock units, options, warrants or convertible securities for the purpose of computing the percentage ownership of the person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers, Directors and Nominees
Gregory Weishar(1)	1,093,666	3.51%
Thomas Caneris(1)	78,959	*
Robert McKay	70,672	*
Frank Collins	56,606	*
Suresh-Kumar Vishnubhatla(1)	58,685	*
Robert Oakley	52,458	*
David Froesel, Jr.	61,443	*
Marjorie Dorr(2)	53,872	*
Patrick LePore	24,753	*
Berard Tomassetti(1)	11,352	*
Geoffrey Meyers(2)	54,423	*
W. Robert Dahl, Jr.(2)	51,925	*
Robert E. Dries	0	*
All directors, nominees and executive officers of the Company as a group (13 Persons)	1,668,814	5.36%
Other Security Holders with More Than 5% Ownership
BlackRock, Inc.(3)	3,622,090	11.64%
Dimensional Fund Advisors LP(4)	2,496,326	8.02%
FMR, LLC(5)	1,915,818	6.16%
(1)	Includes for the following persons shares of common stock which may be acquired pursuant to the exercise of vested stock options: Mr. Weishar—182,801, Mr. Caneris—9,588, Mr. Vishnubhatla—20,719, and Mr. Tomassetti—2,964.
(2)	Includes restricted stock deferred at the election of the director as follows: Mr. Dahl—40,576, Mrs. Dorr—40,576, and Mr. Meyers—35,683.

(3)	The shares of common stock included in the table are based solely on the Schedule 13G/A filed with the SEC on January 17, 2017, in which BlackRock, Inc. states that it has sole voting power over 3,622,090 shares of common stock and sole dispositive power over 3,696,811 shares of common stock. Its business address is 55 East 52nd Street, New York, NY 10055.
(4)	The shares of common stock included in the table are based solely on the Schedule 13G/A filed with the SEC on February 9, 2017, in which Dimensional Fund Advisors LP states that it has sole voting power over 2,496,326 shares of common stock and sole dispositive power over 2,597,642 shares of common stock. Its business address is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)	The shares of common stock included in the table are based solely on the Schedule 13G filed with the SEC on February 14, 2017, in which FMR LLC states that it has sole voting power over 1,915,818 shares of common stock and sole dispositive power over 2,290,318 shares of common stock. Its business address is 245 Summer Street, Boston, MA 02210.

RIGHTS OF APPRAISAL

The following discussion summarizes appraisal rights under the DGCL. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as “Section 262,” which is attached to this proxy statement as Annex E. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex E.

ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX E BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, PHARMERICA BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of common stock wishing to exercise appraisal rights must, before the stockholder vote on the adoption of the merger agreement at the special meeting is taken, deliver to PharMerica a written demand for the appraisal of the stockholder’s shares, and not vote in favor of the adoption of the merger agreement. A holder of common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will effectively constitute a waiver of the stockholder’s right of appraisal and will effectively nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform PharMerica of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record. The demand should set forth the registered holder’s name as it appears on the holder’s stock certificates. A demand for appraisal will be sufficient if it reasonably informs PharMerica of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to PharMerica at:

PharMerica Corporation
1901 Campus Place
Louisville, Kentucky 40299
Attention: General Counsel and Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to PharMerica, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of PharMerica, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If PharMerica, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

Within ten days after the effective date of the merger, PharMerica, as the surviving corporation, must notify each holder of common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, of the date on which the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, PharMerica, as the surviving corporation, or any holder of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served upon the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all such holders. PharMerica, as the surviving corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that PharMerica as the surviving corporation will file a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of common stock who has complied with the requirements of

Section 262 will be entitled, upon written request, to receive from PharMerica as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by PharMerica as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. The foregoing notwithstanding, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from PharMerica as the surviving corporation the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon PharMerica as the surviving corporation, PharMerica as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders, the Delaware Court of Chancery will conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of common stock, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the fair value of the shares of common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest, if any, by the surviving corporation to the stockholders entitled thereto. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation pursuant to Section 262 of the DGCL and who has submitted such stockholder’s stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the

Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. The Company does not anticipate offering greater than the merger consideration to any stockholder who exercises appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the fair value of the Common Stock shares is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective date of the merger, be entitled to vote such shares for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration, without interest, for shares of his, her or its common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisor. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall govern.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless PharMerica has received contrary instructions from one or more of the stockholders. PharMerica will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to PharMerica Corporation, Attn: Corporate Secretary, 1901 Campus Place, Louisville, Kentucky 40299 or by contacting the Corporate Secretary at (502) 627-7000. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we may not hold an annual meeting of stockholders in 2018. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2018 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2018 annual meeting will be held. If the 2018 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2018 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our by-laws, as described below.

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2018 annual meeting of stockholders (if one is held) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must have been received by the Secretary of the Company at our principal executive offices no later than January 2, 2018. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act and under our by-laws, such proposals must have been received by the Secretary of the Company at our principal executive offices by January 2, 2018.

Under our by-laws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination (other than a proxy access director nomination pursuant to Section 1.14 of the by-laws) (“Advance Notice”) or to propose an item of business at our 2018 annual meeting of stockholders:

•	not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which meeting date will be June 14, 2018); or
•	if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

We must receive notice of your intention to introduce an Advance Notice director nomination or other item of business at that meeting not earlier than February 14, 2018 and not later than March 16, 2018. If we do not receive notice during that period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

We must receive the notice of your intention to introduce a proxy access director nomination pursuant to Section 1.14 of the by-laws (“Proxy Access”) no fewer than 120 days nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting or stockholders. We must receive notice of your intention to introduce a Proxy Access director nomination not earlier than December 4, 2017 and not later than January 2, 2018. If we do not receive notice during that period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

Notice of a proposed item of business must include:

•	the name and address of the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, as they appear on the Company’s books;
•	the class and number of shares of the Company which are owned of record by such stockholder and beneficially by such beneficial owner;
•	any derivative positions with respect to shares of common stock of the Company held or beneficially held by or on behalf of such stockholder and by or on behalf of such beneficial owner, the extent to which any hedging or other transaction or series of transactions has been entered into with respect to the shares of common stock of the Company by or on behalf of such stockholder and by or on behalf of such beneficial owner, and the extent to which any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder and such beneficial owner with respect to shares of common stock of the Company;
•	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

With respect to both Advance Notice and Proxy Access director nominations, the notice must include (as to each person whom the stockholder proposes to nominate for election or reelection as a director):

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
•	a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the Board, in accordance with the Company’s by-laws.

With respect to Proxy Access director nominations, notice must provide additional information, including:

•	a written agreement by the stockholder providing certain information to the Company and making certain representations and undertakings regarding various matters, including that the stockholder meets the eligibility requirements for proxy access and will meet such requirements through the date of the annual meeting, the stockholder’s intent of compliance with applicable laws, lack of an intent to change or influence control of the Company or participate in another party’s contested solicitation for directors, and an undertaking to assume liability stemming from the information that the stockholder provides to the Company or the stockholder’s communications; and
•	written agreement by the proxy access nominee providing certain information to the Company and making certain representations and undertakings regarding various matters, including that such person is not and will not become a party to any agreement, arrangement or understanding with respect to compensation for service as a nominee and the nominee’s agreement to, if elected, comply with all of the Company’s policies and guidelines as applicable to directors.

Notice of a proposed item of business must include:

•	a brief description of the business desired to be brought before the meeting;
•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the by-laws of the Company, the language of the proposed amendment);
•	the reasons for conducting such business at the meeting; and
•	any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made.

The chairman of the annual meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, upon written request to PharMerica Corporation, Attn: Corporate Secretary, 1901 Campus Place, Louisville, Kentucky 40299. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company and in no event later than five business days prior to the date of the special meeting, or no later than November 2, 2017. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to PharMerica Corporation, Attn: Corporate Secretary, 1901 Campus Place, Louisville, Kentucky 40299.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year ended December 31, 2016, filed with the SEC on February 24, 2017;
•	Quarterly Reports on Form 10-Q, filed with the SEC on May 10, 2017 and August 2, 2017;
•	Definitive Proxy Statement for the Company’s 2017 Annual Meeting, filed with the SEC on May 1, 2017; and
•	Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed with the SEC on February 1, 2017, March 30, 2017, April 21, 2017, June 19, 2017, August 2, 2017 and August 3, 2017.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 3, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

August 1, 2017

among

PharMerica Corporation,

Phoenix Parent Holdings Inc.

and

Phoenix Merger Sub Inc.

A-i

A-ii

Exhibit A – Certificate of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 1, 2017, among PharMerica Corporation, a Delaware corporation (the “Company”), Phoenix Parent Holdings Inc., a Delaware corporation (“Parent”), and Phoenix Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth herein, Parent desires to acquire the Company and Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of the Company (the “Board”) has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved, subject to Section 7.03(c), to recommend acceptance of this Agreement and all of the transactions contemplated by this Agreement, including the Merger, by the stockholders of the Company (such recommendation, the “Company Recommendation” and the actions taken in clauses (i), (ii) and (iii), the “Board Actions”).

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Equity Investors has delivered to the Company a Limited Guarantee, pursuant to which each Equity Investor has, severally and not jointly, guaranteed certain obligations of Parent and Merger Sub under this Agreement on the terms and conditions set forth in such Limited Guarantee;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Equity Investors have delivered to the Company the Support Agreement; and

WHEREAS, the respective boards of directors of each of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of Parent and Merger Sub, respectively, and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide offer or proposal from a Person or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) of Persons relating to (i) any acquisition or purchase, direct or indirect, whether in one transaction or a series of transactions, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person or group beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Louisville, Kentucky or New York, New York are authorized or required by Applicable Law to close.

“Closing Fiscal Year” means the fiscal year of the Company in which the Closing Date falls.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2016 and the footnotes thereto set forth in the Company 10-K.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Material Adverse Effect” means any event, change, effect, circumstance or occurrence (each, a “Change”) that, individually or in the aggregate with any other Changes, (A) prevents or materially delays or materially impairs the ability of the Company to consummate the Merger and the transactions contemplated hereby or (B) has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes or prospective changes after the date hereof in GAAP or the interpretation thereof, (ii) general economic, political, or regulatory conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes or prospective changes after the date hereof in Applicable Law or the interpretation thereof, (v) acts of war, sabotage, terrorism or natural disasters or cyberattacks, (vi) except in the case of Section 5.04, the execution of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the request of Parent or Merger Sub, (ix) changes in the price and/or trading volume of the Shares or any other securities of the Company on the NYSE or any other market in which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are expressly contemplated under this Agreement (other than actions of the Company required in the first sentence of Section 7.01), except, in the case of clauses (i), (ii), (iii), (iv) or (v) to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case the incremental material and disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, change in control, retention or similar plan or agreement or (iii) other plan or agreement providing for compensation, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance, medical, dental, vision, prescription or fringe benefits, life insurance, relocation benefits, disability benefits, supplemental unemployment benefits or post-employment or post-retirement pension, health, medical or insurance benefits (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Service Provider” means an employee, officer or director of the Company or any of its Subsidiaries.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Contract” means any written or oral license, lease, agreement, contract, commitment, understanding, permit, concession, franchise, note, bond, mortgage, indenture, deed of trust or other instrument or obligation, in each case to which there are continuing and binding rights, liabilities or obligations.

“Debt Financing Failure” means that the proceeds of all or part of the Debt Financing are not available to Parent or its Subsidiaries pursuant to the terms of the Debt Commitment Letters on the date on which the Closing was required to have occurred pursuant to Section 3.01(b) (other than as a result of (i) breach of the Debt Commitment Letters by Parent or any of its Subsidiaries or (ii) a breach of this Agreement by Parent or Merger Sub).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations or rules that have as their principal purpose the protection of the environment.

“ERISA” means the Employment Retirement Income Security Act of 1974.

“Federal Health Care Program” has the meaning ascribed to such term at 42 U.S.C. § 1320a-7b(f).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or any other body exercising or entitled to exercise any governmental, regulatory or administrative authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights arising under Applicable Law, including the following: (i) trademarks, service marks, trade names, and logos, corporate names, social and mobile media identifiers, and all goodwill associated with the foregoing, (ii) domain names, (iii) mask works, inventions, patents (including any patent applications and any renewals, reissues, extensions, continuations-in-part and continuations related thereto), and (iv) trade secrets, copyrights, methods, processes and know-how (including any registrations or applications for registration of any of the foregoing), and any other similar type of intellectual property rights; in each case, whether registered or unregistered and together with any pending applications for registration and registrations thereof.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) the Chief Executive Officer of Amerita, Inc. and (ii) any employee of the Company or any of its Subsidiaries (other than Amerita, Inc. and its Subsidiaries) with the title of Vice President or above.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule.

“Lender Related Party” shall mean any person or party to the Debt Commitment Letters or providing the Debt Financing and any of their respective former, current and future Affiliates and any of their or such Affiliates’ respective former, current and future officers, directors, managers, employees, controlling persons, stockholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future Affiliate, officer, director, manager, employee, controlling person, stockholders, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, exclusive license or other similar adverse claim of any kind in respect of such property or asset.

“Marketing Period” means the first period of 18 consecutive Business Days commencing after the date hereof and throughout and at the end of which (a) Parent shall have received the Required Information from the Company and (b)(i) the conditions set forth in Section 10.01 and Section 10.02 are satisfied (except for those conditions that by their nature are to be satisfied at the Closing) and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 10.01 or Section 10.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 18 consecutive Business Day period; provided that (x) (A) July 3, 2017 shall not constitute a Business Day, (B) if the Marketing Period has not been completed on or prior to August 18, 2017, the Marketing Period shall commence no earlier than September 6, 2017, (C) November 24, 2017 shall not constitute a Business Day and (D) if the Marketing Period has not been completed on or prior to December 15, 2017, the Marketing Period shall commence no earlier than January 2, 2018 and (y) the Marketing Period shall not be deemed to have commenced if (I) after the date of this Agreement and prior to the completion of the Marketing Period, KPMG LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by KPMG LLP or another independent accounting firm reasonably acceptable to Parent, (II) the Required Information contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated so that there is no longer any such untrue statement or omission or (III) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“NYSE” means the New York Stock Exchange.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that would reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, materially impair or materially delay the Closing, the Merger or the other transactions contemplated hereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Rata Bonus Amount” means for each Company Service Provider an amount equal to such Company Service Provider’s target annual incentive opportunity, prorated for the period beginning on January 1, 2017 and ending on the earlier of (x) the Closing Date and (y) December 31, 2017 and calculated based on the number of days the Company Service Provider worked during this time period.

“Representatives” of a Person, means, collectively, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ directors, officers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives.

“Required Information” means, (i) collectively, the historical consolidated financial statements of the Company identified in paragraph 5 of Exhibit C of the Debt Commitment Letter and (ii) all other information and data necessary for Parent to satisfy the condition set forth in paragraph 6 of Exhibit C of the Debt Commitment Letter

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Support Agreement” means that certain support agreement, dated as of the date hereof, between the Equity Investors and the Company.

“Taxes” means (i) all United States federal, state, local or foreign taxes, charges, levies, fees, duties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, social security, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes and other taxes, charges, levies, fees, duties or other assessments of any kind whatsoever and (ii) any interest, penalties, fines, related liabilities or additions to tax imposed by any Taxing Authority with respect to such taxes, charges, levies, fees, duties or other assessments.

“Taxing Authority” means any Governmental Authority responsible for the imposition, collection or administration of any Tax.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any attached schedules, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any amendment to any of the foregoing.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Willful Breach” means a breach of this Agreement or the Support Agreement that is the consequence of an act or omission by a party hereto or thereto with the actual knowledge that the taking of such act or failure to take such act would be a breach of this Agreement or the Support Agreement.

(b)   Each of the following terms is defined on the page set forth opposite such term:

1933 Act	A-4
1934 Act	A-4
Acquisition Proposal	A-1
Acquisition Proposal Documentation	A-30
Adverse Recommendation Change	A-30
Affiliate	A-1
Alternate Financing	A-35
Antitrust Action	A-37
Antitrust Division	A-38
Applicable Law	A-2
Burdensome Condition	A-37
Business Day	A-2
Cancelled Shares	A-9
Capital Expenditure Budget	A-29
Certificate of Merger	A-8
Certificates	A-9
Change	A-2
Closing	A-8

Closing Date	A-8
Closing Fiscal Year	A-2
COBRA	A-2
Code	A-2
Commitment Letters	A-26
Company 10-K	A-3
Company Balance Sheet	A-2
Company Balance Sheet Date	A-16
Company Disclosure Documents	A-16
Company Disclosure Schedule	A-2
Company Material Adverse Effect	A-2
Company Option	A-11
Company Payment Agreements	A-18
Company Payment Programs	A-17
Company Permits	A-16
Company Plan	A-2
Company SEC Documents	A-15
Company Securities	A-14
Company Service Provider	A-3
Company Stock Unit	A-11
Company Subsidiary Securities	A-14
Company Termination Fee	A-45
Confidentiality Agreements	A-29
Continuing Employee	A-33
Contract	A-3
Converted Shares	A-9
Credit Agreement	A-41
D&O Insurance	A-33
Debt Commitment Letters	A-26
Debt Financing	A-26
Debt Financing Failure	A-3
Delaware Law	A-3
Determination Notice	A-31
Dissenting Shares	A-10
Effective Time	A-9
e-mail	A-44
End Date	A-42
Enforceability Exceptions	A-13
Environmental Laws	A-3
Equity Commitment Letters	A-26
Equity Financing	A-26
Equity Investor	A-26
ERISA	A-3
Exchange Fund	A-9
Excluded Shares	A-9
Federal Health Care Program	A-3
Financing	A-26
Financing Sources	A-26
FTC	A-38
GAAP	A-3
Government Official	A-19

Governmental Authority	A-3
HSR Act	A-3
Indemnified Person	A-32
Insurance Policies	A-24
Intellectual Property	A-3
Interest Expense	A-47
IRS	A-3
Key Employee	A-3
KKR	A-37
knowledge	A-3
Lease	A-19
Lender Related Party	A-3
Lien	A-4
Limited Guarantee	A-26
Marketing Period	A-4
Material Contract	A-23
Merger	A-8
Merger Consideration	A-9
Multiemployer Plan	A-4
New Debt Commitment Letter	A-36
Non-Recourse Party	A-47
NYSE	A-4
Parent Disclosure Schedule	A-4
Parent Material Adverse Effect	A-4
Parent Related Parties	A-47
Parent Termination Fee	A-46
Paying Agent	A-9
Payoff Amount	A-41
Payoff Letter	A-41
Person	A-4
Preferred Shares	A-13
Pro Rata Bonus Amount	A-4
Proxy Statement	A-39
Representatives	A-4
Required Amount	A-26
Required Information	A-5
RSU Payment	A-11
Sarbanes-Oxley Act	A-15
SEC	A-5
Shares	A-9
Stockholder Approval	A-13
Stockholder Meeting	A-39
Subsidiary	A-5
Superior Proposal	A-32
Support Agreement	A-5
Surviving Corporation	A-8
Tax Return	A-5
Taxes	A-5
Taxing Authority	A-5
Third Party	A-5
Third Party Confidentiality Agreement	A-31

Uncertificated Shares	A-9
Unvested Company Stock Unit	A-11
Vested Company Stock Unit	A-11
WARN	A-22
Willful Breach	A-5
Willful Breach Antitrust Termination Fee	A-46

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to materials that were provided to Parent or disclosed to Parent prior to date hereof are only so disclosed or provided if such matter was disclosed in the online “data room” no later than two Business Days prior to the date hereof.

ARTICLE 2
[INTENTIONALLY OMITTED]

ARTICLE 3
THE MERGER

Section 3.01. The Merger. (a) Upon the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)   Subject to the provisions of Article 10, the closing of the Merger (the “Closing” and the date on which the Closing occurs, the “Closing Date”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 at 10:00 a.m. New York time, on the third Business Day after the satisfaction or (to the extent permissible) waiver by the party or parties entitled to the benefit thereof of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing); provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article 10, Parent shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on no less than three Business Days’ prior written notice to the Company (provided, that the Closing on such date may be postponed by Parent to another date during the Marketing Period (or on or before the second Business Day following the final day of the Marketing Period) to permit the contemporaneous consummation of the Financing), and (ii) the second Business Day following the final day of the Marketing Period (as it may be extended pursuant to the definition of “Marketing Period”) (subject, in each case, to the satisfaction or waiver in writing of all of the conditions set forth in Article 10 as of the date determined pursuant to this Section 3.01(b)), or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)   At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware

Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger).

(d)   From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

(e)   At the Closing, all indebtedness and other amounts of any kind owing as of the Closing Date under the Credit Agreement will be fully repaid with immediately available funds in accordance with the Payoff Letter.

Section 3.02. Conversion of Shares. At the Effective Time:

(a)   Except as otherwise provided in Section 3.02(b) or Section 3.04, each share of common stock, $0.01 par value, of the Company (collectively, the “Shares”) outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to $29.25 per Share (such amount, the “Merger Consideration”) without interest. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each of them shall thereafter represent only the right to receive the Merger Consideration.

(b)   Each Share held by the Company as treasury stock (other than Shares in a Company Plan) or owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto (the “Cancelled Shares”). Each Share held by any Subsidiary of the Company (or any Subsidiary of Parent (other than Merger Sub)) immediately prior to the Effective Time, if any, shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time (the “Converted Shares” and together with the Cancelled Shares, the “Excluded Shares”).

(c)   Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Converted Shares, if any, pursuant to Section 3.02(b)).

Section 3.03. Surrender and Payment. (a) Immediately prior to the Effective Time, Parent shall deposit or shall cause to be deposited, with a nationally recognized financial institution selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the Company’s stockholders (other than holders of Dissenting Shares or Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments contemplated by Section 3.02(a) (such cash being referred to as the “Exchange Fund”). With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or losses its appraisal rights under the DGCL. The Paying Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding the stockholders’ (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares represented by book-entry (the “Uncertificated Shares”) but shall acquire no rights or interests in Shares represented thereby. The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company and Parent. The Paying Agent shall invest the Exchange Fund as directed by Parent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.02(a) shall be promptly returned to the Surviving Corporation. The Paying Agent shall make delivery of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)   (i) Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the

Certificates (or affidavits of loss in lieu thereof as provided in Section 3.08) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.08) in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 3.08) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.07) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.08) multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.02(a). In lieu thereof, each holder of record of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such Share, and the Uncertificated Shares of such holder shall forthwith be cancelled.

(c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)   After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e)   Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares (“Dissenting Shares”) in accordance with Section 262 of Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. As of the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to seek appraisal under Delaware Law. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. If any holder of Dissenting Shares shall have effectively waived, withdrawn or lost its rights under Section 262 of Delaware Law with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though they had been converted into the aggregate Merger Consideration payable with respect to such Dissenting Shares pursuant to Section 3.02(a).

Section 3.05. Treatment of Equity Awards. Except as otherwise agreed in writing between Parent and a holder of an option to purchase Shares granted under any Company Plan (each, a “Company Option”), each Company Option, whether vested or unvested and whether subject to time-based or performance-based vesting, that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Option, become fully vested and exercisable as of immediately prior to the Effective Time and shall be cancelled in exchange for the right to receive a cash payment from Parent to the holder thereof, equal to the product of (i) the excess, if any, of the Merger Consideration less the applicable per share exercise price of such Company Option multiplied by (ii) the number of Shares subject to such Company Option, payable at the next practicable payroll of the Company following the Effective Time.

(b)   Except as otherwise agreed in writing between Parent and a holder of a restricted stock unit, performance stock unit or similar right granted under any employee or director plans or arrangements payable in Shares or the value of which is determined with reference to the value of Shares granted under any Company Plan (each, a “Company Stock Unit”) which is outstanding as of immediately prior to the Effective Time and which has vested (or by its terms is scheduled to vest) as of or prior to the Effective Time (each, a “Vested Company Stock Unit”)) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Vested Company Stock Unit, be cancelled in exchange for the right to receive a cash payment from Parent to the holder thereof equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares underlying such Vested Company Stock Unit, payable at the next practicable payroll of the Company following the Effective Time.

(c)   Except as otherwise agreed in writing between Parent and a holder of a Company Stock Unit, at the Effective Time, each Company Stock Unit which is outstanding as of immediately prior to the Effective Time and which has not vested as of or prior to the Effective Time (each, an “Unvested Company Stock Unit”) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Unvested Company Stock Unit, be cancelled, and in substitution thereof, such holder will be eligible to receive a cash payment from Parent (the “RSU Payment”) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares underlying such Unvested Company Stock Unit, which, for any Unvested Company Stock Unit subject to satisfaction of performance criteria, shall be calculated assuming satisfaction of such criteria at target achievement. The RSU Payment shall initially be unvested, and (i) to the extent such payment relates to an Unvested Company Stock Unit that was subject to time-based vesting, shall vest, subject to continued employment or service, based on the same vesting schedule applicable to such cancelled Unvested Company Stock Unit, and (ii) to the extent such payment relates to an Unvested Company Stock Unit that was subject to performance-based vesting, shall vest, subject to continued employment or service, on the last day of the performance period applicable to such cancelled Unvested Company Stock Unit, in each case subject to any applicable vesting of such Unvested Company Stock Units upon a termination of the holder’s employment under the applicable Company Plan and award agreement relating to the original Unvested Company Stock Unit.

(d)   The Company shall take all actions necessary to provide for the continuation of, and shall not cause or permit the termination prior to the Closing of, the OncoMed Specialty 2014 Phantom Stock Plan, the Amerita, Inc. 2013 Stock Appreciation Rights Plan, such that all awards issued thereunder shall remain outstanding and no acceleration of vesting with respect to any such awards occurs as a result of the transactions contemplated herein.

(e)   At or prior to the Effective Time, the Company, the Board or committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 3.05.

Section 3.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Options or settlement of Vested Company Stock Units), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent (and any of their Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. To the extent that amounts are so deducted or withheld and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4
THE SURVIVING CORPORATION

Section 4.01. Certificate of Incorporation. Subject to Section 8.03, the certificate of incorporation of the Company shall be amended as set forth in Exhibit A at the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.02. Bylaws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by Applicable Law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in any Company SEC Document filed at least two Business Days prior to the date of this Agreement (but excluding any disclosures set forth in any “risk factors” section and any “forward-looking statements” in any other section; it being understood that any factual information contained within such sections shall not be excluded); provided that nothing in the Company SEC Documents shall be deemed to be disclosures against Section 5.01, Section 5.02 or Section 5.05 and only those Company SEC Documents filed after December 31, 2016 shall be deemed to be disclosures against Section 5.10, and (ii) subject to Section 12.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted, except for any failure to be in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s certificate of incorporation and bylaws, as currently in effect, are included in the Company SEC Documents and the Company is not in violation of any of such documents.

Section 5.02. Corporate Authorization. (a) The execution, delivery and, assuming the representations and warranties set forth in Section 6.10 are true and correct and the receipt of the Stockholder Approval, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)   At a meeting duly called and held, the Board has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, adopting each of the Board Actions and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated other than adoption of this Agreement by the holders of at least a majority of the outstanding Shares on the record date for the Stockholders Meeting (the “Stockholder Approval”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger required by Delaware Law.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and of Applicable Law analogous to the HSR Act existing in jurisdictions outside of the United States, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NYSE and (e) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation (with or without the passage of time) of any agreement binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05. Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 175,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”). As of the close of business on July 27, 2017, there were issued and outstanding 31,119,870 Shares, no Preferred Shares, Company Options to purchase an aggregate of 230,954 Shares (with a weighted average exercise price of $10.85), no Vested Company Stock Units and Unvested Company Stock Units underlying an aggregate of 1,020,478 Shares (including 513,573 Shares underlying performance-based Unvested Company Stock Units assuming target performance levels). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and fully paid and non-assessable.

(b)   As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

(c)   Except as set forth in this Section 5.05 and for changes since the close of business on July 27, 2017 resulting from the exercise of Company Options or the settlement of Vested Company Stock Units, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company (including the Shares), (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no voting trusts or similar agreements to which the Company is a party with respect to the voting of the Company Securities of the Company and no Contracts to which the Company or any of its Subsidiaries is a party that restricts the transfer of, or that provides registration rights in respect of, Company Securities or other capital stock or other equity interests of the Company or any of its Subsidiaries.

(d)   None of (i) the Shares or (ii) any other Company Securities are owned by any Subsidiary of the Company.

(e)   There are no preemptive or other outstanding rights, options (except as set forth in Section 5.05(a)), warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any Company Securities or Company Subsidiary Securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and required to carry on its business as now conducted, except for any failure to be in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company (collectively, the “Company Subsidiary Securities”) is owned, directly or indirectly, by the Company, free and clear of any Lien, and all such Company Subsidiary Securities are validly issued, fully paid and nonassessable. Except for the Company Subsidiary Securities, there are no issued, reserved for issuance or outstanding (i) capital stock or other voting securities of any of the Subsidiaries, (ii) any other securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. The Company has provided to Parent true, correct and complete copies of each Subsidiary’s certificate of incorporation and bylaws, or equivalent governing documents, as currently in effect, and none of the Subsidiaries are in violation of any of such documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)   Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 5.07. SEC Filings; Internal Control. (a) The Company has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)   As of its filing date, each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 or 15d-15, as applicable, under the 1934 Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). (i) The Company’s internal control over financial reporting is in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act, and (ii) the Company’s internal control over financial reporting is effective. The Company has disclosed to Parent (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Company Board in connection with its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof.

(f)   Since January 1, 2014, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) at the time they were filed, complied in all material respects with the applicable rules and regulations of the SEC, the 1933 Act and the 1934 Act, (ii) have been prepared in accordance with GAAP applied, in all material respects, on a consistent basis during the periods involved (except as may be indicated in the notes to the audited financial statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure) and (iii) fairly present in all material respects, or in the case of any financial statements filed after the date of this Agreement will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited condensed interim financial statements). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since January 1, 2014 was accompanied by the certificates required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certificate, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act.

Section 5.09. Proxy Statement. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Proxy Statement, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(a)   The information contained or incorporated by reference in the Proxy Statement, as of the date it is filed with the SEC, first mailed to the stockholders of the Company, and at the time of the Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   The representations and warranties contained in this Section 5.09 shall not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents or the Proxy Statement based upon information supplied in writing to the Company by Parent or Merger Sub or any of their Representatives specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. (a) Since December 31, 2016 (the “Company Balance Sheet Date”), (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects, and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities incurred in connection with the transactions contemplated hereby; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws; Permits; Regulatory Matters.

(a)   Except for violations of Applicable Law which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2014 have been, in compliance with all Applicable Laws. Except for violations of Applicable Law which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been given written notice of, threatened to be charged with, or, to the knowledge of the Company, is under investigation with respect to, any violation of Applicable Law.

(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, registrations, supplier numbers, permits, easements, variances, exceptions, consents, certificates, approvals, accreditations and orders of, or required by, any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect and neither the Company nor any of its Subsidiaries is subject to any administrative, regulatory or judicial audit, inspection, investigation or proceeding that would reasonably be expected to result in any modification, limitation, suspension, termination, revocation or non-renewal thereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with the terms and requirements of all Company Permits, and no event has occurred that would reasonably be expected to result in any modification, limitation, suspension, termination, revocation or non-renewal thereof.

(c)   Without limiting the generality of any other representation or warranty made by the Company herein, except for violations of Health Care Laws which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries, and to the knowledge of the Company, all officers, directors, employees, agents and representatives of the Company or any of its Subsidiaries, are, and at all times have been, in compliance with all Health Care Laws applicable to the Company or any of its Subsidiaries. “Health Care Laws” means all Applicable Laws related to the provision of or payment for pharmaceuticals, pharmacy products and services (including institutional, specialty and infusion pharmacy products and services), nursing services, pharmacy management services, or any other healthcare services or items, including, without limitation, (i) all federal, state and local laws, rules and regulations and applicable guidance, manuals or instructions of any Governmental Authority relating to the Medicare (Title XVIII of the Social Security Act) program, including, without limitation, the Medicare Part D program and Medicare Advantage program, the Medicaid (Title XVIX of the Social Security Act) program, the Public Health Service Act (42 U.S.C. §§ 201 et seq.), any other Federal Health Care Program, or any other federal, state or local program under which the Company or any of its Subsidiaries receives payment for any items or services; (ii) all federal, state and local laws, rules, regulations and applicable guidance, manuals or instructions of any Governmental Authority relating to health care fraud and abuse, false claims, self-referral, or kickbacks, including, without limitation: (A) 42 U.S.C. § 1320a-7b(b) (commonly referred to as the “Anti-Kickback Statute”), (B) 42 U.S.C. § 1320a-7a (commonly referred to as the “Civil Monetary Penalties Law”), (C) 42 U.S.C. § 1395nn (commonly referred to as the “Stark Law”), (D) 31 U.S.C. § 3729 et seq.; and (E) 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b(a), and 18 U.S.C. §§ 286 and 287;(iii) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.; (iv) the Prescription Drug Marketing Act of 1987, 21 U.S.C. § 353 et seq.; (v) the Controlled Substances Act, 21 U.S.C. § 801 et seq.; (vi) the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”); (vii) any comparable state or local laws, rules, and regulations and, in each case, the regulations, manuals, guidance and instructions promulgated by or on behalf of Governmental Authorities with respect to such laws, each as amended from time to time, including all state kickback, fee-splitting, false claims, self-referral and privacy laws and regulations, (viii) federal and state laws, rules, regulations, manuals, guidance and instructions relating to billing, coding, coverage, reimbursement, compliance, reporting or claims for services or products provided by the Company or any of its Subsidiaries, including, without limitation, under any Federal Health Care Program, under any other state, federal or other governmental health care or health insurance program, under any private health insurance plan or program; (ix) any and all federal and state laws, rules, regulations, manuals, guidance and instructions of any Governmental Authority relating to any of the Company Permits; (x) any and all federal and state laws, rules, regulations, manuals, guidance and instructions of any Governmental Authority relating to establishment or administration of prescription drug formularies, therapeutic interchange, utilization management, or insurance; and (x) any federal, state or local laws, regulations, manuals, guidance and instructions of any Governmental Authority relating to the operation of pharmacies, the labeling, packaging, storage, handling advertising, dispensing, and distribution of prescription drugs, controlled substances, other drug products or medical devices.

(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) meet, and since January 1, 2014 has met, all of the applicable requirements for participation and enrollment in, and receipt of payment for claims submitted to, all governmental and private payment programs, including Medicare Part D plans, Medicare Part B, state Medicaid programs, Medicaid managed care organizations and private health care plans, in which the Company or such Subsidiary currently participates or is enrolled or to which the Company or such Subsidiary has submitted claims for payment for drugs or other healthcare items or services provided since January 1, 2014 (“Company Payment Programs”), (ii) has in effect, and with respect to claims submitted since January 1, 2014 had in effect at the time the applicable drugs or other healthcare items and services were provided and when the claim was submitted, all provider, supplier, participation, payor, pharmacy network or similar agreements necessary for it to receive payment for drugs or other healthcare items or services provided by it under each Company Payment Program, including (as applicable) agreements with pharmacy benefit managers, state

Medicaid programs, managed care organizations and other third party payors (“Company Payment Agreements”), and (iii) since January 1, 2014, has billed and collected for the drugs and other healthcare services and items provided by it, and maintained accurate and complete records supporting its claims, in compliance with Health Care Laws, Company Payment Agreements and all policies and requirements applicable to Company Payment Programs. The Company has not received any notice of termination or non-renewal of any Company Payment Agreement or any notice asserting that it is in default of any Company Payment Agreement, nor, to the Company’s knowledge, has any such termination, non-renewal or notice of default been threatened, other than with respect to Company Payment Agreements whose termination or non-renewal would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice of any action pending or, to the knowledge of Company, threatened, to revoke, limit, suspend or terminate the participation or enrollment of the Company or any of the Company Subsidiaries in any Company Payment Program, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for termination, suspension or limitation in the participation of the Company or any of its Subsidiaries in any Company Payment Program, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all claims submitted by the Company or any of its Subsidiaries under any Company Payment Program have been submitted in compliance with all Health Care Laws, any applicable Company Payment Agreement and all other requirements applicable to the given Company Payment Program, and (ii) to the extent the Company or any of its Subsidiaries has any obligation to reverse any such claim or to refund any overpayment thereof under any Health Care Law, Company Payment Agreement or other requirement applicable to the given Company Payment Program, the Company or such subsidiary has done so or will do so, in each case within the timeframe required.

(e)   Except as disclosed on Section 5.12(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or has any ongoing reporting obligations pursuant to or under, any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, memorandum of agreement with the Drug Enforcement Administration, consent decree, order, plan of correction or similar agreement with or imposed by any Governmental Authority. Except as disclosed on Section 5.12(e) of the Company Disclosure Schedule, the Company and each of its Subsidiaries which is subject to any agreement referenced in such Section has been, since such agreement went into effect, and currently is, in compliance with all requirements of such agreement.

(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no claim, action, suit, investigation, audit, subpoena, investigative demand or administrative, regulatory or other legal proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries relating to the Company’s or any Subsidiary’s participation in, or any non-compliance with requirements applicable to, any Company Payment Program, Company Permit or Health Care Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Payment Program has imposed a fine, penalty or other sanction on the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has been debarred, excluded or suspended from participation in any such program.

(g)   None of the Company, any of its Subsidiaries, nor any director, officer, employee or contractor of the Company or any of its Subsidiaries, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded, debarred or suspended from participation in any Federal Health Care Program or any federal procurement program and non-procurement programs, (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any investigation, action or proceeding concerning any of the matters described above in clauses (i) through (iii) or that could reasonably be expected to result in suspension, debarment or exclusion; provided, that with respect to employees and contractors of the Company or any of its Subsidiaries who are not officers or directors of the Company or any of its Subsidiaries, the representations and warranties set forth in clauses (i), (iii) and (iv) are made only to the Company’s knowledge.

(h)   None of the Company, any of its Subsidiaries, or, to the Company’s knowledge, any officer, director, agent, employee or other Person acting on behalf of the foregoing has since January 1, 2014 offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any officer, employee, agent, or any other Person acting in an official capacity for any Governmental Authority (each, a “Government Official”), or to any other Person under circumstances where the Company, any of its Subsidiaries, or any of their officers, directors, agents, employees, or Persons acting on behalf of any of the foregoing knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity; (b) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (c) securing any improper advantage; or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case in order to assist the Company, any of its Subsidiaries, or any of their officers, directors, agents, employees, or Persons acting on behalf of any of the foregoing in obtaining or retaining business for or with, or directing business to, any Person.

Section 5.13. Litigation. There is no claim, action, suit or proceeding pending against, or, to the knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

Section 5.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, is in breach, violation or default of or under any provision of any Lease. Neither the Company nor any of its Subsidiaries owns any real property. Section 5.14(b) of the Company Disclosure Schedules contains a list of all Leases of Company or any of its Subsidiaries with annual rent payments in excess of $172,000.

Section 5.15. Intellectual Property. Section 5.15 of the Company Disclosure Schedules contains a list of all Intellectual Property registrations and applications therefor owned by the Company or its Subsidiaries as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe on any Intellectual Property rights of any Person; (b) to the knowledge of the Company, no Person is infringing on the Intellectual Property rights owned by the Company or its Subsidiaries; (c) none of the Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or its Subsidiaries; (d) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect and maintain the (x) confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof and (y) security, operation and integrity of all material systems and software used in their businesses (and all data stored therein or processed thereby) and there have been no breaches, outages or unauthorized access to or use of same; and (e) the Company and its Subsidiaries are the exclusive owners, free and clear of all Liens (other than Permitted Liens), of all of their material proprietary Intellectual Property (and all of their material Intellectual Property registrations and applications therefor are subsisting and unexpired). The representations and warranties set forth in this Section 5.15 and in Section 5.08 and Section 5.13 constitute the only representations and warranties of the Company in this Agreement relating to the infringement of third party Intellectual Property.

Section 5.16. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of the Company, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all such Taxes.

(c)   The federal income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2011 and the state and local income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2010 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired. There are no waivers or extensions of any statute of limitations or any periods for assessment or collection requested or currently in effect with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax. No jurisdiction in which the Company or any of its Subsidiaries has not filed a Tax Return has asserted in writing that the Company or such Subsidiary is required to file such Tax Return, or is subject to taxation, in such jurisdiction.

(e)   Each of the Company and its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all Taxes that it was required to withhold from any payment (including any dividend or interest payment) made to any employee, independent contractor, creditor, stockholder or other third party.

(f)   Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), in each case, that would be binding upon the Company or any of its Subsidiaries after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any Subsidiary of the Company), (iii) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than (x) any such agreement or arrangement that is solely between or among the Company and/or any of its Subsidiaries, or (y) customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not related to Taxes), or (iv) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(g)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) prior to the Closing, (ii) installment sale or open transaction disposition made on or entered into prior to the Closing Date, (iii) prepaid amount received or paid on or prior to the Closing Date, (iv) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) or (v) intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or foreign Law).

(h)   Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)   Neither the Company nor any of its Subsidiaries has participated in or has any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)   There are no Liens with respect to Taxes upon any asset of the Company or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(k)   Neither the Company nor any of its subsidiaries has taken any reporting position on any Tax Return which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax Law) and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax Law).

The representations and warranties set forth in this Section 5.16 and in Sections 5.08, 5.11 and Section 5.17 constitute the only representations and warranties of the Company in this Agreement with respect to Taxes.

Section 5.17. Employee Benefit Plans. (a) Section 5.17(a) of the Company Disclosure Schedule lists each Company Plan. For each Company Plan, subject to Applicable Law, the Company has made available to Parent a copy of such plan and all material amendments thereto, the most recently filed annual return/report (Form 5500), the most recent determination letter, if any, from the IRS for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code, any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements, and any material notices or other correspondence to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority received during the past two years.

(b)   Neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to any plan subject to Title IV of ERISA, including any Multiemployer Plan. Neither the Company nor any of its Subsidiaries has in the past six years sponsored, maintained, administered or contributed to any plan subject to Title IV of ERISA, including any Multiemployer Plan. No Company Plan is maintained outside the jurisdiction of the United States or covers any Company Service Provider who resides or works outside of the United States.

(c)   Each Company Plan has been maintained in compliance with its terms and Applicable Law, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan that is intended to qualify for special tax treatment under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or the Company has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.

(d)   Except as expressly provided in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will entitle any Company Service Provider to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Company Plan, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or limit or restrict the right of the Company or, after the Closing, Parent to merge, amend or terminate any of the Company Plans.

(e)   No Company Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including COBRA). Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a “gross-up”, indemnification, reimbursement or other payment for any excise or additional taxes, interests or penalties incurred pursuant to Section 409A or under Section 4999 of the Code or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code.

(f)   No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or threatened to involve, any Company Plan before any Governmental Authority that, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.18. Employee and Labor Matters.

(a)   Except as set forth on Section 5.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any Company Service Providers. To the Company’s knowledge, as of the date hereof there is no labor union organizing activity being conducted with respect to any material segment of the Company Service Providers, no petition or proceeding seeking union authorization has been filed, and no such activity, proceeding, or petition has been conducted or filed within the past three years.

(b)   There is no labor strike, slowdown or work stoppage pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or any Company Service Provider (and neither the Company nor any Subsidiary has experienced any such labor controversy within the past three years), except for such actions and events as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)   All Company Service Providers are located in the United States.

(d)   Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all Applicable Laws relating to employment, employment practices, labor relations, payments of wages, and termination of employment, including but not limited to laws prohibiting employment discrimination or retaliation, hours of work and the payment of wages or overtime wages, classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, classification of individuals as non-employee contractors or consultants, health and safety and with the provisions of any collective bargaining agreement.

(e)   The entry into this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any labor union, works council or other labor organization to any information, consent, bargaining or other rights with respect to the transactions contemplated by this Agreement. The Company and each of its Subsidiaries has complied in all material respects with its respective obligations under Applicable Law or any agreement with any labor union or other employee representative body to bargain with, inform, consult with and/or obtain consent from any such entity during the past two years.

(f)   The Company and each of its Subsidiaries is, and has been since December 31, 2013, in material compliance with the United States Worker Adjustment and Retraining Notification Act (“WARN”) and any similar or comparable applicable foreign, state, or local law pertaining to facility closings and mass layoffs and has no material liabilities thereunder. Neither the Company nor any of its Subsidiaries has engaged in any plant closings or mass layoffs (as defined in WARN) or similar actions under applicable foreign, state or local law, nor has any such action or program been announced or planned for the future.

Section 5.19. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)   no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries issued under any Environmental Laws, and there are no judicial, administrative or other third-party actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii)   the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iii)   the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

(b)   Except as set forth in Section 5.08 and this Section 5.19, no representations or warranties are being made by the Company with respect to matters arising under or relating to environmental matters, including any matters arising under Environmental Law.

Section 5.20. Material Contracts. (a) Section 5.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each Contract described below in this Section 5.20(a) (other than this Agreement and documents filed as exhibits to any Company SEC Document) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (each contract of a type described in this Section 5.20(a), other than a Company Plan, a “Material Contract”):

(i)   each Contract that (A) limits in any respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or with any Person, or (B) contains any “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person;

(ii)   any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract that is material to the Company and its Subsidiaries, taken as a whole;

(iii)   each Contract relating to outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money or any financial guaranty thereof, other than (A) contracts among the Company and its wholly owned Subsidiaries and (B) financial guarantees required by Applicable Law to secure obligations to state board of pharmacies, state Medicaid agencies or similar Governmental Authorities or self-regulatory organizations, in each case entered into in the ordinary course of business consistent with past practice not exceeding $7.5 Million in the aggregate;

(iv)   any Contract with any (A) present or former director or officer of the Company, (B) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of the Shares or (C) Affiliate of any Person described in the foregoing clauses (A) or (B), other than any confidentiality agreements, invention assignment agreements, non-competition agreements in favor of the Company or its Subsidiaries, indemnification agreements with directors and officers of the Company, Company Plans and contracts in connection therewith;

(v)   any Contract (excluding licenses for commercial off-the-shelf computer software with annual fees of less than $400,000 and non-exclusive licenses granted by the Company in the ordinary course of business) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) is granted any license, option or covenant not sue or other rights in or to use any Intellectual Property of a Third Party or (B) has granted to a Third Party any license, option or covenant not to sue or other rights in or to use any Intellectual Property, and, in the case of both (A) and (B), which contract is material to the Company and its Subsidiaries, taken as a whole;

(vi)   any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(vii)   any Contract that limits the incurrence of indebtedness or the declaration or payment of dividends or otherwise imposes a Lien, or restricts the granting of Liens, on any material property or asset of the Company or its Subsidiaries;

(viii)   any Contract providing for a put to the Company or its Subsidiaries or a call of any material assets of the Company or its Subsidiaries;

(ix)   any acquisition agreement, asset purchase agreement, stock purchase agreement or other Contract pursuant to which (A) the Company or any Subsidiary is seeking to acquire a business or material assets with value (or for consideration) in excess of $10 Million, (B) any other Person has the right to acquire any assets of the Company or its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $4 Million or (C) that provides for earn-outs, profit sharing or contingent payments with respect to an acquisition of a business or material assets;

(x)   any Contract with any Governmental Authority that is material to the Company and its Subsidiaries taken as a whole;

(xi)   any Contract that obligates the Company or any of its Subsidiaries to make any capital expenditure or investment not contemplated by the Capital Expenditure Budget in excess of $2 Million;

(xii)   any Contract that relates to the settlement of, or other arrangements with respect to, any current or former claim, suit, action, investigation or proceeding (A) with any Governmental Authority, (B) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, or (C) which would require the Company or any of its Subsidiaries to pay consideration of more than $2 Million after the date of this Agreement; or

(xiii)   any Contract pursuant to which the Company or any Subsidiary (A) made payments in excess of $5 Million in the calendar year ended December 31, 2016, (B) is obligated to make payments in excess of $5 Million in any twelve month period ending after the date hereof, (C) received payments in excess of $17 Million in the calendar year ended December 31, 2016 or (D) shall receive payments in excess of $17 Million in any twelve month period ending after the date hereof; in each case (other than with respect to any pharmacy benefit management contracts), which contract is not terminable without penalty upon notice of 60 days or less.

(b)   The Company has provided to Parent an accurate and complete copy of each Material Contract. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, is in violation of any provision of any Material Contract.

Section 5.21. Finders’ Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is or will be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. True and correct copies all of agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC relating to such fees or commissions (or otherwise relating to the transactions contemplated by this Agreement) have been furnished to Parent prior to the date hereof.

Section 5.22. Opinion of Financial Advisor. The Company has received the opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 5.23. Antitakeover Statutes; Rights Plan. The Board has taken all action necessary so that (assuming the accuracy of Parent’s representations in Section 6.10) Section 203 of Delaware Law is inapplicable to, and to the knowledge of the Company no other “moratorium”, “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulations is applicable to, the Merger and the other transactions contemplated by this Agreement. The Company does not have in effect any “poison pill” or shareholder rights plan.

Section 5.24. Insurance. Section 5.24 of the Company Disclosure Schedule sets forth a list of all material insurance policies (other than title insurance) maintained by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) as of the date hereof, copies of which have been made available to Parent. Each such Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid. As of the date hereof, there is no claim pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy (provided, that a reservation right by the underwriters of such Insurance Policy shall not, to the extent such reservation of rights is set forth on Section 5.24 of the Company Disclosure Schedule, constitute a denial or dispute for purposes of this representation). Since January 1, 2016 up to the date hereof, no notice of cancellation of any Insurance Policy has been received, which Insurance Policy cannot be replaced in the ordinary course of business consistent with past practices. No policy limits of the Insurance Policies have been exhausted, materially eroded or reduced and policies providing substantially similar insurance coverage have been in effect continuously since January 1, 2014.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 6.01. Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in (where applicable) good standing under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was organized solely for the purpose of consummating the Merger and the other transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 6.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and of Applicable Laws analogous to the HSR Act existing in jurisdictions outside of the United States, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of any national securities exchange on which securities of Parent are listed and (e) any other actions or filings (i) required solely by reason of the participation of the Company (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (c) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination or cancellation of any agreement binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05. Proxy Statement. (a) The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document (including the Proxy Statement) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b)   The representations and warranties contained in this Section 6.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied in writing to Parent or Merger Sub by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 6.06. Finders’ Fees. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who is or will be entitled to any fee or commission prior to the Closing from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 6.07. Financing. (a) Parent has delivered to the Company complete, correct and fully executed copies of (i) all commitment letters or other agreements (provided, that provisions in the fee letter relating solely to fees and economic terms agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing (as defined below) at the Closing) (the “Debt Commitment Letters”) to which Parent or any of its Subsidiaries is a party relating to any debt financing to be obtained by Parent and its Subsidiaries in connection with the transactions contemplated hereby (the “Debt Financing”) and (ii) equity commitment letters (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from each of Walgreens Boots Alliance, Inc. and KKR Americas Fund XII L.P. (each, an “Equity Investor”) pursuant to which each Equity Investor has committed to provide cash equity to Parent in the respective aggregate amount, and subject to the terms and conditions, set forth therein (the “Equity Financing”) (the Equity Financing, together with the Debt Financing, collectively referred to as the “Financing”). For purposes of this Agreement, “Financing Sources” means, collectively, the sources of Financing of any Commitment Letter.

(b)   As of the date hereof, each of the Commitment Letters is in full force and effect and is a valid and binding obligation of Parent, the Equity Investors (in the case of the Equity Commitment Letters) and, to the knowledge of Parent, each of the other parties thereto (except insofar as such enforceability may be limited by the Enforceability Exceptions). As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default, breach or failure to satisfy a condition precedent on the part of Parent or any of its Affiliates or, to the knowledge of Parent, any other party thereto, in each case, under the terms and conditions of the Commitment Letters, other than any such default, breach or failure that has been waived by the lenders or otherwise cured in a timely manner by Parent to the satisfaction of the lenders, and, assuming (A) the accuracy of the representations and warranties set forth in Article V, (B) the performance by the Company and its Subsidiaries of their obligations contained in this Agreement and (C) the conditions set forth in Section 10.01 and Section 10.02 are satisfied at Closing, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters will not be satisfied on a timely basis. There are no side letters, other agreements, contingencies or conditions precedent to the obligations of counterparties to the Commitment Letter to provide the Financing or that would permit such counterparties to reduce the total amount of the Financing, except as set forth or described in the Commitment Letters. The aggregate proceeds of the Debt Financing, the Equity Financing and the cash or cash equivalents held by Parent and the Company, as of the Effective Time, will be sufficient to enable Parent and Merger Sub to pay in cash all amounts required to be paid by them in cash on the Closing Date in connection with the transactions contemplated hereby and to pay their respective related fees and expenses (the “Required Amount”).

(c)   Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the transactions contemplated hereby, are not subject to, or conditioned on, receipt of financing.

Section 6.08. Limited Guarantee; Support Agreement. (a) Concurrently with the execution of this Agreement, Parent has delivered to the Company a limited guarantee of each Equity Investor, dated as of the date of this Agreement, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (each, a “Limited Guarantee”). Each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the respective Equity Investor party thereto, enforceable (except insofar as such enforceability may be limited by the Enforceability Exceptions) against such Equity Investor in accordance with its terms. As of the date hereof, there is no default under the Limited Guarantees by the Equity Investors, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by the Equity Investors.

(b)   Concurrently with the execution of this Agreement, the Equity Investors have delivered to the Company the Support Agreement, dated as of the date of this Agreement, in favor of the Company. The Support Agreement is in full force and effect and is a legal, valid and binding obligation of the Equity Investors, enforceable (except insofar as such enforceability may be limited by the Enforceability Exceptions) against the Equity Investors in accordance with its terms. As of the date hereof, there is no default under the Support Agreement by the Equity Investors, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by the Equity Investors.

Section 6.09. Litigation. As of the date hereof, there is no claim, action, suit or proceeding pending against, or, to the knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against the Parent, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.10. Ownership of Shares. Neither Parent nor Merger Sub is, or at any time during the last three years has been, an “interested stockholder” of the Company within the meaning of Section 203 of Delaware Law. Prior to and as of the date of this Agreement, neither Parent nor Merger Sub has taken, or authorized any Representative of Parent or Merger Sub to take, or has knowledge that any Representative of Parent or Merger Sub has taken, any action that would cause either Parent or Merger Sub to be deemed an “interested stockholder” within the meaning of Section 203 of Delaware Law. Neither Parent nor Merger Sub nor any of their affiliates or associates (as defined in Section 203 of Delaware Law) owns (within the meaning of Section 203 of Delaware Law) any Shares or holds any rights to acquire any Shares, except pursuant to this Agreement.

Section 6.11. Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration.

Section 6.12. Management Agreements. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 6.13. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 7
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in this Section 7.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and Key Employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)   amend its certificate of incorporation, bylaws or other similar organizational documents;

(b)   (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan;

(c)    (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Options in accordance with the terms of those options on the date of this Agreement, (B) any Shares upon the settlement of Vested Company Stock Units in accordance with the terms of those Company Stock Units on the date of this Agreement, and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Plan;

(d)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments set forth on Section 7.01(d) of the Company Disclosure Schedule or (ii) acquisitions of inventory and equipment in the ordinary course of business;

(e)   sell, lease, license, sublicense, allow to lapse or expire, encumber, subject to a Lien or otherwise transfer any of its material assets, securities, rights, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments set forth on Section 7.01(e) of the Company Disclosure Schedule or (ii) sales of inventory and equipment in the ordinary course of business;

(f)   other than in connection with acquisitions permitted by Section 7.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries), other than advances to employees of ordinary course, business-related expenses or advances of trade credit to the Company’s customers, in each case in the ordinary course of business;

(g)   incur, assume or refinance any indebtedness for borrowed money or guarantees thereof, or enter into any swap, hedging or other derivative contract, other than (i) borrowings under the Company’s revolving credit facility (as set forth in the Credit Agreement) in an amount not to exceed $200 Million outstanding at one time or (ii) indebtedness for borrowed money incurred between the Company and any of its wholly owned U.S. Subsidiaries or between any of such wholly owned U.S. Subsidiaries or guarantees by the Company of indebtedness of any wholly owned U.S. Subsidiary of the Company;

(h)   except as may be required by Applicable Law, or provided under any Company Plan or collective bargaining agreement in effect on the date hereof that has been disclosed to Parent prior to the date hereof, (i) increase the compensation or benefits provided to any Company Service Provider other than annual monetary increases in salary to any Company Service Provider that is not a Key Employee in the ordinary course consistent with past practice, (ii) grant or award any bonus or incentive compensation to any Key Employee, (iii) establish, adopt, enter into, terminate or materially amend any Company Plan or collective bargaining agreement, (iv) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Company Service Provider or (v) grant or increase any potential severance retention or termination pay to any Company Service Provider;

(i)   change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(j)   make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes, settle or compromise any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(k)   (A) materially amend or terminate any Material Contract or enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract or (B) waive, release or assign any material rights or claims under any Material Contract;

(l)   make any capital expenditure not contemplated by the capital expenditure budget set forth on Section 7.01(l) of the Company Disclosure Schedule (the “Capital Expenditure Budget”);

(m)   adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, legal entity restructuring, recapitalization or other reorganization of the Company or enter into a new line of business;

(n)   settle any claim, lawsuit, court action or other court proceeding, arbitration, governmental or administrative investigation, audit or inquiry; except for any settlement in the ordinary course of business consistent with past practice that requires payment by the Company or any Subsidiary of less than $3 Million in any individual settlement (or $5 Million in the aggregate for all settlements) and that does not impose any material restriction on or changes to the business or operations of, the Company or any Subsidiary;

(o)   enter into or amend any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any Company Service Providers;

(p)   permit any Insurance Policy to lapse or take any actions which would reasonably be expected to result in any such Insurance Policy becoming void or voidable; or

(q)   agree, resolve or commit to do any of the foregoing.

Section 7.02. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent Parent has executed a release in a form reasonably satisfactory to the Company’s auditors) as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 7.02 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including antitrust and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts; provided that the Company shall use commercially reasonable efforts to provide to Parent substitute information.

(b)   All information exchanged pursuant to Section 7.02(a) shall be subject to the use and disclosure provisions set forth in the confidentiality agreement dated as of September 9, 2015 between the Company and KKR and the confidentiality agreement dated as of June 1, 2016 between the Company and Walgreens Boots Alliance, Inc. (the “Confidentiality Agreements”) as if the Confidentiality Agreements were in effect until earlier of the Closing and the End Date.

Section 7.03. No-Solicitation. (a) From the date hereof until the Effective Time, none of the Company, any of its Subsidiaries or their respective officers and directors shall and the Company shall not direct and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage any effort or attempt to submit an Acquisition Proposal or any proposal or offer that may reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise knowingly cooperate in any way with any Person relating to an Acquisition Proposal or to any proposal or offer that may reasonably be expected to lead to an Acquisition Proposal, (iii) withdraw or modify in a manner adverse to Parent the Company Recommendation, fail to make or reaffirm the Company Recommendation as required by this Agreement or when reasonably requested by Parent to do so after the public disclosure of an Acquisition Proposal, fail to recommend against acceptance of a tender or exchange offer for any Company Securities that constitutes an Acquisition Proposal or refrain from taking a position with respect to such Acquisition Proposal by the close of business on the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act, (iv) adopt, approve, recommend or publicly propose to recommend, or agree to any Acquisition Proposal or approve, endorse, recommend, or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (each, an “Acquisition Proposal Documentation”) (any of the foregoing in clauses (iii) and (iv), an “Adverse Recommendation Change”). The Company shall not, and shall cause its Subsidiaries not to, release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, standstill or similar agreement with any Person with respect to any class of equity securities of the Company or its Subsidiaries, unless the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law and such release is limited to the extent reasonably necessary to allow such Person to make a confidential Acquisition Proposal to the Board and such release is conditioned upon the Company being able to share such confidential Acquisition Proposal with Parent.

(b)   The Company shall (i) use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement and to the extent the Company is entitled to have such information returned or destroyed, confidential information previously furnished by the Company, its Subsidiaries or its or their respective Representatives to any such Person in connection with the consideration of any Acquisition Proposal and (ii) cause any physical or virtual data room to no longer be accessible to any such Person in connection with the consideration of any Acquisition Proposal other than the Company, Parent and their respective Affiliates and Representatives.

(c)   Exceptions. Notwithstanding Section 7.03(a), at any time prior to the receipt of the Stockholder Approval:

(i)   If, after receipt of a bona fide written Acquisition Proposal (if the Company did not materially violate Section 7.03(a)) from any Person or group, the Board determines in good faith, after consultation with its outside legal counsel and financial advisers, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and that failure to take the actions set forth in clauses (A) or (B) would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Company, directly or indirectly through any of its Representatives or other intermediaries, may (A) engage in negotiations or discussions with such Third Party with respect to such Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to a Third Party Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party and that the Company complies with Section 7.03(d);

(ii)   the Board may make an Adverse Recommendation Change if, after receipt of a bona fide written Acquisition Proposal (if the Company did not materially violate Section 7.03(a)) from any Person or group that has not been withdrawn, (X) the Board determines in good faith, after consultation with its outside legal counsel and financial advisers, that such Acquisition Proposal is a Superior Proposal (and continues to be a Superior Proposal after the Company has complied with Section 7.03(e)) and failure to take such action would be inconsistent with its fiduciary duties under Applicable Law and (Y) the Company has complied in all material respects with Sections 7.03(d) and (e); and

(iii)   the Company may terminate this Agreement to enter into Acquisition Proposal Documentation with respect to a Superior Proposal if, after receipt of a bona fide written Acquisition Proposal (if the Company did not materially violate Section 7.03(a)) from any Person or group that has not been withdrawn,

(X) the Board determines in good faith, after consultation with its outside legal counsel and financial advisers, that such Acquisition Proposal is a Superior Proposal (and continues to be a Superior Proposal after the Company has complied with Section 7.03(e)) and failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (Y) the Company has complied in all material respects with Sections 7.03(d) and (e); and (Z) the Company pays in immediately available funds the Company Termination Fee to Parent concurrently with such termination.

In addition, without prejudice to the provisions of Section 7.03(a) or Section 7.03(c) and notwithstanding anything to the contrary in this Agreement, the Company or the Board may (i) take and disclose to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or make any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Board may recommend any Acquisition Proposal unless permitted by this Section 7.03(c)), (ii) issue a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (iii) contact and engage in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in breach of this Section 7.03 solely for the purpose of clarifying such Acquisition Proposal and the terms thereof to determine whether there is a reasonable probability that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal.

“Third Party Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a provision that does no more than permit the counterparty to make a confidential proposal to the Company; provided that such confidentiality agreement shall permit the Company to share such proposal to Parent. To the extent the Company enters into such confidentiality agreement, the Confidentiality Agreements shall be deemed to be amended to contain only such less restrictive provision.

(d)   Required Notices. The Company shall notify Parent within twenty-four (24) hours after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that has notified the Company that it may be considering making, or has made, an Acquisition Proposal, which notice shall include the identity of such Person, the material terms of any Acquisition Proposal and copies of any written materials submitted in connection with any Acquisition Proposal and the Company shall keep Parent reasonably informed of the status and material terms and conditions of any Acquisition Proposal (including any change to the financial terms or other material changes to the terms thereof and by providing to Parent copies of any material written materials relating to such Acquisition Proposal that have not already been so provided) or the nature of any information requested of the Company or its Subsidiaries with respect thereto.

(e)   Last Look. Neither the Board nor the Company shall make an Adverse Recommendation Change pursuant to Section 7.03(c)(ii) or terminate this Agreement to enter into Acquisition Proposal Documentation with respect to a Superior Proposal pursuant to Section 7.03(c)(iii) unless, promptly after the Board has made the determination set forth in clause (X) of Section 7.03(c)(ii) and/or clause (X) of Section 7.03(c)(iii) following receipt of a bona fide Acquisition Proposal (so long as the Company did not materially violate Section 7.03(a)), (i) the Company shall have notified Parent (the “Determination Notice”), in writing and at least three Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change and/or the reasons the Company intends to terminate this Agreement (including, in each case, a description of the identity of the Person making the Acquisition Proposal, the material terms and conditions of the Superior Proposal and copies of the most recent drafts of any Acquisition Proposal Documentation), (ii) the Company shall have given Parent three Business Days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal and, if requested by Parent, the Company shall have negotiated with Parent in good faith during such three Business Day period, (iii) after considering the proposals made by Parent, the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, such Acquisition Proposal continues to constitute a Superior Proposal and that failure to make the Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law. The provisions of this Section 7.03(e) shall also apply to any revision to the financial terms of any

Acquisition Proposal or other material amendment to any Acquisition Proposal and any such revision or amendment shall require the delivery of a new Determination Notice, except that all references in this Section 7.03(e) to three Business Days shall be deemed to be two Business Days.

(f)   Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board determines in good faith (after taking into account any revisions to the terms of the transaction proposed by Parent including as contemplated by Section 7.03(e)), after consulting with the Company’s outside legal and financial advisors), is reasonably likely to be consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to the Company’s stockholders (in their capacities as such) from a financial point of view than the Merger (after taking into account any revisions to this Agreement made or agreed to by Parent in writing prior to the time of such determination).

ARTICLE 8
COVENANTS OF PARENT

Parent agrees that:

Section 8.01. Conduct of Parent. Other than (i) with respect to the Debt Financing and other matters that are the subject of Section 8.06, which shall be governed solely by Section 8.06, or (ii) with respect to obtaining approvals or clearances (including antitrust or competition approvals or clearances) from any Governmental Entity required to consummate the transactions contemplated by this Agreement (and any actions (including Antitrust Actions) or failure to take any actions (including any Antitrust Actions) related thereto), which shall be governed solely by Section 9.01, from the date of this Agreement to the Effective Time, Parent shall not take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 8.02. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)   For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation in each case to the extent the Company is required to do so and on the same terms as provided in the Company’s bylaws as of the date hereof.

(b)   For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)   From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that were provided to Parent prior to the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of him or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

(f)   The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.04. Employee Matters. (a) For a period commencing at the Effective Time and ending on the first anniversary of the Closing Date (or, such shorter period of employment, as the case may be), each Company Service Provider who continues to provide services to Parent, Merger Sub or any of their respective Subsidiaries (each, a “Continuing Employee”) shall receive from Parent or Merger Sub (i) salary, annual cash bonus opportunity, wages or commissions as whole that is no less favorable than the salary, annual cash bonus opportunity, wages or commissions as whole provided to such Continuing Employee as of immediately prior to the Closing Date and (ii) employee benefits that are substantially similar in the aggregate, as applicable, provided to such Continuing Employee as of immediately prior to the Closing Date under the Company Plans.

(b)   With respect to any Continuing Employee whose employment is terminated by Parent, the Surviving Corporation or any of their respective Subsidiaries, commencing at the Effective Time and ending on the first anniversary of the Closing Date (or, such shorter period of employment, as the case may be), Parent shall provide or cause the Surviving Corporation to provide, termination-related payments and benefits to such Continuing Employee, that are no less favorable than those provided under any Company Plan; provided that, Parent’s obligation to provide such Continuing Employee with such termination-related payments and benefits shall be subject to such Continuing Employee’s execution, delivery and non-revocation of a customary general release in favor of the Company, Parent and their respective Affiliates.

(c)   Parent shall cause the Surviving Corporation and its Subsidiaries to honor the bonus plans or arrangements in place for Continuing Employees for the Closing Fiscal Year. To the extent that the Closing occurs prior to the payment of bonuses in respect of the 2017 Fiscal Year of the Company, the Surviving Corporation will pay the annual bonuses to participating Company Service Providers in respect of Fiscal Year 2017 in the ordinary course and based upon actual results for Fiscal Year 2017, but not less than the Pro Rata Bonus Amount applicable for each such Continuing Employee, in each case subject to such Continuing Employee’s continued employment with the Surviving Corporation or any of its Subsidiaries through the bonus payment date. To the extent that the Closing occurs prior to the establishment of bonus opportunities for Fiscal Year 2018, each Continuing Employee will be granted an annual bonus opportunity for the Closing Fiscal Year that is no less favorable than the annual bonus opportunity such Continuing Employee enjoyed under the bonus plans or arrangements for the Company’s immediately preceding fiscal year.

(d)   As of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any of its respective Subsidiaries or any of their respective third-party insurance providers or third-party administrators to, use reasonable best efforts to (i) waive all limitations as to any pre-existing condition, limitations, exclusions, actively-at-work requirements and waiting periods in its applicable health and welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee (and his or her eligible dependents) under any health and welfare plans that such employees may be eligible to participate in after the Effective Time and (ii) credit each Continuing Employee (and his or her eligible dependents) for any copayments, deductibles, offsets or similar payments made under any employee benefit plan of the Company or any of its Subsidiaries during the plan year (which includes the Acceptance Time) for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Merger Sub or any of their respective Subsidiaries.

(e)   As of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any of its and their respective Subsidiaries to, give Continuing Employees full credit for purposes of eligibility to participate and vesting, but not benefit accruals, under any employee benefit plans or arrangements maintained by Parent, Merger Sub or an applicable Subsidiary (other than any retiree medical plans) that such employees may be eligible to participate in after the Effective Time for such Continuing Employees’ service with the Company or any of its Subsidiaries (as well as service with any predecessor employer), to the same extent that such service was credited for purposes of any comparable Company Plan immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service.

(f)   Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to assume and honor, in accordance with its terms, each Company Plan set forth on Section 8.04(f) of the Company Disclosure Schedule and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event, including termination of employment).

(g)   Without limiting the generality of Section 12.06, the provisions of this Section 8.04 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 8.04. Nothing herein shall be deemed to establish, amend or modify any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates or prevent Parent, Merger Sub, the Company or any of their respective Affiliates from (A) amending or terminating any particular benefit plan in accordance with its terms or (B) terminating the employment of any particular Company Service Provider.

Section 8.05. Transfer Taxes. Except as otherwise provided in Section 3.03(c), all transfer, documentary, sales, use, stamp, registration and other such similar Taxes imposed on the Company or any of its Subsidiaries with respect to the Merger shall be paid by Parent and Merger Sub when due.

Section 8.06. Financing. (a) Parent shall use its reasonable best efforts to obtain the proceeds of the Debt Financing on terms and conditions consistent with the Debt Commitment Letters. Without limiting the foregoing, Parent shall use its reasonable best efforts to (i) maintain in effect the Debt Commitment Letters in accordance with and subject to the terms and conditions set forth therein, (ii) satisfy on a timely basis (or obtain the waiver of) all conditions within its control to obtaining the Debt Financing on terms and conditions consistent with those set forth in the Debt Commitment Letters and (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions consistent with those set forth in the Debt Commitment Letters or on other terms and conditions acceptable to Parent which would not (x) reduce the aggregate amount of the Debt Financing when the Equity Financing is increased by a corresponding amount or (y) impose new or additional conditions precedent to the receipt of the Debt Financing, in the case of this clause (y) that would reasonably be expected to delay or prevent the Closing.

(b)   Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or voluntarily replace (it being understood that any Alternate Financing shall not be deemed a voluntary replacement for purposes of the sentence), the Commitment Letters if such amendment, modification, waiver or voluntary replacement (i) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing or Equity Financing as compared to those in the Commitment Letters as in effect on the date of this Agreement, (ii) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letters as in effect on the date hereof, (iii) reduces the aggregate amount of the Financing less than the Required Amount, or (iv) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that, for the avoidance of doubt, no consent from the Company shall be required for: (A) any amendment, replacement, supplement or modification of a Debt Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed such Debt Commitment Letter as of the date of this Agreement (including in replacement of a lender), (B) implementation or exercise of any “flex” provisions in effect as of the date hereof or (C) any amendment, replacement, supplement or modification to the Commitment Letters so long as such action would not be prohibited by the foregoing clauses (i)-(iv).

(c)   Parent shall give the Company prompt written notice of (i) any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party under any of the Commitment Letters or the definitive agreements relating to the Financing of which Parent or Merger Sub becomes aware, (ii) any termination of any of the Commitment Letters, (iii) the receipt of any written notice or other written communication from any Financing Source with respect to any (A) actual or potential default, breach, termination or repudiation of any Commitment Letter, any definitive agreement relating to the Financing or any provision of the Commitment Letters or the definitive agreements relating to the Financing, in each case by any party thereto, or (B) material dispute or disagreement between or among any parties to any Commitment Letters or the definitive agreements relating to the obligation to fund the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the Financing or definitive agreements related to the Financing), and (iv) if for any reason Parent or Merger Sub believes in good faith that it will not be able obtain Financing in an amount equal to the Required Amount, in the manner or from the sources contemplated by the Commitment Letters or the definitive agreements relating to the Financing, as the case may be. As soon as reasonably practicable after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(d)   If any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters (including the flex provisions), Parent shall use its reasonable best efforts to obtain as promptly as reasonably practicable following the occurrence of such event, alternative debt financing (“Alternate Financing”) on terms that are no less favorable (including after giving effect to the flex provisions) to Parent, the Company and Merger Sub in any respect, in an amount, taken together with the aggregate amount of the Equity Financing and other funds available to Parent at Closing, to enable Parent and Merger Sub to pay the Required Amount. In the event any binding commitment letter, it being understood that Parent shall have no obligation to accept terms that are less favorable in any respect to Parent than those included in the Debt

Commitment Letters (each such letter, a “New Debt Commitment Letter”) is obtained with respect to an Alternate Financing, Parent shall promptly provide the Company with a copy of such New Debt Commitment Letter. Any reference in this Agreement to the “Debt Commitment Letters” herein shall be deemed to include any Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect and any reference in this Agreement to the “Debt Financing” herein shall be deemed to include any Alternate Financing contemplate by a New Debt Commitment Letter.

Section 8.07. Financing Cooperation. (a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and Representatives to, use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by Parent in connection with obtaining the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, but not limited to:

(i)   furnish to Parent the Required Information and such other customary information as is necessary to comply with clause (ii)(B) below;

(ii)   (A) have appropriate members of senior management of the Company and its Subsidiaries participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective lenders and sessions with rating agencies in connection with the Financing, (B) assist with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, private placement memoranda, bank information memoranda (including, to the extent necessary, (x) an additional bank information memorandum that does not include material non-public information and (y) authorization letters), confidential information memorandum, offering documents and similar documents (and any supplements thereto) required in connection with the Financing and (C) assist Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the Financing and public ratings for any of the tranches of the Financing be offered in connection with the Financing;

(iii)   (A) assist reasonably in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and each of its Subsidiaries) and (B) reasonably facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the Financing;

(iv)   cooperate reasonably with the due diligence requests, to the extent customary and reasonable, in connection with the Financing;

(v)   obtain customary consents of accountants for use of their auditor opinions in any materials relating to the Debt Financing at the expense of and as reasonably requested by Parent on behalf of the Financing Sources;

(vi)   a certificate of the chief financial officer of the Company with respect to solvency matters in the form of Annex I of Exhibit C of the Debt Commitment Letter; and

(vii)   provide Parent at least five (5) Business Days prior to the Closing Date all customary documentation and other information with respect to the Company and its Subsidiaries, as is reasonably requested in writing by Parent, at least eight (8) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided that until the Effective Time, the Company shall (i) have no liability or any obligation under any agreement or document related to the Financing and (ii) not be required to incur any other liability in connection with the Financing unless simultaneously reimbursed or reasonably satisfactorily indemnified by Parent.

(b)   Parent shall (i) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with providing the assistance contemplated by this Section 8.07 and

(ii) indemnify and hold harmless the Company and its Subsidiaries and its and their Representatives from and against any losses, damages, obligations or liabilities suffered or incurred in connection with the Debt Financing or any assistance or activities in connection therewith, in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of its Subsidiaries or their respective Representatives or arise out of or result from information provided by or on behalf of the Company.

(c)   For the avoidance of doubt, Parent may require the cooperation of the Company and its Subsidiaries under this Section 8.07 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing, whether or not the Marketing Period will commence or be able to be satisfied in connection with any such request for information.

(d)   The Company hereby consents to the use of its and the Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01. Regulatory Undertakings; Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority listed in Schedule 9.01 all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement. Parent acknowledges and agrees that its obligation to use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement pursuant to this Section 9.01 includes Parent using its reasonable best efforts to take, with respect to Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), such divestitures, hold separate arrangements, consent decrees, the termination, assignment, novation or modification of contracts or other business relationships, the acceptance of restrictions on business operations, the entry into other commitments and limitations, and litigation, including with Governmental Authorities, as may be necessary to obtain any antitrust or competition approvals or clearances from any Governmental Authority required to consummate the transactions contemplated hereby (any such action, an “Antitrust Action”); provided that, notwithstanding anything to the contrary in this Agreement, nothing in this Section 9.01 or elsewhere in this Agreement shall require Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) to take any action (including any Antitrust Action) that would reasonably be expected to result in or account for, either individually or in the aggregate, an annual loss of net worldwide sales revenues (as measured by 2016 sales revenue) in excess of $85 million to Parent and any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), taken as a whole (any such action described in this proviso, a “Burdensome Condition”). The Company shall not (and shall not cause any Subsidiary to), without Parent’s prior written consent, take or commit to take any action (including any Antitrust Action) that (x) limits Parent’s freedom of action with respect to its business or Parent’s ability to obtain or enjoy the rights or benefits of the Surviving Corporation’s or the Subsidiaries’ business or (y) would constitute or reasonably be expected to result in any Burdensome Condition. In furtherance of this Section 9.01, at Parent’s request, the Company shall use reasonable best efforts to obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Third Party (including under any Material Contracts) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the Company shall not, without Parent’s prior consent subject to applicable laws, agree to make any payments or accept any material condition or obligation to any contract to which the Company is a party. Notwithstanding anything in this Agreement to the contrary, the Equity Investors and their respective Affiliates (including Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of any such investment fund or investment vehicle), other than Parent and its Subsidiaries, shall have no obligation, and Parent shall have no obligation to cause the Equity Investors or any such Affiliates to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other Antitrust Action. Parent and its Subsidiaries shall not be required to (and without Parent’s consent, the Company and its Subsidiaries shall not) take any action (including any Antitrust Action) in order to obtain any approval or clearance from any Governmental Authority which is not conditioned upon the consummation of the Closing.

(b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act), and subject to Applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (i) respond as promptly as reasonably practicable to any inquiries received from the FTC, the Antitrust Division, or any other Governmental Authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall use reasonable best efforts to ensure that Parent and its Subsidiaries not take any action if such action would be reasonably expected to result in any material impediment or material delay in obtaining applicable clearances required under the HSR Act. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action), provided that any such action shall be conditioned upon the Merger and the other transactions contemplated hereby. Each party shall (1) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing; (2) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (3) furnish, subject to Applicable Law, the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement.

(c)   Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 9.01, it is agreed that Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Merger and the other transactions contemplated by this Agreement, in each case subject to good faith consultations with the Company reasonably in advance and in consideration of the Company’s views and subject to the provisions of Section 9.01(b). The Company shall not, and shall not permit any of its Representatives to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.

Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Materials Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.03. Proxy Statement; Stockholders Meeting.

(a)   As promptly as reasonably practicable following the date hereof, the Company shall, with the assistance of Parent, prepare, and the Company shall, no later than 15 Business Days after the date of this Agreement, file with the SEC, a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”). Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and Parent shall have the right to review and to propose comments to the Proxy Statement (and the Company shall in good faith consider such comments reasonably proposed by Parent for inclusion therein). Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC (but not later than five Business Days after such clearance).

(b)   Each of Parent and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Parent.

(c)   If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

(d)   The Company shall, in accordance with its certificate of incorporation and bylaws and Applicable Law, promptly following the date of this Agreement, for the purposes of obtaining the Stockholder Approval, duly set a record date and duly call, give notice of, convene and hold as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the Board in consultation with Parent regarding such dates), a meeting of the stockholders of the Company (the “Stockholder Meeting”) for the purpose of seeking the Stockholder Approval. The Company may postpone, recess or adjourn the Stockholder Meeting (i) for one time only not to exceed ten (10) calendar days (unless Parent otherwise agrees in writing), if the Company reasonably believes that it will be unable to obtain a quorum of its stockholders at the Stockholder Meeting or it will not receive proxies sufficient to obtain the Stockholder Approval or (ii) to allow up to ten (10) calendar days of additional time (commencing, if there has occurred any Adverse Recommendation Change, on the date of such Adverse Recommendation Change has been made (for the avoidance of doubt, after the expiration of any time periods contemplated in the definition thereof)) for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary under Applicable Law.

(e)   Subject to the ability of the Board to make an Adverse Recommendation Change in accordance with Section 7.03, the Company shall use its reasonable best efforts to solicit the Stockholder Approval, and the Board shall make the Company Recommendation with respect to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and shall include both the Company Recommendation as well as a description of the other Board Actions in the Proxy Statement.

Section 9.04. Public Announcements. Except in connection with actions taken pursuant to Section 7.03, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation provided, however that Parent shall be permitted to make public announcements opposing any Acquisition Proposal or Adverse Recommendation Change that has been publicly disclosed.

Section 9.05. Further Assurance. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.06. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)   any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)   any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 9.08. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Securities from the NYSE and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

Section 9.09. Litigation and Proceedings. Except as provided in Section 3.04 and Section 9.01, the Company shall control the defense or settlement of any litigation or other legal proceedings against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that the Company shall give Parent reasonable opportunity to participate, at Parent’s expense, in such litigation or other legal proceedings; and provided, further, that the Company agrees that it shall not settle any such litigation or other legal proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that Parent shall not be obligated to consent to any settlement that does not include a full release of Parent and its Affiliates or that imposes an equitable remedy upon Parent or its Affiliates including, after the Effective Time, the Company. For the avoidance of doubt, any matters related to Dissenting Shares shall be governed exclusively by Section 3.04 and not this Section 9.09, and any matters related to antitrust or competition clearances or approvals, or any litigation or proceeding pursuant to any antitrust or competition law, shall be governed exclusively by Section 9.01 and not this Section 9.09.

Section 9.10. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 9.11. Union Notice Requirements. Prior to the Effective Time, the Company and its Subsidiaries shall timely provide such notice as is required under the collective bargaining agreements with the ChemRx PS Employees Union in connection with the transactions contemplated by this Agreement. Parent shall have the right to review and to propose comments to such notice (and the Company shall in good faith consider such comments reasonably proposed by Parent for inclusion therein).

Section 9.12. Credit Agreement Pay-Off. On or prior to the Closing, the Company shall use reasonable best efforts to cause the agent under the credit agreement by and among the Company, the lenders named therein, Bank of America, N.A., as administrative agent, JP Morgan Chase Bank N.A., as syndication agent, and U.S. Bank, National Association, Citibank, N.A., MUFG Union Bank, N.A., BBVA Compass Bank and SunTrust Bank as co-documentation agents (the “Credit Agreement”) to deliver to Parent a copy of an executed payoff letter (the “Payoff Letter”) with respect to the Credit Agreement, in customary form, which Payoff Letter shall acknowledge (1) the aggregate principal amount and all accrued but unpaid interest constituting the payoff amount (the “Payoff Amount”), (2) that upon receipt of the relevant Payoff Amount, the Credit Agreement and related instruments evidencing the Credit Agreement shall be terminated or satisfied and discharged, (3) that guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such borrowings or obligations under the Credit Agreement shall be, upon the payment of the Payoff Amount on the Closing Date, released and terminated, and (4) that the Liens under the Credit Agreement are authorized to be released and terminated upon the making of appropriate filings (subject in each case to delivery of the Payoff Amount). The Company shall use reasonable best efforts to facilitate the release, in connection with such repayment, of any Liens securing the Payoff Amount.

ARTICLE 10
CONDITIONS TO THE MERGER

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions

(a)   The Stockholder Approval shall have been obtained;

(b)   (i) any waiting period under the HSR Act applicable to the Merger shall have expired or been terminated, and (ii) all waiting periods (and any extensions thereof) set forth in Section 10.01(b)(ii) of the Company Disclosure Schedules that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals set forth in Section 10.01(b)(ii) of the Company Disclosure Schedules required to be obtained prior to the Closing shall have been obtained; and

(c)   there shall not be in effect any injunction or other order issued by any Governmental Authority having competent jurisdiction prohibiting the Merger, and there shall not be any other Applicable Law enacted prohibiting the Merger.

Section 10.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following conditions:

(a)   (i) the representations and warranties of the Company contained in Sections 5.01 (other than the last sentence), 5.10(a)(ii) and 5.21 shall be true and correct at and as of the date hereof and the Closing Date, as if made at and as of the Closing Date, (ii) the representations and warranties of the Company contained in Sections 5.01 (last sentence only), 5.02, 5.05(a) and 5.05(c) shall be true and correct, other than inaccuracies that are de minimis, at and as of the date hereof and the Closing Date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), (ii) the representations and warranties of the Company contained in Section 5.05(b), 5.05(d), 5.05(e), 5.06(b) (other than the last sentence) and 5.06(c) shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as if made at and as of the Closing Date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), and (iii) the other representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), in the case of this clause (iii) except for such failures to be true as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of the condition in this clause (iii), without regard to any qualifications or exceptions contained in such representations and warranties as to “materiality” or “Company Material Adverse Effect”);

(b)   the Company shall have performed in all material respects all of its obligations under this Agreement;

(c)   since the date of this Agreement, there has been no Change (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(d)   the Company shall deliver to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date certifying that the conditions set forth in Section 10.02(a) and (b) have been satisfied; and

(e)   holders of not more than 10% of the outstanding Shares shall have properly exercised, and not withdrawn, their dissenters’ rights under Section 262 of Delaware Law.

Section 10.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following conditions:

(a)   (i) the representations and warranties of Parent and Merger Sub contained in Sections 6.01, 6.02, and 6.06 shall be true and correct, other than inaccuracies that are de minimis, at and as of the date hereof and the Closing Date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time) and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date hereof and as of the Closing Date, as if made at and as of the Closing Date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), in the case of this clause (ii), except for such failures to be true as have not had and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect (for purposes of determining the satisfaction of the condition in this clause (a), without regard to any qualifications or exceptions contained in such representations and warranties as to “materiality”);

(b)   Parent and Merger Sub shall have performed in all material respects all of their respective obligations under this Agreement; and

(c)   Parent shall deliver to the Company a certificate signed by an authorized officer of Parent dated as of the Closing Date certifying that the conditions set forth in Section 10.03(a) and (b) have been satisfied.

ARTICLE 11
TERMINATION

Section 11.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)   by mutual written agreement of the Company and Parent;

(b)   by either the Company or Parent, if:

(i)   the Effective Time shall not have occurred on or before May 1, 2018 (the “End Date”); provided however that if on the initial End Date the condition set forth in Section 10.01(b) is not satisfied but all the other conditions to Closing set forth in Article 10 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied), then Parent or the Company may, by providing written notice to the other prior to 5:00 p.m., New York time, on such initial End Date, extend the End Date to August 1, 2018, in which case the End Date shall be deemed for all purposes to be such later date; provided further that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the proximate cause of the failure of the Merger to be consummated by such time; or

(ii)   there shall be any permanent injunction or other order issued by a Governmental Authority of competent jurisdiction restraining, making illegal or otherwise prohibiting the Merger and such injunction or order shall have become final and non-appealable; provided the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party that has not complied with its obligations under Section 9.01 in respect of such injunction or order; or

(iii)   the Stockholder Approval shall not have been obtained at the Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon;

(c)   by Parent:

(i)   if (A) the Company is in material breach of any of its obligations under Section 7.03(a), (B) an Adverse Recommendation Change shall have occurred, (C) the Board fails to include in the Proxy Statement when mailed, the Company Recommendation or (D) the Board fails to publicly reaffirm the Company Recommendation within three Business Days after receipt of a reasonable written request to do so from Parent; or

(ii)   if the Company breaches any representation or warranty or fails to perform any covenant or agreement set forth in this Agreement that would cause the conditions set forth in Section 10.01 or 10.02 to be incapable of being satisfied or cured by the End Date or, if curable, is not cured by the Company by the earlier of (A) 30 days after receipt by the Company of written notice of such breach or failure and (B) the End Date; provided that, at the time at which Parent or Merger Sub would otherwise exercise such termination right, Parent and Merger Sub shall not be in material breach of their obligations under this Agreement such as to cause any of the conditions set forth in Section 10.01 or 10.03 to be incapable of being satisfied by the End Date;

(d)   by the Company:

(i)   prior to the receipt of the Stockholder Approval and subject to compliance with Section 7.03, in order to enter into Acquisition Proposal Documentation concerning a Superior Proposal pursuant to the terms of Section 7.03(c)(iii); provided that concurrently with such termination, the Company enters into such Acquisition Proposal Documentation and pays to Parent in immediately available funds the Company Termination Fee payable pursuant to Section 12.04;

(ii)   if Parent or Merger Sub breaches any representation or warranty or fails to perform any covenant or agreement set forth in this Agreement that would cause the conditions set forth in Section 10.01 or 10.03 to be incapable of being satisfied or cured by the End Date or, if curable, is not cured by Parent or Merger Sub by the earlier of (A) 30 days after receipt by Parent or Merger Sub of written notice of such breach or failure and (B) the End Date; provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement such as to cause any of the conditions set forth in Section 10.01 or 10.02 to be incapable of being satisfied by the End Date;

(iii)   if the Equity Investors fail to perform any covenant or agreement set forth in the Support Agreement that would cause the conditions set forth in Section 10.01 to be incapable of being satisfied or cured by the End Date or, if curable, is not cured by the Equity Investors by the earlier of (A) 30 days after receipt by the Equity Investors of written notice of such breach or failure and (B) the End Date; provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement such as to cause any of the conditions set forth in Section 10.01 or 10.02 to be incapable of being satisfied by the End Date; or

(iv)   if (A) all conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing; provided that such conditions are then capable of being satisfied), (B) Parent shall have failed to consummate the Merger

(including as a result of a Debt Financing Failure) within three Business Days of the date the Closing should have occurred pursuant to Section 3.01(b) and (C) the Company shall have notified Parent in writing that all of the conditions set forth in Article 10 have been satisfied or, with respect to the Company’s conditions, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands and will stand ready, willing and able to consummate the Merger at such time.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other parties.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from Willful Breach by any party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties hereto as a result of such Willful Breach, subject to the limitations set forth in Section 12.04. The provisions of this Section 11.02, the Confidentiality Agreements and Sections 12.01, 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail” ) transmission, so long as a receipt of such facsimile transmission or e-mail is received) and shall be given, if to Parent or Merger Sub, to:

Phoenix Parent Holdings Inc.
Phoenix Merger Sub Inc.
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, California 94025
Attention:	James Momtazee
Facsimile:	(650) 233-6553
Email:	jim.momtazee@kkr.com

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Gary I. Horowitz
Mark D. Pflug
Facsimile:	(212) 455-2502
Email:	ghorowitz@stblaw.com / mpflug@stblaw.com
Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Michael J. Aiello
Facsimile No.:	(212) 310-8007
E-mail:	michael.aiello@weil.com

if to the Company, to:

PharMerica Corporation
1901 Campus Place
Louisville, Kentucky 40299
Attention:	Thomas Caneris
Facsimile No.:	(502) 627-7329
E-mail:	tcaneris@pharmerica.com

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Louis Goldberg
Facsimile No.:	(212) 701-5539
E-mail:	louis.goldberg@davispolk.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02. No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03. Amendments and Waivers. (a) Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)   Termination Fees.

(i)   If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) or by the Company pursuant to Section 11.01(d)(i), then the Company shall pay to Parent (or its designee) by wire transfer of immediately available funds the Company Termination Fee, in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, concurrently with, and as a condition to, such termination. For purposes hereof, “Company Termination Fee” means $33 Million.

(ii)   If (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i) or Section 11.01(b)(iii) or by Parent pursuant to Section 11.01(c)(ii), (B) after the date of this Agreement and prior to such termination, any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal shall have become publicly known, and (C) within twelve months after the date of such termination, the Company enters into any Acquisition Proposal Documentation with respect to any Acquisition Proposal (regardless of whether such Acquisition Proposal is the same one referred to in clause (B) above) (provided that for purposes of this clause (ii)(C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent (or its designee) by wire transfer of immediately available funds, concurrently with the execution of such Acquisition Proposal Documentation, the Company Termination Fee.

(iii)   If this Agreement is terminated:

(A)   by the Company pursuant to Section 11.01(d)(ii) or Section 11.01(d)(iii) if in either case, at the time of such termination, the Company is not in material breach of its obligations under this Agreement; or

(B)   by the Company pursuant to Section 11.01(d)(iv) if, at the time of such termination, the Company is not in material breach of its obligations under this Agreement; or

(C)   by the Company or Parent pursuant to Section 11.01(b)(i) if, at the time of such termination, (x) Section 10.01(b) or Section 10.01(c) has not been satisfied, in the case of Section 10.01(c), as a result of any injunction or other order by a Governmental Authority having competent jurisdiction in connection with the HSR Act or any other applicable competition or antitrust law, and including, without limitation, and in the case of Sections 10.01(b) and 10.01(c), as a result of Parent not agreeing to take an Antitrust Action that would constitute a Burdensome Condition, (y) as of the End Date, all of the other conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination) (provided that, solely for purposes of determining whether the conditions set forth in Section 10.02 have been satisfied, neither the failure of the condition set forth in Section 10.01(b) to be satisfied nor an injunction or other order by a Governmental Authority having competent jurisdiction in connection with the HSR Act or any other applicable competition or antitrust law having occurred and that caused the failure of the condition set forth in Section 10.01(c) to be satisfied, in each case in and of itself, shall constitute a “Company Material Adverse Effect”), and (z) the Company is not in material breach of its obligations under this Agreement;

then Parent shall pay or cause to be paid to the Company in immediately available funds the Parent Termination Fee, within two Business Days after such termination; provided that, solely with respect to a termination of this Agreement in the circumstances described in clause (A) or (C) above, if at the time of such termination, (i) Parent or Merger Sub is in Willful Breach of Section 9.01 (to the extent related to or in connection with obligations thereunder to obtain antitrust or competition approvals or clearances from any Governmental Authority) and/or any Equity Investor is in Willful Breach of the Support Agreement, (ii) the Company shall have provided written notice to Parent and/or such Equity Investor, as applicable, regarding such Willful Breach and (iii) following the delivery of such notice, such Willful Breach (if curable) was not cured by Parent, Merger Sub and/or such Equity Investor(s), as applicable, within 30 days of receipt of such notice (or, if earlier, by the End Date) and this Agreement is then terminated in the circumstances described in clause (A) or (C) above, then Parent shall pay or cause to be paid to the Company in immediately available funds the Willful Breach Antitrust Termination Fee, within two Business Days after such termination. For purposes hereof, (A) “Parent Termination Fee” means $56.6 Million and (B) “Willful Breach Antitrust Termination Fee” means $113.3 Million. For the avoidance of doubt, and not withstanding anything to the contrary, the Willful Breach Antitrust Termination Fee may only be available to the Company, subject to the above terms and conditions, in connection with a Willful Breach by Parent or Merger Sub of Section 9.01 (to the extent related to or in connection with obligations thereunder to obtain antitrust or competition approvals or clearances from any Governmental Authority) or by either (or both) of the Equity Investors of the Support Agreement, and in no other instance.

(c)   Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section and such Company Termination Fee is paid in full, Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(d)   The parties agree that the Company Termination Fee, the Parent Termination Fee and the Willful Breach Antitrust Termination Fee are liquidated damages and not penalties, and the payment of the Company Termination Fee, the Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, in the circumstances specified herein is supported by due and sufficient consideration. Accordingly, if the Company or Parent, as the case may be, fails to timely pay the Company Termination Fee, Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, due pursuant to this Section 12.04 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit against the other party that results in a judgment for the payment of the Company Termination Fee, the Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, the party paying such fee shall also pay to the other party interest on such fee at the annual rate equal to the prime rate, as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (“Interest Expense”). The parties agree and understand that in no event shall Parent be required to pay both the Parent Termination Fee and the Willful Breach Antitrust Termination, it being understood and agreed that only one payment of either the Parent Termination Fee or the Willful Breach Antitrust Termination Fee shall ever be payable hereunder.

(e)   Notwithstanding anything to the contrary in this Agreement, if the Company terminates this Agreement, the Company’s right to receive the payment of either the Parent Termination Fee pursuant to Section 12.04(b)(iii), if any, or the payment of the Willful Breach Antitrust Termination Fee pursuant to Section 12.04(b)(iii), if any, shall be the sole and exclusive remedy (whether such remedy is sought in equity or at law, in contract, in tort or otherwise) of the Company, the stockholders of the Company and their respective Affiliates against Parent, the Equity Investors, the Financing Sources, and any of their respective former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, representatives (including attorneys), members, managers, general or limited partners, stockholders, or assignees (each, a “Non-Recourse Party”), and any of their respective Non-Recourse Parties (collectively, the “Parent Related Parties”) for any loss, damage or other liability of any kind suffered as a result of any breach (including any Willful Breach) of any representation, warranty, covenant or agreement of this Agreement, the Support Agreement, the Commitment Letters or the Limited Guarantees or the failure of any of the transactions contemplated by this Agreement, the Support Agreement, the Commitment Letters or the Limited Guarantees to be consummated, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 12.04(b)(iii) or the payment of the Willful Breach Antitrust Termination Fee pursuant to Section 12.04(b)(iii). If the Company terminates this Agreement in a circumstance in which Parent is obligated to pay to the Company either the Parent Termination Fee pursuant to Section 12.04(b)(iii) or the Willful Breach Antitrust Termination Fee pursuant to Section 12.04(b)(iii), as applicable, upon payment of either the Parent Termination Fee (and any Interest Expense) or the payment of the Willful Breach Antitrust Termination Fee (and any Interest Expense), as applicable, none of the Parent Related Parties and Lender Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Support Agreement, the Commitment Letters, the Limited Guarantees or the transactions contemplated by this Agreement, the Support Agreement, the Commitment Letters or the Limited Guarantees (or the failure of any such transactions to be consummated) or as a result of any loss, damage or other liability of any kind suffered as a result of any breach (including any Willful Breach) of any representation, warranty, covenant or agreement of this Agreement, the Support Agreement, the Commitment Letters or the Limited Guarantees, and none of the Company or any of its Subsidiaries, or any of their respective stockholders or Representatives may seek to recover any other monetary damages from or seek any other remedy against any Parent Related Party or any Lender Related Party based on a claim in law or equity with respect to, any matter relating to or arising out of this Agreement, the Support Agreement, the Commitment Letters, the Limited Guarantees or the transactions contemplated by this Agreement, the Support Agreement, the Commitment Letters or the Limited Guarantees (or the failure of any such transactions to be consummated), including, without limitation, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement or (iii) any liabilities or obligations arising under this Agreement, the Support Agreement, the Commitment Letters or the Limited Guarantees or any loss, damage or other liability of any kind suffered as a result of any breach (including any Willful Breach) of any representation, warranty, covenant or agreement of this Agreement, the Support Agreement, the Commitment Letters or the Limited Guarantees, provided, however that nothing herein shall limit the rights and remedies of the Company and its Affiliates under the Confidentiality Agreements.

(f)   Notwithstanding anything herein to the contrary, in any circumstance in which the Company is not permitted to terminate this Agreement and receive either the Parent Termination Fee pursuant to Section 12.04(b)(iii) or the Willful Breach Antitrust Termination Fee pursuant to Section 12.04(b)(iii), as applicable, in no event shall the Company or the stockholders of the Company and their respective Affiliates be entitled to monetary damages (whether such damages are sought in equity or at law, in contract, in tort or otherwise), individually or in the aggregate, in excess of an amount equal to the amount of the Parent Termination Fee, as applicable, for any loss, damage or other liability of any kind suffered as a result of any breach (including any Willful Breach) under this Agreement, the Support Agreement, the Commitment Letters, the Limited Guarantees, or otherwise arising out of or in connection with the transactions contemplated by this Agreement, the Support Agreement, the Commitment Letters or the Limited Guarantees (or the failure of any such transactions to be consummated). In no event shall the Company or the stockholders of the Company or their respective Affiliates seek to recover monetary damages from any Parent Related Party (other than Parent under the terms of this Agreement and the parties to the Confidentiality Agreements under the terms thereof) or from any Lender Related Party. The Parent Related Parties and the Lender Related Parties are intended third party beneficiaries of this Section.

Section 12.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the relevant party that are contained in this Agreement, (other than Section 5.10(a)), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 12.06. Binding Effect; Benefit; Assignment. (a) Subject to Section 12.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, and other than the right of any holders of Shares, Company Options and Vested Company Stock Units to receive the Merger Consideration in respect of their Shares, Company Options and Vested Company Stock Units, as contemplated by Article 3.

(b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, that, prior to the time that the Proxy Statement is mailed to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further that any such assignment or designation shall not and would not be reasonably expected to impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise materially impair or impede the rights of the Company’s stockholders under this Agreement. Any purported assignment, delegation or other transfer in violation of this Section 12.06(b) shall be void.

Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.08. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

(b)   Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably agrees (on behalf of itself and its Affiliates): (i) that any claim, action or proceeding, whether at law or in equity, in contract, in tort or otherwise, involving any of the Lender Related Parties arising out of, or relating to, this Agreement, the transactions contemplated hereby or the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such court with respect to any such claim, action or proceeding; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such action, claim or proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such action, claim or proceeding brought in any such court; (iv) to waive and hereby does waive, to the fullest extent permitted by Applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, claim or proceeding in any such court; (v) that any such action, claim or proceeding will be governed and construed in accordance with the laws of the State of New York; and (vi) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 12.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT FINANCING).

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11. Entire Agreement. This Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided that, the parties intend that the remedies and limitations thereon contained in Section 12.04 (Expenses) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Commitment Letters or the Limited

Guarantee. Upon such a determination of severability pursuant to the foregoing sentence, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13. Specific Performance. (a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, subject, in the case of specific enforcement of Parent’s and Merger Sub’s obligations to consummate the Merger (and/or draw down the proceeds of the Equity Financing) only, to Section 12.13(b), the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement or the Commitment Letters, the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or the Commitment Letters by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement or the Commitment Letters to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement or the Commitment Letters, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required, and this right shall include the right of the Company to cause Parent or Merger Sub to fully enforce the terms of the Commitment Letters, including by requiring Parent and Merger Sub to file one or more lawsuits against the Financing Sources to fully enforce the Financing Sources’ obligations under the Commitment Letters. The pursuit of specific enforcement or other equitable remedies by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.

(b)   Notwithstanding anything herein to the contrary, (1) in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger if a Debt Financing Failure has occurred and (2) the Company shall be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger (and/or draw down the proceeds of the Equity Financing) if and only if (i) all conditions in Section 10.01 and Section 10.02 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing) at the time the Closing is required to occur pursuant to Section 3.01(b), (ii) the Debt Financing provided for by the Debt Commitment Letters is available for immediate drawdown in accordance with its terms if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted, then the Company will take such actions to ensure that Closing will occur. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee.

Section 12.14. No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the Indemnified Persons (solely with respect to Section 8.03), (B) the Lender Related Parties (solely with respect to Section 12.04(e) and (f) (Expenses), Section 12.08 (Jurisdiction), Section 12.09 (Waiver of Jury Trial), Section 12.12 (Severability), this Section 12.14 (No Third-Party Beneficiaries) and Section 12.15 (No Recourse) and (C) the Parent Related Parties (solely with respect to Section 12.04(e) and (f) (Expenses), Section 12.07 (Governing Law), Section 12.08 (Jurisdiction), Section 12.09 (Waiver of Jury Trial), Section 12.12 (Severability), this Section 12.14 (No Third-Party Beneficiaries) and Section 12.15 (No Recourse)) are third-party beneficiaries of this relevant provisions of this Agreement.

Section 12.15. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than the Equity Investors to the extent set forth in their respective Limited Guarantee) or Lender Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than any payment from each Equity Investor to the extent set forth in their respective Limited Guarantee) or Lender Related Party.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

PHARMERICA CORPORATION

By:	/s/ Gregory S. Weishar
	Name:	Gregory S. Weishar
	Title:	Chief Executive Officer
PHOENIX PARENT HOLDINGS INC.

By:	/s/ Max C. Lin
	Name:	Max C. Lin
	Title:	Vice President and Secretary
PHOENIX MERGER SUB INC.

By:	/s/ Max C. Lin
	Name:	Max C. Lin
	Title:	Vice President and Secretary

Exhibit A

Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHARMERICA CORPORATION

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is PharMerica Corporation.

SECOND: The registered office of the Corporation in the State of Delaware is located at 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, DE 19807, and the name of the registered agent of the Corporation whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation. Election of directors need not be by written ballot.

SIXTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Any amendment, repeal or modification of this ARTICLE SIXTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

SEVENTH: (a) The Corporation shall, to the fullest extent permitted by law as it presently exists and may hereafter be amended, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that he or she (or a person for whom he or she is the legal representative) is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such a Proceeding by reason of the fact that he or she is or was an employee or agent of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of a Proceeding by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such Proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to paragraph (e) of this ARTICLE SEVENTH, the Corporation shall not be obligated to indemnify a director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such director or officer, unless such Proceeding (or part thereof) has been authorized in the specific case by the board of directors. The termination of any Proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in paragraph (a) of this ARTICLE SEVENTH or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(c) Any indemnification of a present or former director or officer of the Corporation under paragraph (a) of this ARTICLE SEVENTH (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the present or former director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in paragraph (a) of this ARTICLE SEVENTH. Any indemnification of a present or former employee or agent of the Corporation under paragraph (a) of this ARTICLE SEVENTH (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the present or former employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraph (a) of this ARTICLE SEVENTH. Any such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(d) To the fullest extent not prohibited by law, expenses (including attorneys’ fees) incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that such advancement of expenses shall, to the extent required by law, be made only upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this ARTICLE SEVENTH.

(e) Any indemnification of a director or officer of the Corporation under paragraphs (a) and (b) of this ARTICLE SEVENTH, or advance of costs, charges and expenses to a director or officer under paragraph (d) of this ARTICLE SEVENTH, shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE SEVENTH is required, and the Corporation fails to respond within thirty (30) days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this ARTICLE SEVENTH shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation. It shall be a defense to any such Proceeding (other than an action brought to enforce a claim for the advance of costs, charges and expenses under paragraph (d) of this ARTICLE SEVENTH where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in paragraph (a) of this ARTICLE SEVENTH, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or

A-A-2

she has met the applicable standard of conduct set forth in paragraph (a) of this ARTICLE SEVENTH, nor the fact that there has been an actual determination by the Corporation (including its board of directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(f) The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director, officer, employee or agent. The indemnification provided by this ARTICLE SEVENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this ARTICLE SEVENTH.

(h) If this ARTICLE SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to a Proceeding, whether civil, criminal, administrative or investigative, including a Proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this ARTICLE SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

A-A-3

UBS Securities LLC 1285 Avenue of the Americas, 10th Floor New York, NY 10019 www.ubs.com www.ubs.com

Annex B

August 1, 2017

The Board of Directors
PharMerica Corporation
1901 Campus Place
Louisville, Kentucky 40299

Dear Members of the Board:

We understand that PharMerica Corporation, a Delaware corporation (the “Company”), is considering a transaction whereby Phoenix Parent Holdings, Inc., a Delaware corporation (“Buyer”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, dated as of August 1, 2017 (the “Agreement”), among Parent, the Company and Phoenix Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), Parent will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Agreement all of the issued and outstanding shares of the common stock, par value of $0.01 per share, of the Company (“Company Common Stock”), will be converted into the right to receive, for each outstanding share of Company Common Stock, $29.25 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Sub and their affiliates) of the Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. In the past two years, UBS and its affiliates have provided investment banking services to a Walgreens Boots Alliance, Inc. (“Walgreens”), unrelated to the proposed Merger, for which UBS and its affiliates received compensation, including (i) providing financial advisory services to Walgreens in connection with its proposed acquisition of Rite Aid, (ii) acting as administrative agent, joint lead arranger and joint lead bookrunner in connection with Walgreens’ $12,800,000,000 bridge facility commitment for its proposed acquisition of Rite Aid, and (iii) acting as joint bookrunner in connection with Walgreens’ issuance of notes in the aggregate principal amount of $6,000,000,000. In addition, in the past, UBS and its affiliates have provided lending, investment banking and underwriting services to Kohlberg Kravis Roberts & Co. LP (“KKR”) and its affiliates, unrelated to the proposed Merger, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company, Walgreens, KKR and their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

UBS Investment Bank is a business division of UBS AG.
UBS Securities LLC is a subsidiary of UBS AG.

The Board of Directors
PharMerica Corporation
August 1, 2017

Our opinion does not address the relative merits of the Merger or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Merger or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration. We express no opinion as to the price at which Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreement will comply with all material terms of the Agreement, and (ii) the Merger will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company, Parent or the Merger.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of Company Common Stock; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, we have assumed with your approval that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Parent, Sub and their affiliates) in the Merger is fair, from a financial point of view, to such holders.

The Board of Directors
PharMerica Corporation
August 1, 2017

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Merger.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

Annex C

August 1, 2017

The Board of Directors
PharMerica Corporation
1901 Campus Place
Louisville, KY 40299

Members of the Board of Directors:

We understand that PharMerica Corporation (“PharMerica”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among PharMerica, Phoenix Parent Holdings Inc., a Delaware corporation (“PPH”), and Phoenix Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of PPH (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into PharMerica (the “Merger”), with PharMerica surviving the Merger as a wholly owned subsidiary of PPH, and each outstanding share of the common stock, par value $0.01 per share, of PharMerica (“PharMerica Common Stock”) will be converted into the right to receive $29.25 in cash, without interest (the “Consideration”). Concurrently with the execution of the Agreement, we understand that each of Walgreens Boots Alliance, Inc. (“Walgreens”) and KKR Americas Fund XII L.P. (each, an “Equity Investor”) proposes to enter into a limited guarantee in favor of PharMerica pursuant to which each Equity Investor will guarantee certain obligations of PPH and Merger Sub under the Agreement on the terms and conditions set forth in each respective limited guarantee. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of PharMerica Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to PharMerica;
(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of PharMerica furnished to or discussed with us by the management of PharMerica, including certain financial forecasts relating to PharMerica prepared by the management of PharMerica (such forecasts, “PharMerica Forecasts”);
(3)	reviewed and discussed with the management of PharMerica its estimates of the amount and utilization of certain net operating losses (collectively, the “NOLs”);
(4)	discussed the past and current business, operations, financial condition and prospects of PharMerica with members of senior management of PharMerica;
(5)	reviewed the trading history for PharMerica Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;
(6)	compared certain financial and stock market information of PharMerica with similar information of other companies we deemed relevant;
(7)	considered the results of our efforts on behalf of PharMerica to solicit, at the direction of PharMerica, indications of interest from certain third parties with respect to a possible acquisition of PharMerica;
(8)	reviewed a draft, dated July 28, 2017, of the Agreement (the “Draft Agreement”), and drafts, dated July 31, 2017, of the limited guarantees to be executed by each Equity Investor in favor of PharMerica (each limited guarantee, together with the Agreement, the “Transaction Agreements” and, such drafts, the “Draft Transaction Agreements”); and
(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

The Board of Directors
PharMerica Corporation

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of PharMerica that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the PharMerica Forecasts and the NOLs, we have been advised by PharMerica, and we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of PharMerica as to the future financial performance of PharMerica and the other matters covered thereby. We have relied, at the direction of PharMerica, on the assessments of the management of PharMerica as to the ability to utilize the NOLs and have been advised by PharMerica, and have assumed, at the direction of PharMerica, that such NOLs will be utilized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PharMerica, nor have we made any physical inspection of the properties or assets of PharMerica. We have not evaluated the solvency or fair value of PharMerica, PPH or Merger Sub under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of PharMerica, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on PharMerica or the contemplated benefits of the Merger. We also have assumed, at the direction of PharMerica, that the final executed Transaction Agreements will not differ in any material respect from the Draft Transaction Agreements reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of PharMerica Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to PharMerica or in which PharMerica might engage or as to the underlying business decision of PharMerica to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of PharMerica, upon the assessments of representatives of PharMerica regarding, legal, regulatory, accounting, tax and similar matters relating to PharMerica or the Merger, as to which matters we understand that PharMerica obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to PharMerica in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, PharMerica has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Board of Directors
PharMerica Corporation

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of (i) PharMerica and certain of its affiliates and (ii) PPH and certain of its affiliates, including Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and certain of its affiliates and portfolio companies and Walgreens and certain of its affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to PharMerica and certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner, collateral agent and arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of PharMerica and/or certain of its affiliates and (ii) having provided or providing certain treasury management products and services to PharMerica and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to PPH and certain of its affiliates, including KKR and certain of its affiliates and portfolio companies and Walgreens and certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to KKR, certain of its affiliates and portfolio companies, Walgreens and an affiliate thereof in connection with certain mergers and acquisitions and divestiture transactions, (ii) having acted or acting as a bookrunning-manager, underwriter, stabilizing manager, global coordinator and/or initial purchaser for various debt and equity offerings of KKR, certain of its affiliates and portfolio companies and Walgreens, (iii) having acted or acting as a dealer for a commercial paper program of Walgreens and an affiliate thereof, (iv) having acted or acting as a dealer manager for certain debt exchange and tender offers of an affiliate and portfolio company of KKR and an affiliate of Walgreens, (v) having acted or acting as an administrative agent, bookrunner, collateral agent and/or arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of PPH and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and Walgreens and/or certain of its affiliates (including acquisition financing), (vi) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to PPH and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and Walgreens and/or certain of its affiliates, (vii) having acted or acting as a corporate broker to an affiliate and portfolio company of KKR and an affiliate of Walgreens, (viii) having provided or providing certain managed investments services and products to PPH and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and Walgreens and/or certain of its affiliates and (ix) having provided or providing certain treasury management products and services to PPH and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and Walgreens and/or certain of its affiliates. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, significant commercial (including vendor and/or customer) relationships with PPH and/or certain of its affiliates, including KKR and/or certain of its affiliates and portfolio companies and Walgreens and/or certain of its affiliates.

The Board of Directors
PharMerica Corporation

It is understood that this letter is for the benefit and use of the Board of Directors of PharMerica (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of PharMerica Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

Annex D

Execution Version

August 1, 2017

PharMerica Corporation
1901 Campus Place
Louisville, KY 40299

Re: Antitrust Support Side Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, between PharMerica Corporation (the “Company”), Phoenix Parent Holdings Inc. (“Parent”) and Phoenix Merger Sub Inc. Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Merger Agreement.

The Company, KKR Americas Fund XII L.P. (“KKR Americas XII”) and Walgreens Boots Alliance, Inc. (“WBA”) hereby agree as follows:

1.	(a) Subject to Section 1(b), each of WBA and KKR Americas XII shall use reasonable best efforts to take all actions necessary to enable Parent to comply with its obligations under Section 9.01 of the Merger Agreement.

(b) Nothing in this letter or the Merger Agreement shall require WBA or any of its Affiliates or Kohlberg Kravis Roberts L.P. (“KKR”) or any of its Affiliates (on behalf of themselves or others), including KKR Americas XII and any other investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of any such investment fund or investment vehicle, other than Parent and its Subsidiaries, to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other Antitrust Action, and Parent shall have no obligation to cause WBA, KKR or such Affiliates to take any such actions.

2.	Each of WBA, WBA’s affiliates (excluding for this purpose Parent and Merger Sub, the obligations for which are set forth in the Merger Agreement) and KKR Americas XII shall use reasonable best efforts not to undertake, announce or enter into any agreement relating to any merger, acquisition, joint venture, commercial contract or similar transaction with any other person or entity that involves any (i) long term care pharmacy or (ii) business that provides home infusion therapy services to patients, if, in the case of (i) or (ii), any of the foregoing would be reasonably expected to result in any material impediment or material delay in obtaining applicable clearances required under any applicable antitrust laws (provided that nothing contained in this letter or the Merger Agreement shall in anyway restrict the activities of KKR or any of its Affiliates (excluding KKR Americas XII but including any other investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of KKR Americas XII or any such other investment fund or investment vehicle).
3.	In the event of any breach of this letter by WBA or KKR Americas XII (whether such breach is intentional, unintentional, a Willful Breach or otherwise), the sole and exclusive remedies of the Company and any of its Affiliates are to (a) seek to obtain an injunction or specific performance against WBA or KKR Americas XII or (b) terminate the Merger Agreement in accordance with Section 11.01(d)(iii) of the Merger Agreement and receive the Parent Termination Fee or Willful Breach Antitrust Termination Fee pursuant to, and subject to the limitations of Section 12.04 of the Merger Agreement. In no event shall the Company or the stockholders of the Company seek to recover monetary damages from WBA, KKR Americas XII or any other Parent Related Party, other than (i) payment of the Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, if due from Parent under the terms of the Merger Agreement, (ii) to the extent Parent does not pay the Parent Termination Fee or Willful Breach Antitrust Termination Fee, as applicable, payment from WBA of the pro rata portion of the Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, guaranteed by WBA subject to and in accordance with its Limited

Guarantee, and (iii) to the extent Parent does not pay the Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, payment from KKR Americas XII of the pro rata portion of the Parent Termination Fee or Willful Breach Antitrust Termination Fee, as applicable, guaranteed by KKR Americas XII subject to and in accordance with its Limited Guarantee. For the avoidance of doubt and in accordance with the terms of the Merger Agreement, the parties agree and understand that in no event shall Parent be required to pay both the Parent Termination Fee and the Willful Breach Antirust Termination Fee and consequently in no event shall WBA and KKR Americas XII be required to pay their applicable pro rata portions of both such fees, it being understood and agreed that only either the Parent Termination Fee or the Willful Breach Antitrust Termination Fee shall ever be payable.

4.	This letter may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this letter, or the negotiation, execution or performance of this letter may only be made against WBA and KKR Americas and no Parent Related Party (other than WBA and KKR Americas) shall have any liability under this letter or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.
5.	This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.
6.	The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
7.	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OR THE TRANSACTION CONTEMPLATED HEREBY.
8.	This letter may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery or facsimile), it being understood that the parties need not sign the same counterpart. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
9.	This letter agreement (and all obligations hereunder) shall terminate automatically and immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the termination of the Equity Commitment Letters and/or the Limited Guarantees in accordance with their terms and (c) the Closing.

[Signature page follows]

The undersigned hereby confirm their agreement to the foregoing.

Very truly yours,

KKR Americas Fund XII L.P.

By:	KKR Associates Americas XII L.P., its General Partner
By:	KKR Americas XII Limited, its General Partner
By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Authorized Signatory
Walgreens Boots Alliance, Inc.

By:	/s/ Mark E. Vainisi
	Name:	Mark E. Vainisi
	Title:	SVP, M&A
PharMerica Corporation

By:	/s/ Gregory S. Weishar
	Name:	Gregory S. Weishar
	Title:	Chief Executive Officer

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words

“merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PHARMERICA CORPORATION
1901 CAMPUS PLACE
LOUISVILLE, KY 40299

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKSBELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

For address change/comments, mark here. (see reverse for instructions) ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000345194_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

PHARMERICA CORPORATION
1901 Campus Place
Louisville, Kentucky 40299
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR USE AT THE SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS TO BE HELD ON NOVEMBER 9, 2017.

The undersigned stockholder acknowledges receipt of this Notice of Special Meeting of Stockholders and the Proxy Statement and hereby appoints Gregory S. Weishar and Thomas A. Caneris, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned's shares of common stock of PharMerica Corporation (the "Company") at the special meeting of stockholders to be held at the Louisville Marriott Downtown, 280 West Jefferson Street, Louisville, KY 40202, on November 9, 2017, at 9:00 a.m. local time, and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000345194_2 R1.0.1.17